Preliminary Copy

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14A-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

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Diebold Nixdorf, Incorporated
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement)

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Preliminary Copy

5995 Mayfair Road

P. O. Box 3077 • North Canton, Ohio 44720-8077

March 13, 2017

Dear Shareholder:

The 2017 Annual Meeting of Shareholders of Diebold Nixdorf, Incorporated will be held at the Courtyard Marriott, 4375 Metro Circle NW, North Canton, Ohio 44720, on Wednesday, April 26, 2017 at 11:30 a.m. EDT.

As described in the accompanying Notice and Proxy Statement, at the Annual Meeting, you will be asked to (1) elect thirteen directors, (2) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017, (3) approve, on an advisory basis, our named executive officer compensation, (4) approve the Diebold Nixdorf, Incorporated 2017 Equity and Performance Incentive Plan, (5) approve an amendment to our Amended Articles of Incorporation to implement a majority voting standard in uncontested director elections, (6) approve an amendment to our Amended Articles of Incorporation to eliminate cumulative voting in director elections, and (7) cast an advisory vote on the frequency of the shareholder advisory vote on named executive officer compensation.

We are pleased to continue to take advantage of the Securities and Exchange Commission rules allowing us to furnish proxy materials to shareholders on the Internet. We believe that these rules provide you with proxy materials more quickly and reduce the environmental impact of our Annual Meeting. Accordingly, we are mailing to shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review our 2017 Proxy Statement and Annual Report for the year ended December 31, 2016, and to vote online or by telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions for requesting these materials on the Notice of Internet Availability of Proxy Materials.

All holders of record of Diebold Nixdorf, Incorporated common shares at the close of business on February 27, 2017 are entitled to vote at the 2017 Annual Meeting. You may vote online at www.proxyvote.com. If you received a paper copy of the proxy card by mail, you may also vote by signing, dating and mailing the proxy card promptly in the return envelope or by calling a toll-free number.

If you are planning to attend the meeting, directions to the meeting location are included on the back page. If you are unable to attend the meeting, you may listen to a replay that will be available on our website at http://www.dieboldnixdorf.com. The replay may be accessed on our website soon after the meeting and shall remain available for up to three months.

We look forward to seeing those of you who will be attending the meeting.

Sincerely,

HENRY D. G. WALLACE	ANDREAS W. MATTES
Chairman of the Board	Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be held on April 26, 2017.

This Proxy Statement, along with our Annual Report for the year ended December 31, 2016, including exhibits, are available free of charge at www.proxyvote.com (you will need to reference the 16-digit control number found on your proxy card or Notice of Internet Availability of Proxy Materials in order to vote).

Preliminary Copy

5995 Mayfair Road

P. O. Box 3077 • North Canton, Ohio 44720-8077

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 26, 2017

11:30 a.m. EDT

Dear Shareholder:

The 2017 Annual Meeting of Shareholders of Diebold Nixdorf, Incorporated will be held at the Courtyard Marriott, 4375 Metro Circle NW, North Canton, Ohio 44720, on Wednesday, April 26, 2017 at 11:30 a.m. EDT, for the following purposes:

1.	To elect thirteen directors;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017;

3.	To approve, on an advisory basis, our named executive officer compensation;

4.	To approve the Diebold Nixdorf, Incorporated 2017 Equity and Performance Incentive Plan;

5.	To approve an amendment to our Amended Articles of Incorporation to implement a majority voting standard in uncontested director elections;

6.	To approve an amendment to our Amended Articles of Incorporation to eliminate cumulative voting in director elections; and

7.	To cast an advisory vote on the frequency of the shareholder advisory vote on named executive officer compensation.

Your attention is directed to the attached Proxy Statement, which fully describes these items.

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Holders of record of Diebold Nixdorf, Incorporated common shares at the close of business on February 27, 2017 will be entitled to vote at the 2017 Annual Meeting.

The enclosed proxy card is solicited, and the persons named therein have been designated, by Diebold Nixdorf’s Board of Directors.

By Order of the Board of Directors

Jonathan B. Leiken
Senior Vice President, Chief Legal Officer and Secretary

March 13, 2017

(approximate mailing date)

You are requested to cooperate in assuring a quorum by voting online at www.proxyvote.com or, if you received a paper copy of the proxy materials, by filling in, signing and dating the enclosed proxy and promptly mailing it in the return envelope.

DIEBOLD NIXDORF, INCORPORATED

5995 Mayfair Road

P.O. Box 3077 • North Canton, Ohio 44720-8077

PROXY STATEMENT

2017 ANNUAL MEETING OF SHAREHOLDERS

-i-

(continued)

-ii-

PROXY SUMMARY

This Proxy Statement is furnished to shareholders of Diebold Nixdorf, Incorporated (“Diebold Nixdorf,” the “Company, “we,” and “us”) in connection with the solicitation by the Board of Directors of proxies to be used at our 2017 Annual Meeting of Shareholders, and any postponements or adjournments of the meeting.

These proxy materials are being sent to our shareholders on or about March 13, 2017.

This proxy summary is intended to provide an overview of the information you can find elsewhere in this Proxy Statement. As this is only a summary, we encourage you to read the Proxy Statement in its entirety for more information about these topics before voting.

Meeting Information
Time and Date	11:30 a.m. EDT, April 26, 2017

Place	Courtyard Marriott 4375 Metro Circle NW North Canton, Ohio 44720

Record Date	Close of Business on February 27, 2017

Proposals for Your Vote and Board Recommendations
Proposal	Board Recommendation	Page References (for more detail)

1. To elect thirteen directors	FOR EACH NOMINEE	19-26

2. To ratify the appointment of our independent registered public accounting firm (KPMG LLP)	FOR	30

3. To approve, on an advisory basis, our named executive officer compensation	FOR	31, 49-92

4. To approve the Diebold Nixdorf, Incorporated 2017 Equity and Performance Incentive Plan	FOR	32

5. To approve an amendment to our Amended Articles of Incorporation to implement a majority voting standard in uncontested director elections	FOR	44

6. To approve an amendment to our Amended Articles of Incorporation to eliminate cumulative voting in director elections	FOR	46

7. To cast an advisory vote on the frequency of the shareholder advisory vote on named executive officer compensation	1 YEAR	48
Information on voting mechanics, approval requirements and related matters can be found in the “Voting Information” and “Other Matters” sections starting on pages 5 and 94.

Business Performance and Strategic Initiatives

In 2016, we transformed the Company and laid the foundation for our future. We acquired Wincor Nixdorf Aktiengesellschaft (which we refer to as “Wincor Nixdorf” in this Proxy Statement) to improve our business portfolio, broaden our scale, expand our leadership in services and software, and increase our capacity to innovate and collaborate with customers. We also divested our North America Electronic Security business and launched two new strategic alliances in China. These strategic achievements have had a profound impact on us, as we have doubled the size of our Company and have significantly enhanced our mix of revenue.

We continue to make progress on our integration, and our cost synergy efforts are geared towards the realization of scale effects in the hardware business and streamlining our management and workforce composition. Our sales team is fully aligned around our goals, quotas and account plans. In 2017, we have made extensive changes to realign our sales organization to be closer to our customers, and we are investing in training so our sales executives can be best in class consultants to our customers on their digital journey.

Corporate Governance Updates and Shareholder Outreach

Following our acquisition of Wincor Nixdorf, we expanded our Board of Directors to include two directors from the Wincor Nixdorf board of directors as well as, more recently, our newly appointed COO. The skills that these new directors bring to the Board are instrumental to our achievement of synergies and global strategy going forward. We also are transitioning certain Management and Supervisory Board positions at the former Wincor Nixdorf level in connection with our integration efforts.

In February 2017, our Board took the positive step of adopting “proxy access” in our Code of Regulations. Proxy access allows a long-term shareholder (or group of shareholders) that have held at least 3% of our outstanding shares for a period of at least three years, to nominate a limited number of directors and to have those nominees included in our proxy statement and proxy card for the shareholders’ annual meeting, subject to compliance with the processes and requirements stated in the Code of Regulations. The Board recognized the growing preference of shareholders for proxy access and the trend in governance best practices to implement proxy access, and therefore amended our Code of Regulations.

At our 2016 Annual Meeting, the advisory vote to approve the executive compensation program for our named executive officers received solid support but represented a decline from previous years. As a result, we embarked on an extensive shareholder outreach and engagement strategy between August 2016 and February 2017 to meet in-person or by telephone with shareholders and proxy advisory services to understand concerns. We believe we have modified compensation practices and increased and clarified our disclosure in response to our shareholder interactions. As we continue our transformation, we will continue to engage with shareholders and create executive compensation strategies that align our strategic goals and incentivize our executives.

Overview of Our Board Nominees

You are being asked to vote to elect each of the following nominees to our Board of Directors. The tables that follow provide summary information about our nominees, and detailed information about each director’s background, skills and expertise can be found in Proposal 1: Election of Directors on pages 19-26.

Information about our Audit Committee, Board Governance Committee, Compensation Committee, Finance Committee, and Technology Strategy and Innovation Committee can be found on pages 9-11.

				Committee Membership
Name and Occupation / Career Highlights	Age	Director Since	Independent	Audit	Board Gov.	Comp.	Fin.	TS&I
Patrick W. Allender Retired Executive Vice President, Chief Financial Officer and Secretary, Danaher Corporation	70	2011	Yes	Chair			•
Phillip R. Cox President and Chief Executive Officer, Cox Financial Corporation	69	2005	Yes		•	Chair
Richard L. Crandall Managing Partner, Aspen Venture LLC; Executive Chairman, Pelstar LLC	73	1996	Yes		•			Chair
Dr. Alexander Dibelius Managing Partner, CVC Capital Partners (Deutschland) GmbH	57	2016	Yes		•		•
Dr. Dieter W. Düsedau Physicist and Former Director (Senior Partner), McKinsey & Co.	58	2016	Yes	•		•
Gale S. Fitzgerald Retired President and Director, TranSpend, Inc.	66	1999	Yes	•	Chair
Gary G. Greenfield Partner, Court Square Capital Partners	62	2014	Yes				•	•
Andreas W. Mattes Chief Executive Officer, Diebold Nixdorf, Incorporated	55	2013	No
Robert S. Prather, Jr. President and Chief Executive Officer, Heartland Media, LLC	72	2013	Yes	•			•
Rajesh K. Soin Chairman of the Board and Chief Executive Officer, Soin, LLC	69	2012	Yes			•		•
Henry D. G. Wallace Non-executive Chairman of the Board, Diebold Nixdorf, Incorporated	71	2003	Yes
Alan J. Weber Chief Executive Officer, Weber Group LLC	68	2005	Yes			•	Chair
Dr. Jürgen Wunram Senior Vice President and Chief Operating Officer, Diebold Nixdorf, Incorporated	58	2017	No

See pages 17-18 for more information on
our considerations of director nominees
and additional detail regarding the key
qualifications and skills of our 2017
nominees. Information about our directors’
compensation and share ownership is
provided on pages 14-16 and 28.

VOTING INFORMATION

Q:	What items will be voted on at the Annual Meeting and how does the Board recommend I vote?
A:

You are being asked to vote on the proposals outlined above in the proxy summary on page 1. The Board recommends a vote FOR each nominee, FOR each of Proposals 2, 3, 4, 5, and 6 and EVERY YEAR for Proposal 7.

Q.	What happens if other matters are properly presented at the Annual Meeting?
A.

If a permissible proposal other than the listed proposals is presented at the Annual Meeting, your proxy gives authority to the individuals named in the proxy to vote on any such proposal in accordance with their best judgment. We have not received notice of other matters that may be properly presented at the Annual Meeting.

Q:	Who is entitled to vote at the Annual Meeting?
A:

Our record date for the 2017 Annual Meeting is February 27, 2017. Each shareholder of record of our common shares as of the close of business on February 27, 2017 is entitled to one vote for each common share held. As of the record date, there were 75,442,887 common shares outstanding and entitled to vote at the Annual Meeting.

Q:	How do I vote?
A:	If you were a shareholder on the record date and you held shares in your own name, you have three ways to vote and submit your proxy before the 2017 Annual Meeting:

•	By mail – You may vote by completing, signing and returning the proxy card that you will receive in the mail;

•

By Internet – We encourage you to vote and submit your proxy online at www.proxyvote.com. Even if you request and receive a paper copy of the proxy materials, you may vote online by going to www.proxyvote.com and entering your control number, which is a 16 digit number located in a box on your proxy card that you can also receive in the mail, if requested; or

•

By telephone – You may vote and submit your proxy by calling 1-800-690-6903 and providing your control number, which is a 16-digit number located in a box on your proxy card that you can also receive in the mail, if requested.

If you complete and submit a proxy card, the persons named as proxies on your proxy card, which we refer to as the Proxy Committee, will vote the shares represented by your proxy in accordance with your instructions. If you submit your proxy card but do not indicate your voting preferences, the Proxy Committee will vote according to the recommendation of the Board.

Q:	Can I change my vote after I have voted?
A:	You may change your vote at any time before your proxy is voted at the 2017 Annual Meeting by:

•	Revoking your proxy by sending written notice or submitting a later dated, signed proxy before the 2017 Annual Meeting to our Corporate Secretary at the Company’s address above;

•	Submitting a later dated, signed proxy before the start of the 2017 Annual Meeting;

•	If you have voted by the Internet or by telephone, you may vote again over the Internet or by telephone up until 11:59 p.m. EDT on April 25, 2017; or

•	Attending the 2017 Annual Meeting, withdrawing your earlier proxy and voting in person.

Q:	What is cumulative voting and how can I cumulate my votes for the election of directors?
A:

In cumulative voting, each shareholder may cast a number of votes equal to the number of shares owned multiplied by the number of directors to be elected, and that number of the votes may be cast all for one director-nominee only or distributed among the director-nominees.

In order to cumulate votes for the election of a director, a shareholder must give written notice to our non-executive Chairman, any Vice President or our Corporate Secretary no later than 11:29 a.m. EDT on April 24, 2017 that the shareholder desires that the voting for the election of directors be cumulative, and if an announcement of such notice is made upon convening the Annual Meeting by the Chairman or Corporate Secretary of the meeting, or by or on behalf of the shareholder giving the notice, each shareholder will have cumulative voting.

Q:	How many votes are required to adopt each proposal?
A:

For Proposal 1, the director-nominees receiving the greatest number of votes will be elected, subject to our Majority Voting Policy described below. For each of Proposals 2, 3, and 4, the affirmative vote of the holders of a majority of the votes cast, whether in person or by proxy, is required for approval. For Proposals 5 and 6, an affirmative vote of holders of two-thirds of our outstanding shares is required for approval. For Proposal 7, the frequency of the shareholder advisory vote on named executive officer compensation receiving the greatest number of votes (every year, every two years or every three years) will be considered the frequency recommended by shareholders. The results of the voting at the meeting will be tabulated by the inspectors of election appointed for the Annual Meeting.

Q:	What is the Majority Voting Policy?
A:

Our Board of Directors has adopted a policy that any director-nominee who is elected but receives a greater number of votes withheld from his or her election than votes in favor of election, in an election that is not a contested election, is expected to tender his or her resignation following certification of the shareholder vote, as described in greater detail below under “Majority Voting Policy.”

Q:	What is a “broker non-vote”?
A:

If your shares are held in the name of a brokerage firm, your shares may be voted even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the New York Stock Exchange, or NYSE, rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. When a proposal is not a routine matter under NYSE rules and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is referred to as a “broker non-vote.”

Proposal 2, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017, is the only routine matter for which the brokerage firm who holds your shares can vote your shares on these proposals without your instructions. Accordingly, there should be no broker non-votes with respect to Proposal 2. Broker non-votes will have no effect on the outcome of Proposals 1, 3, 4, and 7. For proposals 5 and 6, broker non-votes will have the same effect as shares voted against.

Q:	How many shares must be present to constitute a quorum and conduct the Annual Meeting?
A:

A quorum is necessary to hold the Annual Meeting. A majority of the outstanding shares present or represented by proxy constitutes a quorum for the purpose of adopting a proposal at the Annual Meeting. If you are present and vote in person at the Annual Meeting, or vote on the Internet, by telephone or by submitting a properly executed proxy card, you will be considered part of the quorum. Broker non-votes will not be part of the voting power present, but will be counted to determine whether or not a quorum is present.

Q:	What happens if I abstain?
A:

For proposals except Proposal 4, a share voted “abstain” with respect to any proposal is considered as present and entitled to vote with respect to the proposal, but is not considered a vote cast with respect to the proposal. For Proposal 4, abstentions are considered votes cast for purposes of shareholder approval of an equity plan. For Proposals 5 and 6, shares voted abstain will have the same effect as shares voted against. Accordingly, for Proposal 1, abstentions will have no effect on the election of directors, except in regards to the Majority Voting Policy described below. For Proposals 2, 3, and 7, abstentions will not be counted for determining the outcome of these proposals.

Q:	Why did I receive a one-page notice in the mail regarding Internet availability of proxy materials instead of a full set of proxy materials?
A:

Under rules adopted by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending you a Notice of Internet Availability of Proxy Materials. The instructions found in the Notice explain that all shareholders will have the ability to access the proxy materials on www.proxyvote.com or request to receive a printed copy of the proxy materials. You may also request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage you to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our Annual Meeting.

Q:	What shares are included on my proxy card or Notice of Internet Availability of Proxy Materials?
A:

The number of shares printed on your proxy card(s) represents all your shares under a particular registration. Receipt of more than one proxy card or Notice of Internet Availability of Proxy Materials means that certain of your shares are registered differently and are in more than one account. If you receive more than one proxy card, sign and return all your proxy cards to ensure that all your shares are voted. If you receive more than one Notice, reference the distinct 16-digit control number on each Notice when voting by Internet.

CORPORATE GOVERNANCE

Corporate Governance Highlights – Proxy Access Adoption

Our Board continues to evaluate our governance arrangements to best serve our shareholders. One notable action that we have recently taken is that our Board has adopted a proxy access provision as part of our Code of Regulations in February 2017. This new provision (described in more detail on page 17) provides shareholders with the right to nominate candidates for election to our Board and have their nominees included in our proxy statement.

Board Leadership Structure

Our Board is committed to strong leadership and currently maintains separate roles of our Chief Executive Officer, or CEO, and our Chairman of the Board. We believe this structure is effective for our current circumstances and a good governance practice. The Board does not have a specific policy with respect to separating or combining these roles, or whether the Chairman should be an employee or non-employee director, and will continue to periodically review our leadership structure in light of corporate governance standards, market practices and our specific circumstances and needs.

Board and Director Assessments

The Board Governance Committee oversees the Board and director assessment program, as noted below in “Board Committees and Composition.” When taken together, the following assessment program provides a holistic review of the role, performance and function of the full Board, the Chairman and each director in relation to the Company’s needs, challenges and opportunities. The assessment program includes a full board self-assessment, committee assessments, a chairman assessment, and individual director assessments. The full board self-assessment includes comprehensive questions designed to provide a holistic evaluation of the performance of the Board in light of our needs. The committee, chairman, and individual director assessments are more specifically tailored. The assessment results are shared with the applicable directors, committee members, and the full Board, and appropriate action plans are prepared and executed.

Board Meetings and Executive Sessions

The Board held five regular meetings and two special meeting in person or telephonically during 2016, along with frequent telephonic updates around strategic transactions. All of our current directors attended 75% or more of the aggregate of all meetings of the Board and the Board committees on which they served during 2016.

In accordance with the NYSE’s corporate governance standards, our independent directors regularly meet in executive session without management present, generally following each regularly-scheduled Board meeting. In addition, on occasion, our independent directors will meet in executive session prior to the start of a Board meeting.

While we do not have a formal policy regarding directors’ attendance at the Annual Meeting of Shareholders, it is expected that all directors attend the 2017 Annual Meeting unless there are extenuating circumstances for non-attendance. All directors standing for re-election who were serving as directors as of the 2016 Annual Meeting of Shareholders, with the exception of Henry D. G. Wallace, attended the 2016 Annual Meeting.

Board Risk Oversight

The Board and the Board committees collectively play an active role in overseeing management of our risks and in helping establish an appropriate risk tolerance. The Board oversees our risk strategy and effectiveness; however, management is responsible for identifying risks inherent in our business, as well as implementing and supervising day-to-day risk management. Accordingly, the Board and the appropriate committees receive regular reports from our senior management on areas of material risk to us, including operational, financial, strategic, compliance, cybersecurity, competitive, reputational, legal and regulatory risks. The Board also meets with senior management as part of each Board meeting, and more frequently as needed, to discuss strategic planning, including the key risks inherent in our short- and long-term strategies. Senior management then provides the Board with periodic updates throughout the year with respect to these strategic initiatives and the impact and management of these key risks.

In addition, each Board committee is responsible for evaluating certain risks within its area of responsibility and overseeing the management of such risks. The entire Board is then informed about such risks and management’s response to each risk through regular committee reports delivered by the Committee Chairs.

We also have robust internal dialog among our operations, finance, compliance, treasury, tax, legal and internal audit departments, among others, whenever a potential risk arises. These discussions are escalated to our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Security Officer, Corporate Controller, Chief Legal Officer, Chief Ethics and Compliance Officer, Chief Human Resources Officer, Chief Communications Officer, and/or Vice President, Internal Audit and other Vice Presidents of our various divisions and regions, as appropriate, with open lines of communication among them, the various committees of the Board and the entire Board.

We believe that the Board’s approach and continued evaluation of its risk oversight, as described above, optimize its ability to assess the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for the Company. We also believe that our Board leadership structure complements our risk management structure because it allows our independent directors to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

Board Committees and Composition

The Board’s current standing committees are the Audit Committee, Board Governance Committee, Compensation Committee, Finance Committee and Technology Strategy and Innovation Committee. Each committee’s members and meetings during 2016 and functions are described below.

Audit Committee*

Members:

Patrick W. Allender (Chair), Dr. Dieter W. Düsedau, Gale S. Fitzgerald and Robert S. Prather, Jr.

All members of this committee qualify as independent.

Meetings:

This committee met in person or telephonically eleven times during 2016, and had informal communications with management, as well as with our independent auditors, at various other times during the year.

Contact:

auditchair@dieboldnixdorf.com

Committee Report:  See page 92.

Primary Duties and Responsibilities:

•     Monitors the adequacy of our financial reporting process and systems of internal controls regarding finance, accounting and ethics and compliance.

•     Monitors the independence and performance of our outside auditors and performance and controls of our internal audit department.

•     Provides an avenue of communication among the outside auditors, management, the internal audit department and the Board.

Financial Experts:

The Board has determined that Mr. Allender is an audit committee financial expert within the meaning of such term under Item 407(d)(5) of Regulation S-K.

*	This committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, or the Exchange Act.

Board Governance Committee

Members:

Gale S. Fitzgerald (Chair), Phillip R. Cox, Richard L. Crandall and Dr. Alexander Dibelius

All members of this committee qualify as independent.

Meetings:

This committee met in person or telephonically five times during 2016, and had informal communications with management at various other times during the year.

Contact:

bdgovchair@dieboldnixdorf.com

Primary Duties and Responsibilities:

•     Insures Board oversight of our enterprise risk management process.

•     Reviews qualifications of potential director candidates.

•     Makes recommendations to the Board to fill vacancies or consider the appropriate size of the Board.

•     Makes recommendations regarding corporate governance principles, Board committee composition, and the directors’ compensation for their services on the Board and on Board committees.

•     Leads and oversees all of the Board and Committee assessments.

•     Oversees director orientation and education, as described in “Director Orientation and Education” below.

Compensation Committee

Members:

Phillip R. Cox (Chair), Dr. Dieter W. Düsedau, Rajesh K. Soin and Alan J. Weber

All members of this committee qualify as independent.

Meetings:

This committee met in person or telephonically five times during 2016, and had informal communications with management, as well as the committee’s independent compensation consultant, at various other times during the year.

Contact:

compchair@dieboldnixdorf.com

Committee Report:  See page 49.

Primary Duties and Responsibilities:

•     Administers our executive compensation program.

•     Oversees our equity plans (including reviewing and approving equity grants to executive officers).

•     Annually reviews and approves all pay decisions relating to executive officers.

•     Determines and measures achievement of corporate and individual goals, as applicable, by our executive officers under our short- (annual) and long-term incentive plans, and makes recommendations to the Board for ratification of such achievements.

•     Reviews the management succession plan and proposed changes to any of our benefit plans, such as retirement plans, deferred compensation plans and 401(k) plans.

•     For additional discussion of the committee’s role, processes and procedures in connection with executive compensation, see “Compensation Discussion and Analysis - Role of the Compensation Committee” below.

Finance Committee

Members:

Alan J. Weber (Chair), Patrick W. Allender, Dr. Alexander Dibelius, Gary G. Greenfield and Robert S. Prather, Jr.

All members of this committee qualify as independent.

Meetings:

This committee met in person or telephonically five times in 2016, and had informal communications with management at various other times during the year.

Primary Duties and Responsibilities:

•    Makes recommendations to the Board with respect to material or other significant transactions.

•    Oversees the Company’s borrowing structures and credit facilities.

•    Establishes investment policies, including asset allocation, for our cash, short-term securities and retirement plan assets and oversees the management of those assets.

•    Reviews our financial exposure and liabilities, including the use of derivatives and other risk management techniques.

•    Makes recommendations to the Board related to customer financing activities and funding plans for our Company.

Technology Strategy and Innovation Committee

Members:

Richard L. Crandall (Chair), Gary G. Greenfield and Rajesh K. Soin

All members of this committee qualify as independent.

Meetings:

This committee did not formally meet in 2016 but met in January 2017.

Primary Duties and Responsibilities:

•    Assists the Board in its oversight of our investment in software and services technology and intellectual property.

•    Evaluates our global technology and innovation strategies and initiatives, including their impact on our performance and competitive position.

•    Evaluates management proposals for strategic software and technology investments, divestitures, and acquisitions.

•    Provides clarification and validation to the Board on the direction of our company as it relates to technology and innovation.

Corporate Governance Materials Available on Our Website

Copies of the following documents, among others, are available on our website (www.dieboldnixdorf.com) in the Corporate Governance portion of the Investor Relations section under the Company tab:

•	Current Charters for our Audit, Board Governance, Compensation, Finance, and Technology Strategy and Innovation Committees;

•	Our Director Independence Standards;

•	Our Corporate Governance Guidelines; and

•	Our Code of Business Ethics.

Information on our website is not, and will not be deemed to be, a part of or incorporated into this Proxy Statement.

Director Independence

The Board determined that each of Patrick W. Allender, Phillip R. Cox, Richard L. Crandall, Dr. Alexander Dibelius, Dr. Dieter W. Düseadau, Gale S. Fitzgerald, Gary G. Greenfield, Robert S. Prather, Jr., Rajesh K. Soin, Henry D. G. Wallace and Alan J. Weber has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent under our director independence standards, the NYSE director independence standards, and the SEC independence requirements, as applicable and as currently in effect. Andreas W. Mattes and Dr. Jürgen Wunram do not meet these independence standards because they are employed by us as our CEO and COO, respectively.

In making the independence determinations, the Board considered the following:

•

Messrs. Crandall and Greenfield serve on the board of directors of Donnelley Financial Solutions, Inc., which provided SEC filing and printing services in 2016 related to our acquisition of Wincor Nixdorf (including the tender offer registration and related disclosures in the United States and Germany), the filing and printing services related to the Company’s amended credit facilities and notes offering completed in 2016 in support of the business combination transaction, and our proxy statement for our 2016 annual meeting of shareholders for a fee of approximately $1,839,094. The Board determined that the provision of services by Donnelley Financial Solutions, Inc. and Messrs. Crandall and Greenfield’s service on the Donnelley Financial Solutions, Inc. board did not create a material relationship or impair the independence of Messrs. Crandall and Greenfield.

•

Mr. Crandall owns the Enterprise Software CEO Roundtable and our CEO, Mr. Mattes, was a member of that Roundtable in 2016 and will also be a member in 2017. The standard annual fees, which were paid by the Company, were $9,500 for 2016. The Board determined that the Roundtable’s receipt of a membership fee from the Company did not create a material relationship or impair the independence of Mr. Crandall.

•

Mr. Weber serves on the board of directors of Broadridge Financial Solutions, Inc., which provided processing, mailing and tabulation services for our proxy statement in 2016 for a fee of approximately $107,000. The Board determined that the provision of these services and Mr. Weber’s board membership did not create a material relationship or impair the independence of Mr. Weber.

Related Person Transaction Policy

Pursuant to our director independence standards, discussed above, and our Corporate Governance Guidelines, discussed below in “Board Diversity, Director Qualifications and Corporate Governance Guidelines,” we do not engage in transactions with non-employee directors or their affiliates if a transaction would cause an independent director to no longer be deemed independent, would present the appearance of a conflict of interest or is otherwise prohibited by law, rule or regulation. This includes, directly or indirectly, any extension, maintenance or renewal of an extension of credit to any of our directors.

This prohibition also includes significant business dealings with directors or their affiliates, charitable contributions that would require disclosure in our proxy statement under the rules of the NYSE, and consulting contracts with, or other indirect forms of compensation to, a director. Any waiver of this policy may be made only by the Board and must be promptly disclosed to our shareholders.

In 2016, we did not engage in any related person transaction(s) requiring disclosure under Item 404 of Regulation S-K.

Communications with Directors

The Company’s Board of Directors provides a process for shareholders to send communications to the Board. Shareholders and interested parties may communicate with our Audit, Board Governance and Compensation Committee Chairs by sending an email to the address provided in the applicable committee description above or with our non-employee directors as a group by sending an email to nonmanagementdirectors@dieboldnixdorf.com.

Communications may also be directed in writing to such person or group at Diebold Nixdorf, Incorporated, Attention: Corporate Secretary, 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077. The independent members of the Board have approved a process for handling communications we receive that are addressed to non-employee members of the Board. Under that process, the Corporate Secretary will review all such communications and determine whether communications require immediate attention. The Corporate Secretary will forward communications, or a summary of communications, to the appropriate director or directors.

Code of Business Ethics

All of our directors, executive officers and employees are required to comply with certain policies and protocols concerning business ethics and conduct as provided in our Code of Business Ethics. The Code of Business Ethics ties our core values to the ethical principles that must guide our business decisions. The Code of Business Ethics also provides clear information on the resources available for directors, executive officers and employees to ask questions and report unethical behavior. All members of the Board have received training specific to the Code of Business Ethics.

The Code of Business Ethics applies to us, including all of our domestic and international affiliates and subsidiaries. The Code of Business Ethics describes certain responsibilities that our directors, executive officers and employees have to the Company, to each other and to our global partners and communities. It covers many topics, including compliance with laws, including the Foreign Corrupt Practices Act and relevant global anti-corruption laws, conflicts of interest, intellectual property and the protection of competitive and confidential information, as well as maintaining a respectful and non-retaliatory workplace. The Code of Business Ethics also includes and links to our Conflicts of Interest Policy, which further details the requirements for our officers, directors and employees to avoid and disclose potential conflicts, including those that may result from related party transactions. In addition, our employees are required to report any conduct that they believe in good faith to be a violation of the Code of Business Ethics. Our Audit Committee has procedures to receive, retain and treat complaints regarding accounting, internal financial controls or auditing matters, and to allow for the confidential and anonymous submission of concerns regarding questionable practices or potential violations of our policies, including the Code of Business Ethics.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during the year ended December 31, 2016 were Phillip R. Cox, Dr. Dieter W. Düsedau, Rajesh K. Soin, Alan J. Weber and Henry D. G. Wallace (who served through October 2016). No member of the Compensation Committee has had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related person transactions. No officer or employee of the Company has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or member of the Compensation Committee during 2016.

Director Orientation and Education

All new directors participate in a director orientation program. The Board Governance Committee oversees this introduction and orientation process where the new director meets with key senior management personnel and takes a tour through our global solutions center to improve his or her understanding of our business and global products and solutions. In addition, the orientation process educates the new director on the history of the Company, our strategic plans, significant financial matters, core values, including ethics and compliance programs (and also including our Code of Business Ethics), corporate governance practices and other key policies and practices.

COMPENSATION OF DIRECTORS

The following director compensation is determined by the Board at the recommendation of the Board Governance Committee. With respect to non-employee directors, it is our goal to provide directors with fair and competitive compensation, while ensuring that their compensation is closely aligned with shareholder interests.

The annual retainer received by the directors during 2016 remained the same as that paid in 2015. Accordingly, during 2016, our non-employee directors received an annual retainer of $65,000 for their service as directors. Our non-executive Chairman of the Board received an additional annual retainer of $100,000.

In addition to their annual retainers, our non-employee directors also received the following annual committee fees for their participation as members or as Chairs of one or more Board committees:

	Member	Chair
Audit Committee	$12,500	$25,000
Compensation Committee	$10,000	$20,000
Board Governance Committee	$7,500	$15,000
Finance Committee	$7,500	$15,000
Technology Strategy and Innovation Committee	$7,500	$15,000

The varying fee amounts are intended to reflect differing levels of responsibility, meeting requirements and fiduciary duties. The fees for a director who joins or leaves the Board or assumes additional responsibilities during the year are pro-rated for his or her period of actual service. A director may elect to defer receipt of all or a portion of his or her compensation pursuant to the Deferred Compensation Plan No. 2 for Directors.

In addition to cash compensation, each non-employee director may receive equity awards under our Amended and Restated 1991 Equity and Performance Incentive Plan, as amended and restated on February 12, 2014, which we refer to as the 1991 Plan. We aim to provide a balanced mix of cash and equity compensation to our directors that targets the directors’ total pay at the median of a peer group of companies in similar industries and of comparable size and revenue. This peer group is the same one used by our Compensation Committee for benchmarking executive compensation, which is discussed in more detail below in “Role of Peer Companies and Competitive Market Data” under “Compensation Discussion and Analysis.”

With the exception of Drs. Dibelius and Düsedau, in 2016, each non-employee director was awarded 4,504 deferred common shares, subject to a one-year vesting condition. Each award approximated $124,000 in value and provides for dividend equivalent payments in cash during the restricted period. Our non-employee directors have received deferred common shares awards since 2007. We believe these awards strengthen the directors’ ties to shareholder interests by aligning their long-term economic interests and that these awards provide effective ways to help our directors build stock ownership.

2016 Director Compensation

The following table details the compensation of our non-employee directors for 2016:

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	All Other Compensation[3] ($)	Total ($)
Patrick W. Allender	97,500	123,500	16,211	237,211
Phillip R. Cox	92,500	123,500	23,836	239,836
Richard L. Crandall	87,500	123,500	24,172	235,172
Dr. Alexander Dibelius	30,000	—	—	30,000
Dr. Dieter W. Düsedau	32,813	—	—	32,813
Gale S. Fitzgerald	92,500	123,500	25,836	241,836
Gary G. Greenfield	80,000	123,500	4,056	207,556
Robert S. Prather, Jr.	85,000	123,500	10,484	218,984
Rajesh K. Soin	82,500	123,500	11,227	217,227
Henry D. G. Wallace	182,500	123,500	27,857	333,857
Alan J. Weber	91,250	123,500	23,451	237,576

[1]

This column reports the amount of cash compensation earned in 2016 for Board and committee service, including Board retainer amounts discussed above and the following committee fees earned in 2016. Partial amounts reflect pro-rated fees based on time of actual board or committee service during 2016.

Name	Audit Committee ($)	Board Governance Committee ($)	Compensation Committee ($)	Finance Committee ($)	Technology Strategy & Innovation Committee ($)
Patrick W. Allender	25,000	—	—	7,500	—
Phillip R. Cox	—	7,500	20,000	—	—
Richard L. Crandall	—	7,500	—	—	15,000
Dr. Alexander Dibelius	—	2,813	—	2,813	—
Dr. Dieter W. Düsedau	4,688	—	3,750	—	—
Gale S. Fitzgerald	12,500	15,000	—	—	—
Gary G. Greenfield	—	—	—	7,500	7,500
Robert S. Prather, Jr.	12,500	—	—	7,500	—
Rajesh K. Soin	—	—	10,000	—	7,500
Henry D. G. Wallace	—	7,500	10,000	—	—
Alan J. Weber	6,250	—	5,000	15,000	—

[2]

This column represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718 for deferred shares granted to our non-employee directors in 2016, as further described above. Each director received 4,504 deferred shares as of April 21, 2016, with a closing price of our common shares on that date of $27.42. The actual value a director may realize will depend on the stock price on the date the deferral period ends.

[3]	This column represents dividend equivalents paid in cash on shares deferred by our directors.

Director Stock Ownership Guidelines

The Board adopted stock ownership guidelines in 2013 to align with the practices of our peer group (discussed further below under “Role of Peer Companies and Competitive Market Data” under “Compensation Discussion and Analysis”). Each non-employee director is expected to own common shares of the Company valued at least five times the annual retainer, and the directors are not permitted to sell any vested shares prior to meeting this ownership level. We count the deferred shares held by the directors for purposes of these guidelines, which are intended to build stock ownership among non-employee directors and ensure that their long-term economic interests are aligned with those of other shareholders. The majority of our directors have exceeded the ownership guidelines, while our directors who were appointed most recently are on track to achieve the ownership guidelines within the next few years.

CONSIDERATION OF DIRECTOR-NOMINEES

Shareholder Nominees

The policy of the Board Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating shareholder nominations, the Board Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth below under “Board Diversity, Director Qualifications and Corporate Governance Guidelines.”

The Board Governance Committee will consider any shareholder nominations for director that are properly proposed and meet the requirements set out in our Code of Regulations, which include but are not limited to:

•

complete information as to the identity and qualifications of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience, particular fields of expertise, and a representation that the shareholder is a holder of record;

•	an indication of the nominee’s consent to serve as a director of the Company if elected;

•	why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a director of the Company; and

•	whether the shareholder intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares entitled to vote that are required to elect a nominee.

Shareholder nominations should be addressed to Diebold Nixdorf, Incorporated, Attention: Corporate Secretary, 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077. For important additional information related to proposal requirements, see “Shareholder Proposals” below.

Identifying and Evaluating Nominees for Directors

The Board Governance Committee considers many methods for identifying and evaluating director-nominees. The Board Governance Committee regularly reviews the appropriate size of the Board and whether any vacancies on the Board are anticipated due to retirement or otherwise. When vacancies arise or are anticipated, the Board Governance Committee considers various potential candidates. Candidates may come to the attention of the Board Governance Committee through current Board members, professional search firms, shareholders or other persons.

As described above, the Board Governance Committee considers properly submitted shareholder nominations for candidates for the Board. Following verification of the recommending shareholder’s status, recommendations are considered by the Board Governance Committee at a regularly scheduled meeting.

Proxy Access

In February 2017, the Board adopted a proxy access provision as part of our Code of Regulations, which allows a shareholder, or a group of up to 20 shareholders in aggregate, owning 3% or more of our outstanding shares of common stock continuously for at least three years, to nominate and include in our annual meeting proxy materials director nominees constituting up to 20% of the number of directors in office or two nominees, whichever is greater, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in our Code of Regulations.

Majority Voting Policy

In 2007, the Board adopted a majority voting policy, which provides that, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” election, which we refer to as a Majority Withheld Vote, is expected to tender his or her resignation following certification of the shareholder vote. The Board Governance Committee will then consider the tendered resignation and make a recommendation to the Board as to whether to accept or reject the tendered resignation. The Board will act on the Board Governance Committee’s recommendation within 90 days following certification of the shareholder vote. Any director who tenders his or her resignation pursuant to this policy will not participate in the Board Governance Committee recommendation or Board action regarding whether to accept or reject the tendered resignation.

However, if each member of the Board Governance Committee received a Majority Withheld Vote in the same election, then the Board will appoint a committee comprised solely of independent directors who did not receive a Majority Withheld Vote at that election to consider each tendered resignation offer and recommend to the Board whether to accept or reject each resignation. Further, if all of the directors received a Majority Withheld Vote in the same election, then the Board will appoint a committee comprised solely of independent directors to consider each tendered resignation offer and recommend to the Board whether to accept or reject each resignation.

Board Diversity, Director Qualifications and Corporate Governance Guidelines

In evaluating director-nominees, the Board Governance Committee considers many factors in order to strengthen the talent and capabilities of the Board and the committees, consistent with our Corporate Governance Guidelines and other criteria established by the Board. While the Board Governance Committee does not have a formal diversity policy, its general goal is to create a well-balanced Board that combines broad business and industry experience with comprehensive diversity characteristics and professional viewpoints. Together, these considerations enable us to appropriately pursue our strategic objectives domestically and abroad.

Qualifications for Board service have not been reduced to a checklist of specific standards or minimum qualifications, skills or qualities. Rather, the Board Governance Committee decides which nominees to recommend based on the facts and circumstances at the time. Applicable considerations include:

•	whether the Board Governance Committee is currently looking to fill a new position created by an expansion of the number of directors, or a vacancy that may exist or is anticipated on the Board;

•	whether the current composition of the Board is consistent with the criteria described in our Corporate Governance Guidelines;

•

whether the candidate possesses the qualifications that are generally the basis for selection of candidates to the Board, including the candidate’s applicable experience, skill set and diversity qualifications, as noted above, in order to support the current and future needs of the Company; and

•	whether the candidate would be considered independent under the rules of the SEC, NYSE and our standards with respect to director independence.

Final approval of any candidate is determined by the full Board. In addition, the performance and contributions of each incumbent director are assessed as part of the Board’s annual assessment program, as discussed above in “Board and Director Assessments.”

The Board Governance Committee believes that each of our directors fits the general qualifications described above and brings valuable experience, skills and qualifications to the Board. Accordingly, each of our current Board members is nominated for election at the Annual Meeting. Detailed information about each director’s background, experience and qualifications is provided in Proposal 1: Election of Directors.

Although Messrs. Crandall and Prather have reached the retirement age under our current Board retirement policy, the Board Governance Committee and the Board have waived the retirement age for them as permitted under our Corporate Governance Guidelines.

PROPOSAL 1: ELECTION OF DIRECTORS

Board Recommendation: ☑ FOR the election of each of our director nominees

The Board recommends that its thirteen nominees for director be elected at the 2017 Annual Meeting, each to hold office for a term of one year from the date of the Annual Meeting or until the election and qualification of a successor. In the absence of contrary instruction, the Proxy Committee will vote the proxies for the election of the thirteen nominees.

All of the director-nominees, except for Andreas W. Mattes, our CEO, and Dr. Jürgen Wunram, our COO, are independent as defined by the corporate governance standards of the NYSE. All director-nominees are presently members of the Board. All of our nominees, with the exception of Drs. Dibelius, Düsedau, and Wunram, were previously elected by our shareholders. Drs. Dibelius, Düsedau and Wunram were appointed to our Board as a result of our acquisition of Wincor Nixdorf. Additionally, the appointments of Drs. Dibelius and Düsedau were specifically provided for under our Business Combination Agreement with Wincor Nixdorf.

If for any reason any director-nominee is not available for election when the election occurs, the Proxy Committee, at its option, may vote for substitute nominees recommended by the Board. Alternatively, the Board may reduce the number of director-nominees. The Board has no reason to believe that any director-nominee will be unavailable for election when the election occurs.

Our Director Nominees
Patrick W. Allender Age: 70 Director since 2011 Committees: Audit Committee (Chair) Finance Committee

Principal Occupation, Professional and Board Experience:

Mr. Allender retired in February 2007 as Executive Vice President, Chief Financial Officer and Secretary for Danaher Corporation, Washington, D.C. (a diversified manufacturing company).

He currently is a director of Brady Corporation, Milwaukee, Wisconsin (an identification solutions company), where he has served since 2007 and where he serves as Chair of the Finance Committee and as a member of the Audit and Nominating Committees. Mr. Allender also is a director of Colfax Corporation, Annapolis, Maryland (a diversified manufacturing company), where he has served since 2008 and where he serves as Chair of the Governance Committee and as a member of the Audit Committee.

Director Qualifications:

Mr. Allender’s 18 years as chief financial officer of a large publicly traded company with global operations provides our Board with valuable expertise in financial reporting and risk management. In addition, as a result of Mr. Allender’s public accounting background, including as audit partner of a major accounting firm, he is exceptionally qualified to serve as Chair of our Audit Committee.

Our Director Nominees
Phillip R. Cox Age: 69 Director since 2005 Committees: Compensation Committee (Chair) Board Governance Committee

Principal Occupation, Professional and Board Experience:

Mr. Cox has served as President and Chief Executive Officer of Cox Financial Corporation, Cincinnati, Ohio (a financial planning and wealth management services firm) since 1972.

Mr. Cox currently is a director of Cincinnati Bell Inc., Cincinnati, Ohio (a telecommunications company), where he has served as a director since 1993 and as Chairman of the Board since 2003, and where he serves as a member of the Audit and Finance, Compensation, and Governance and Nominating Committees. He also serves as a director of Touchstone Investments, Cincinnati, Ohio (a mutual fund company), where he has served since 1993 and where he has served as Chairman of the Board since 2008. Mr. Cox also is a director of TimkenSteel, Canton, Ohio (an engineered steel products company) and serves as a member of the Audit and Compensation Committees. Prior to TimkenSteel becoming an independent company, Mr. Cox served as a director of The Timken Company, Canton, Ohio (an engineered steel products company), and was a member of the Audit Committee from 2004-2016, and Chair of the Finance Committee from 2004-2011.

Director Qualifications:

Mr. Cox’s 43 years of experience as a president and chief executive officer in the financial services industry, as well as his experience as a director on the boards of several government-regulated businesses, a global manufacturing company, and the Federal Reserve Bank of Cleveland, provides our Board with experience relevant to many key aspects of our business. Mr. Cox’s experience as a chief executive officer also imparts appropriate insight into executive compensation and succession planning issues that are ideal for the Chairman of our Compensation Committee, and his extensive experience serving on public company boards of directors provides the understanding necessary to serve on our Board Governance Committee.

Our Director Nominees
Richard L. Crandall Age: 73 Director since 1996 Committees: Technology Strategy and Innovation Committee (Chair) Board Governance Committee

Principal Occupation, Professional and Board Experience:

Mr. Crandall is Managing Partner of Aspen Venture LLC, Aspen, Colorado (a venture capital and private equity firm), in which role he has served since 2001, and Executive Chairman of Pelstar LLC, Chicago, Illinois (a medical equipment manufacturing and sales company), in which role he has served since 2007. He is also the Chairman of the Enterprise Software Roundtable, Aspen, Colorado (a CEO roundtable for the software industry), and has served in that capacity since 1995.

Mr. Crandall currently is the Chairperson of the Board and a member of the Corporate Responsibility and Governance Committee of Donnelley Financial Solutions, Inc., Chicago, Illinois (a financial communications and data services company). Mr. Crandall formerly was a director of R.R. Donnelley & Sons Company, Chicago, Illinois (an interactive communications provider), where he served from 2012-2016 and was a member of the Governance, Responsibility and Technology Committee. In addition, Mr. Crandall is a director and member of the Governance Committee of the National Cybersecurity Center, Colorado Springs, Colorado (a government advisory group), where he has served since 2016. Mr. Crandall formerly was a director of Novell, Inc. (an infrastructure software company) from 2003-2011, where he served as Chairman of the Board from 2008-2011. He also formerly was a director of Claymore Dividend & Income Fund, Lisle, Illinois (a management investment company) from 2004-2010 and of Platinum Energy Solutions, Houston, Texas (an energy services company) from 2012-2013.

Director Qualifications:

Mr. Crandall’s extensive experience as an entrepreneur, leader and board member with several companies in the information technology and technology fields, and in the financial industry, including serving as chairman of a $900 million global information technology business, brings diversity of thought and governance experience to our Board. Further, during his 19 years on our Board, Mr. Crandall has provided immeasurable assistance to our technology-driven businesses. Mr. Crandall’s background in the financial services industry also provides important financial and investment expertise, and his information technology experience provides perspective on cybersecurity, technology risks and technology-related strategies.

Our Director Nominees
Dr. Alexander Dibelius Age: 57 Director since 2016 Committees: Board Governance Committee Finance Committee

Principal Occupation, Professional and Board Experience:

Dr. Dibelius is Managing Partner of CVC Capital Partners (Deutschland) GmbH (a private equity advisor), in which capacity he has served since September 2015. Previously, he was Chairman of the Executive Board of Goldman Sachs AG (a financial services company) from 2002 to 2014, having been with Goldman Sachs in various capacities from 1993 until 2015. Prior to this, he worked as a consultant for McKinsey & Co. (a global management consulting firm), where he was appointed partner in 1992. Before his career in business, Dr. Dibelius was a surgeon at the University Clinic of Freiburg.

Dr. Dibelius also is Chairman and a member of the supervisory board of Diebold Nixdorf AG (formerly, Wincor Nixdorf), a member of the supervisory board of KION Group AG, Wiesbaden (a fork lift manufacturing company), a member of the supervisory board of Douglas AG (a perfumery retail company) (as well as a member of the supervisory boards of Douglas GmbH, Düsseldorf, and Douglas Holding, Düsseldorf), a member of the supervisory board of Kirk Beauty Investments SA, Luxemburg, a member of the board of CVC Capital Partners Luxembourg SARL, Luxemburg, and a member of the shareholders’ committee of Tipico Group Ltd., Malta.

Director Qualifications:

Dr. Dibelius’ over twenty years of experience in the investment and merchant banking sectors and his management consulting experience bring important expertise and insight to our Board. His historical knowledge from, and continued service leading, the Diebold Nixdorf AG supervisory board provides an invaluable perspective to our Board.

Dr. Dieter W. Düsedau Age: 58 Director since 2016 Committees: Audit Committee Compensation Committee

Principal Occupation, Professional and Board Experience:

Dr. Düsedau is a physicist and formerly a Director (Senior Partner) of McKinsey & Co. (a global management consulting firm) from 1988 to 2014, based in Munich. He was leader of the German Strategy Practice and was the long-standing leader of McKinsey’s Telecoms, IT, and Media Sector in Germany. Prior to joining McKinsey, he worked at the Max Planck Institute, CERN (the European Organization for Nuclear Research), The University of Michigan, Ann Arbor, and M.I.T. on quantum field theories.

Dr. Düsedau also is a member of the supervisory board of Diebold Nixdorf AG and a member of the supervisory board of Kontron AG (an embedded computing technology company).

Director Qualifications:

Dr. Düsedau’s experience as a senior partner of a top management consulting firm, and his years of experience leading its strategy practice and telecommunications, IT, and media industry sectors, provide helpful insight and strengthen our Board’s proficiencies in these areas. He also brings significant transactional experience to our Board, and his historical knowledge from and continued service on the Diebold Nixdorf AG supervisory board provides an invaluable perspective to our Board.

Our Director Nominees
Gale S. Fitzgerald Age: 66 Director since 1999 Committees: Board Governance Committee (Chair) Audit Committee

Principal Occupation, Professional and Board Experience:

Ms. Fitzgerald retired in December 2008 as President and Director of TranSpend, Inc., Bernardsville, New Jersey (a total spend optimization firm).

She currently is a director of Cross Country Healthcare, Inc., Boca Raton, Florida (a healthcare staffing company), where she has served since 2007 and where she serves as Chair of the Governance and Nominating Committee and a member of the Audit Committee. She is a former director of Health Net, Inc., Woodland Hills, California (a managed healthcare company), where she served from 2001-2016 and was Chair of the Finance Committee and a member of the Audit Committee.

Director Qualifications:

Ms. Fitzgerald’s international experience as chief executive officer in the information technology industry, chief executive officer of a business unit of International Business Machines and the president and chief executive officer of two privately-held consulting companies brings a well-rounded and diverse perspective to our Board discussions and provides significant insight in critical areas that impact our Company, including information technology, supply chain management, procurement solutions, human resources and compensation, strategic planning and operations management. With over 20 years of multiple board and committee experiences, Ms. Fitzgerald provides valuable insight to our Board processes and deliberations, and she provides a unique point of view to our Board Governance and Audit Committees.

Gary G. Greenfield Age: 62 Director since 2014 Committees: Finance Committee Technology Strategy and Innovation Committee

Principal Occupation, Professional and Board Experience:

Mr. Greenfield serves as a Partner for Court Square Capital Partners, New York, New York (a private equity company) and has served in that role since 2013. He was Chairman, CEO and President of Avid Technology, Inc., Burlington Massachusetts (a digital media and entertainment company) from 2007-2013.

Mr. Greenfield is currently a director of Donnelley Financial Solutions, Inc., Chicago, Illinois (a financial communications and data services company), where he has served since October 2016 and is the Chairperson of the Compensation Committee and a member of the Audit Committee. He formerly was a director of Vocus, Inc., Beltsville, Maryland (a marketing and public relations software company), where he served as Chair of the Nominating and Governance Committee from 2008-2014, and of Epocrates, Inc., San Mateo, California (a company providing clinical content, practice tools and health industry engagement at the point of care), from 2011-2013.

Director Qualifications:

Mr. Greenfield’s proven senior executive experience in high technology industries, coupled with his exceptional ability to grow markets, both domestic and international, and develop products, provides our Board with experience relevant to many key aspects of our business. Mr. Greenfield’s strong skills at developing company vision and strategies in the evolving software development field strengthen the proficiency of our Board in this area.

Our Director Nominees
Andreas W. Mattes Age: 55 Director since 2013 Chief Executive Officer

Principal Occupation, Professional and Board Experience:

Mr. Mattes is Chief Executive Officer of Diebold Nixdorf, Incorporated and has served in that capacity since 2013. He also served as our Company’s President from 2013-2016, and he currently serves on the supervisory board of Diebold Nixdorf AG. He was Senior Vice President, Global Strategic Partnerships, Violin Memory (a computer storage systems company) from 2011-2013, and was Senior Vice President and General Manager of Enterprise Services for the Americas, Hewlett-Packard Co. (a computer technologies company) from 2008-2011.

Director Qualifications:

As Chief Executive Officer of the Company, Mr. Mattes’ day-to-day leadership provides him with intimate knowledge of our operations that are a vital component of our Board discussions.

Robert S. Prather, Jr. Age: 72 Director since 2013 Committees: Audit Committee Finance Committee

Principal Occupation, Professional and Board Experience:

Mr. Prather serves as the President and Chief Executive Officer of Heartland Media, LLC (a television broadcast company), and has served in that position since 2013. From 1992-2013 he was President and Chief Operating Officer of Gray Television, Inc. (a television broadcast company).

Mr. Prather currently serves as lead independent director of GAMCO Investors, Inc. (an asset management and financial services company). He also serves as a director of Ryman Hospitality Properties, Inc. (a real estate investment trust).

Director Qualifications:

Mr. Prather brings significant acumen to our Board as a result of his extensive, broad-based business background, and critical leadership and board roles in diverse industries. Particularly, Mr. Prather’s long-term experience within the financial and investment services market brings valuable insight to our Board. In addition, his knowledge and familiarity with the specific needs of companies within regulated industries further strengthens the proficiency of our Board in that area.

Rajesh K. Soin Age: 69 Director since 2012 Committees: Compensation Committee Technology Strategy and Innovation Committee

Principal Occupation, Professional and Board Experience:

Mr. Soin is Chairman of the Board and Chief Executive Officer of Soin, LLC, West Carrollton, Ohio (an investment holding company) and has held those positions since 1998. He served as Chairman of the Board and Chief Executive Officer of MTC Technologies, Inc. (a military defense systems company) from 2002-2008.

Director Qualifications:

Mr. Soin’s experience as an entrepreneur is a tremendous asset. Mr. Soin has extensive experience in India, where we continue to focus on growth in its emerging market, and his engineering and software development background brings additional technical expertise to our Board. Further, Mr. Soin’s significant government contracting experience as the founder and Chairman of MTC Technologies Inc., a NASDAQ listed company before being acquired by BAE Systems, provides additional perspective in helping us grow our security business.

Our Director Nominees
Henry D. G. Wallace Age: 71 Director since 2003 Chairman of the Board

Principal Occupation, Professional and Board Experience:

Mr. Wallace is the non-executive Chairman of the Board of Diebold Nixdorf, Incorporated, in which capacity he has served since August 2013. He was the Executive Chairman of our Board from January 2013 until August 2013.

Mr. Wallace currently is a director of Lear Corporation, Southfield, Michigan (an automotive components company), where he has served as a director since 2005 and as non-executive Chairman of the Board since August 2010. Mr. Wallace also served as director of Hayes Lemmerz International Inc. (a steel and aluminum wheels company) from 2003 until February 2012, and served as a director of Ambac Financial Group, Inc., New York, New York (a financial guarantee insurance holding company) from 2004 until March 2013.

Director Qualifications:

Mr. Wallace’s experience in various senior leadership positions, including Chief Financial Officer of Ford Motor Company and President and Chief Executive Officer of Mazda Motor Corporation, bring a broad understanding of managing a global business. Further, Mr. Wallace’s financial expertise, extensive experience in Europe, Latin America and Asia, and his demonstrated leadership on the boards of several publicly traded companies, is a tremendous asset to our Board and makes him exceptionally qualified to serve as our non-executive Chairman. In addition, with his background as a chief financial officer and his prior service as Chair of our Audit Committee in 2012, he brings another SEC-level financial expert perspective to our Board.

Alan J. Weber Age: 68 Director since 2005 Committees: Finance Committee (Chair) Compensation Committee

Principal Occupation, Professional and Board Experience:

Mr. Weber is the Chief Executive Officer of Weber Group LLC, Greenwich, Connecticut (an investment advisory firm). He was an Operating Partner of Arsenal Capital Partners, LLC, New York, New York (a private equity firm) from 2009-2013.

Mr. Weber currently is a director of Broadridge Financial Solutions, Inc., Lake Success, New York (an investor communications, securities processing, and outsourcing company), where he has served since 2007 and where he serves as a member of the Audit Committee, and as Chairman of the Compensation Committee. He is also Chairman of KGS-Alpha Capital Markets, Inc. (a fixed income broker dealer), a director and Treasurer of DCTV (a charitable organization), and a director of Street Diligence LLC (a Fintech company). He also is a former director of Sandridge Energy, Inc., Oklahoma City, Oklahoma (an energy exploration and production company), where he served from 2013-2016 and was Chairman of the Nominating and Governance Committee.

Director Qualifications:

Mr. Weber’s experience as a chief executive officer and chief financial officer in the financial industry, as well as his 27 years of experience at Citibank, including 10 years as an Executive Vice President, provides a tremendous depth of knowledge of our customers and our industry. Further, Mr. Weber’s experience as Chief Financial Officer of Aetna, Inc., an insurance services company, brings extensive financial expertise to our Finance Committee.

Our Director Nominees
Dr. Jürgen Wunram Age: 58 Director since 2017

Principal Occupation, Professional and Board Experience:

Dr. Jürgen Wunram is Chief Operating Officer of Diebold Nixdorf, Incorporated, and has served in that capacity since February 16, 2017. Prior to this, he served as our Company’s Senior Vice President and Chief Integration Officer. Dr. Wunram also currently serves as Chief Financial Officer, Chief Operating Officer and Deputy Chief Executive Officer and President of Diebold Nixdorf AG and has been appointed Chief Executive Officer of Diebold Nixdorf AG, effective April 1, 2017. He has served as the Chief Financial Officer, Chief Operating Officer, and as a member of the management board of Diebold Nixdorf AG since 2007 and was appointed Deputy Chief Executive Officer of Diebold Nixdorf AG in 2013.

Director Qualifications:

As Chief Operating Officer of the Company, Dr. Wunram’s responsibilities, which include integration, the Company’s EMEA and retail businesses, the Company’s subsidiary, AEVI International CmbH, as well as IT, security, quality and indirect procurement, provide him with intimate knowledge of our operations that are a vital component of our Board discussions. In addition, his role as CEO of Diebold Nixdorf AG provides an invaluable perspective to our Board.

BENEFICIAL OWNERSHIP

Beneficial Ownership of Shares

To our knowledge, no person beneficially owned more than five percent of our outstanding common shares as of December 31, 2016, except for the shareholders listed below. The information provided below was derived from reports filed with the SEC by the beneficial owners on the dates indicated in the footnotes below.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Common Shares	BlackRock, Inc. 55 East 52nd Street New York, New York 10055	7,779,754	[1]	10.40%

Common Shares	The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	5,903,065	[2]	7.85%

Common Shares	GAMCO Investors, Inc., et al. One Corporate Center Rye, New York 10580	5,659,997	[3]	7.54%

Common Shares	Atlantic Investment Management, Inc. 666 Fifth Avenue New York, New York 10103	3,854,761	[4]	5.10%

[1]

Information regarding share ownership was obtained from the Schedule 13G/A filed on January 9, 2017 by BlackRock, Inc. BlackRock, Inc. has sole voting power over 7,633,586 of our common shares and sole dispositive power over 7,779,754 of our common shares. BlackRock, Inc. is the parent company of the following subsidiaries that beneficially own our common shares: BlackRock (Netherlands) B.V.; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Asset Management Schweiz AG; BlackRock Financial Management, Inc.; BlackRock Fund Advisors; BlackRock Institutional Trust Company, N.A.; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; BlackRock Investment Management, LLC; and BlackRock Life Limited. BlackRock Fund Advisors is the only BlackRock, Inc. subsidiary whose interest in our common shares is more than 5% of our common shares outstanding.

[2]

Information regarding share ownership was obtained from the Schedule 13G/A filed on February 9, 2017 by The Vanguard Group. The Vanguard Group has sole voting power over 101,613 of our common shares, shared voting power over 8,402 of our common shares, sole dispositive power over 5,796,221 of our common shares, and shared dispositive power over 106,844 of our common shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 98,442 of our common shares or .13% of our common shares outstanding, as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 11,573 of our common shares or .01% of our common shares outstanding, as a result of its serving as investment manager of Australian investment offerings.

[3]

Information regarding share ownership was obtained from the Schedule 13D/A filed jointly by GAMCO Investors Inc., et al, on November 22, 2016. The entities of GAMCO Investors Inc., et al., that hold our common shares reported their beneficial ownership as follows: (i) Gabelli Funds, LLC has sole voting and dispositive power over 1,703,500 of our common shares; (ii) GAMCO Asset Management Inc. has sole voting power over 3,657,097 of our common shares and sole dispositive power over 3,867,697 of our common shares; (iii) MJG Associates, Inc. has sole voting and dispositive power over 4,500 of our common shares; (iv) Gabelli Foundation, Inc. has sole voting and dispositive power over 1,500 of our common shares; (v) MJG-IV Limited Partnership has sole voting and dispositive power over 5,000 of our common shares; (vi) GGCP, Inc. has sole voting and dispositive power over 16,000 of our common shares; (vii) GAMCO Investors, Inc. has sole voting and dispositive power over 200 of our common shares; and (viii) Mario J. Gabelli has sole voting and dispositive power over 61,600 of our common shares.

[4]

Information regarding share ownership was obtained from the Schedule 13D filed on December 13, 2016 by Atlantic Investment Management, Inc. Atlantic Investment Management, Inc. has sole voting and dispositive power over 3,854,761 of our common shares. Atlantic Investment Management, Inc. serves as the investment advisor and has sole voting and dispositive power over all of our common shares owned by the following parties: (i) AJR International Master Fund, Ltd., a British Virgin Islands company, owns 428,249 of our common shares; (ii) Cambrian Master Fund, Ltd., a British Virgin Islands company, owns 2,443,229 of our common shares; (iii) Cambrian Global Master Fund, Ltd., a British Virgin Islands company, owns 749,286 of our common shares; and (iv) 233,997 of our common shares are held in one or more other accounts.

Security Ownership of Directors and Management

The following table shows the beneficial ownership of the Company’s common shares, including those shares that individuals have a right to acquire (for example, through exercise of options under the 1991 Plan) within the meaning of Rule 13d-3(d)(1) under the Exchange Act, by (1) each director-nominee, (2) each of our named executive officers, and (3) all director-nominees and executive officers as a group as of February 27, 2017.

Ownership is also reported as of February 27, 2017 for shares in the 401(k) Savings Plan over which the individual has voting power, together with shares held in our Employee Stock Purchase Plan.

Director-Nominees:	Common Shares Beneficially Owned[1]	Stock Options Exercisable Within 60 Days	Percent of Class	Number of shares of Diebold Nixdorf AG Beneficially Owned	Percent of Class
Patrick W. Allender	3,162	—	*	—	—
Phillip R. Cox	4,504	—	*	—	—
Richard L. Crandall	17,289	—	*	—	—
Dr. Alexander Dibelius	—	—	—	—	—
Dr. Dieter W. Düsedau	—	—	—	—	—
Gale S. Fitzgerald	9,251	—	*	—	—
Gary G. Greenfield	11,200	—	*	—	—
Robert S. Prather, Jr.	3,162	—	*	—	—
Rajesh K. Soin	14,200	—	*	—	—
Henry D. G. Wallace	3,662	—	*	—	—
Alan J. Weber	12,700	—	*	—	—
Named Executive Officers:
Andreas W. Mattes Chief Executive Officer	207,590	452,847	*	—	—
Christopher A. Chapman Senior Vice President and Chief Financial Officer	47,783[2]	82,791	*	—	—
Eckard Heidloff President	—	—	*	**	—
Jonathan B. Leiken Senior Vice President, Chief Legal Officer and Secretary	31,985	22,457	*	—	—
Dr. Jürgen Wunram Senior Vice President and Chief Operating Officer	8,740	—	*	**	—
Stefan E. Merz Senior Vice President, Corporate Strategy and Development	22,627	35,577	*	—	—
All Current Directors, Director-Nominees and Current Executive Officers as a Group (19)	410,203	621,909	1.37	—	—

*	Less than 1%

**

Ownership levels of the Diebold Nixdorf AG shares fall below the level that is required to be disclosed under German law. Mr. Heidloff and Dr. Wunram have authorized Diebold Nixdorf, Incorporated, through a power of attorney, to vote these Diebold Nixdorf AG shares on their behalf.

[1]

Director amounts do not include shares deferred by our non-employee directors under the Deferred Compensation Plan No. 2 for Directors. Director amounts, inclusive of shares deferred under the Deferred Compensation Plan and shares that will vest on April 21, 2017, are: Mr. Allender 21,350; Mr. Cox 25,054; Mr. Crandall 38,189; Ms. Fitzgerald 37,439; Mr. Greenfield 11,200; Mr. Prather 15,400; Mr. Soin 21,650; Mr. Wallace 33,950; and Mr. Weber 32,850.

[2]	Includes shares held in his/her name under the 401(k) Savings Plan over which he/she has voting power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common shares, to file with the SEC reports of ownership of our securities on Form 3 and changes in reported ownership on Form 4 or Form 5, as applicable. Such directors, executive officers and greater than 10% shareholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the reports furnished to us, or written representations from reporting persons that all other reportable transactions were reported, we believe that during the year ended December 31, 2016, our directors, executive officers and greater than 10% shareholders timely filed all reports they were required to file under Section 16(a), with the exception of one Form 4 that was unintentionally filed late on behalf of our director Mr. Cox in May 2016 for the sale of 3,534 of our common shares.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board Recommendation: ☑ FOR Proposal 2

The Audit Committee has again appointed KPMG LLP, our independent registered public accounting firm since 1965, to examine our accounts and other records for the year ending December 31, 2017. This appointment is being presented to you for ratification at the Annual Meeting. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider its selection.

KPMG LLP has no financial interest, direct or indirect, in us or any of our subsidiaries.

A representative of KPMG LLP is expected to be present at the 2017 Annual Meeting to make a statement if he or she desires and to respond to appropriate questions.

Audit and Non-Audit Fees

The following table shows the aggregate fees billed to us for the annual audit and the review of the interim financial statements and other services provided by KPMG LLP for fiscal 2016 and 2015.

	2016	2015

Audit Fees[1]		$$4,624,000
Audit-Related Fees	—	—
Tax Fees[2]		$193,000
All Other Fees[3]	—	—

Total		$$4,817,000

[1]

Audit Fees consist of fees billed for professional services rendered for the audit of our annual financial statements and the review of the interim financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings.

[2]

Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning, both domestic and international. These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

[3]

All Other Fees consist of fees billed for those services not captured in the audit, audit-related and tax categories. For 2016, these fees correspond to services provided by KPMG LLP as part of our revenue recognition readiness standard efforts.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent registered public accounting firm.

These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to Patrick W. Allender, Chair of the Audit Committee, when expedition of services is necessary, provided that Mr. Allender must report any decisions to pre-approve to the full Audit Committee at its next scheduled meeting. All of the fees included under the categories “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above were pre-approved by the Audit Committee. None of these fees were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.

Recommendation of the Board

The Board recommends a vote FOR the approval of this Proposal 2.

PROPOSAL 3: APPROVAL, ON AN ADVISORY BASIS,

OF OUR NAMED EXECUTIVE OFFICER COMPENSATION

Board Recommendation: ☑ FOR Proposal 3

In this Proposal 3, as required by Section 14A of the Exchange Act and pursuant to Rule 14a-21(a) promulgated thereunder, we are providing our shareholders the opportunity to cast an advisory (non-binding) vote to approve the compensation paid to our named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation Matters” that follow the proposals, pursuant to the compensation rules of the SEC. While this vote is advisory, and thus not binding on us, the Board values the opinions of our shareholders and the Compensation Committee will review the results of the vote and expects to take them into consideration when making future decisions regarding named executive officer compensation. Under current Board policy, the shareholder vote for advisory approval of named executive officer compensation will occur annually. Subject to the results of Proposal 7 regarding the frequency of this advisory vote on executive compensation, we anticipate that the next such vote will occur at our 2018 Annual Meeting of Shareholders.

The “Compensation Discussion and Analysis” and “Executive Compensation Matters” sections of this Proxy Statement describe our executive compensation program and the decisions and rationale of our Compensation Committee. Our executive pay program is designed to enable us to attract, retain and motivate high quality executives who will provide us with dynamic leadership and are instrumental to our success. We emphasize performance-based variable pay through a mix of base salary, annual cash bonuses and long-term incentives and seek to provide total pay that is commensurate with our performance and competitive with our peer group. Accordingly, we are asking our shareholders to vote FOR the following resolution:

“RESOLVED, that the compensation of our named executive officers as disclosed pursuant to the compensation rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED.”

Recommendation of the Board

The Board recommends a vote FOR the approval of this Proposal 3.

PROPOSAL 4: APPROVAL OF THE DIEBOLD NIXDORF, INCORPORATED

2017 EQUITY AND PERFORMANCE INCENTIVE PLAN

Board Recommendation: ☑ FOR Proposal 4

We are asking our shareholders to approve the 2017 Equity and Performance Incentive Plan (which we refer to as the 2017 Plan), which was adopted by our Board on March 3, 2017 based on the recommendation of our Compensation Committee and subject to the approval of our shareholders at the Annual Meeting. If approved by our shareholders, the 2017 Plan will become effective on April 26, 2017 and replace our 1991 Equity and Performance Incentive Plan, as amended (which we refer to as the 1991 Plan). The 1991 Plan is the only equity plan that we have in place. Approval of the 2017 Plan by shareholders also will constitute approval of the material terms of the performance goals for performance-based compensation under the 2017 Plan for purposes of Section 162(m) of the Internal Revenue Code, or the Code.

As of February 20, 2017, 1,541,934 common shares remain available for grants under the 1991 Plan. If our shareholders approve the 2017 Plan, no future awards will be granted under the 1991 Plan after the date of such approval. Awards previously granted under the 1991 Plan will remain outstanding in accordance with their terms, but none of the remaining shares authorized under the 1991 Plan will be transferred or used under the 2017 Plan. Awards under the 1991 Plan that are forfeited or expire without being exercised, paid or delivered will not be available for awards under the 2017 Plan. If the 2017 Plan is not approved, then the 1991 Plan will continue in accordance with its terms as previously approved by our shareholders until its expiration.

The affirmative vote of a majority of the shares of our common stock represented and voting at the Annual Meeting is required to approve the 2017 Plan.

The more significant features and provisions of the 2017 Plan are summarized below. The summary is not complete and is qualified in its entirety by the terms of the 2017 Plan, a copy of which is set forth as Appendix A to this Proxy Statement.

2017 Plan Highlights

The 2017 Plan authorizes the Compensation Committee to provide equity-based compensation in the form of options, stock appreciation rights (tandem and free-standing), restricted shares, restricted stock units, performance shares, performance units, dividend equivalents and other share-based awards for the purpose of providing our non-employee directors, officers and other employees (and those of our subsidiaries) with incentives and rewards for performance.

We believe our future success depends in part on our ability to attract, motivate and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the 2017 Plan is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use share-based awards to recruit and compensate our non-employee directors, officers and other employees.

The use of our common shares as part of our compensation program fosters a pay-for-performance culture that is an important element of our overall compensation philosophy. We believe that equity compensation motivates directors and employees to create shareholder value because the value they realize from their equity compensation is based on our stock price performance. Equity compensation also aligns the compensation interests of our directors and employees with the investment interests of our shareholders and promotes a focus on long-term value creation because our equity compensation awards can be subject to vesting and/or performance criteria.

Some of the key features of the 2017 Plan that reflect our commitment to effective management of equity and incentive compensation and our maintenance of sound governance practices in granting awards include:

Performance-Based Awards: The 2017 Plan provides that the payment of dividend equivalents with respect to performance-based awards will be deferred until and paid contingent upon the level of achievement of the applicable management performance goals.

Detrimental Activity and Clawback: The 2017 Plan contains provisions that subject all awards under it to the terms of any recoupment or clawback policy required by law or applicable stock exchange requirement or adopted and in effect at the Company. The 2017 Plan also provides that in the event a participant participates in detrimental activity, as defined in the 2017 Plan, we have the right to have awarded shares returned.

Flexibility to Qualify for Section 162(m) Performance-Based Compensation Tax Treatment: The 2017 Plan provides us with the flexibility, when the Compensation Committee deems that to be in our best interests, to grant awards intended to qualify for the performance-based compensation exemption from the limitation on corporate tax deductions in Section 162(m) of the Code.

Minimum Vesting Period: The 2017 Plan requires that nearly all awards granted under it be subject to a one-year minimum vesting period.

Management Objectives and Goals: The 2017 Plan updates and expands the performance criteria and methodology (which we refer to as management objectives) used to develop performance goals for awarding performance-based awards, including those intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code.

No Discounted Options or Stock Appreciation Rights: The 2017 Plan prohibits the grant of options or stock appreciation rights with an exercise price less than the fair market value of our common shares on the grant date.

No Repricing of Options or Stock Appreciation Rights: The 2017 Plan generally prohibits the repricing of options or stock appreciation rights (outside of certain corporate transactions or adjustment events described in the 2017 Plan) without shareholder approval.

Change in Control Definition: In 2015, we revised and conformed the definition that we use for “change in control” across our executive change in control agreements. The 2017 Plan includes this definition of “change in control” so that our agreements and this 2017 Plan provide for consistency and uniformity in the event of a change in control.

Independent Committee Administration: Awards to our named executive officers under the 2017 Plan will be granted by a committee composed entirely of independent directors.

Term of the 2017 Plan: No awards may be granted under the 2017 Plan more than ten  years from the date of shareholder approval.

Share Usage

We are committed to sound equity compensation practices because we recognize that equity compensation awards dilute shareholder equity. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of shareholder interests. For purposes of evaluating our equity compensation program, shareholders may wish to consider two metrics: historical burn rate and overhang.

•

Historical burn rate: Our historical burn rate is equal to the number of shares subject to equity awards granted during a period, in proportion to our outstanding shares. Our burn rate for 2016 was 2.28%, and our three-year average burn rate for 2014 through 2016 was 2.38%.

•

Overhang: Our overhang is the number of shares subject to unvested equity awards outstanding at year-end plus the number of shares available for future grants of equity awards in proportion to our shares outstanding at year-end. As of the end of 2016, our overhang was 10.58%.

More detail regarding the overhang and dilution associated with the 1991 and 2017 Plans is below. The information is as of February 20, 2017. As of that date, there were approximately 75,347,468 of our common shares outstanding. If the 2017 Plan is approved, we will not make any additional awards under the 1991 Plan, and the below table therefore assumes that no shares are available for future issuance under the 1991 Plan. The 1991 Plan is the only equity plan we have in place currently.

Outstanding full-value awards assuming that the outstanding awards achieve maximum performance under the 1991 Plan	4,107,482 shares or 5.45% of our outstanding shares
Outstanding stock options under the 1991 Plan	2,330,605 shares or 3.09% of our outstanding shares
Weighted average exercise price of outstanding options under the 1991 Plan	$31.24
Weighted average remaining term of outstanding options under the 1991 Plan	8 years
Total shares subject to outstanding awards under the 1991 Plan	6,438,087 shares or 8.54% of our outstanding shares
Total shares available for future awards under the 1991 Plan	0
Current overhang percentage based on total number of shares subject to outstanding awards under the 1991 Plan	8.54%
Additional shares requested under the 2017 Plan	4,941,117
Potential dilution of 4,941,117 shares as a percentage of outstanding shares	6.56%
Total potential fully-diluted overhang under the 1991 Plan and the proposed 2017 Plan	11,379,204 shares or 15.10%.

Based on the closing price on the NYSE for our common shares on February 20, 2017, of $30.10 per share, the aggregate market value as of that date of the 4,941,117 additional common shares requested for issuance under the 2017 Plan was $148,727,622.

In 2014, 2015 and 2016, we granted awards (including performance-based awards) under the 1991 Plan covering 1,582,000 shares, 1,563,000 shares, and 1,717,000 shares, respectively.

In determining the number of shares to request for approval under the 2017 Plan, our management team worked with Aon Hewitt, the Compensation Committee’s independent compensation consultant, and the Compensation Committee to evaluate a number of factors including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the 2017 Plan.

If the 2017 Plan is approved, we intend to utilize the shares authorized under the 2017 Plan to continue our practice of incentivizing key individuals through annual equity grants. We anticipate that the shares requested in connection with the approval of the 2017 Plan will last for about 2 years, based on our historic grant rates and the approximate current stock price, but could last for a shorter period of time if actual practice does not match historic rates or our share price changes materially. As noted in “2017 Plan Highlights” and elsewhere below, our Compensation Committee would retain full discretion under the 2017 Plan to determine the number and amount of awards to be granted under the 2017 Plan, subject to the terms of the 2017 Plan, and future benefits that may be received by participants under the 2017 Plan are not determinable at this time.

Summary of Material Terms of the 2017 Plan

Shares Available Under the 2017 Plan: Subject to adjustment as provided in the 2017 Plan, the number of common shares that may be issued or transferred:

•	upon the exercise of options or stock appreciation rights;

•	as restricted shares released from substantial risks of forfeiture;

•	in payment of performance shares or performance units that have been earned;

•	in payment for restricted stock units;

•	in payment for other share-based awards; or

•	in payment of dividend equivalents paid with respect to awards made under the 2017 Plan will not exceed in the aggregate 4,941,117 shares. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

If an award is canceled, expires, lapses or is forfeited or is settled in cash, the common share underlying the award will be available for future grant. Common shares covered by an award are not counted as used unless and until they are issued or transferred. In the event that withholding tax liabilities arising from an award other than an option or stock appreciation right are satisfied by the tendering of common shares or by the withholding of common shares by us, the common shares so tendered or withheld shall be added to the common shares available for awards under the 2017 Plan. For the avoidance of doubt, the following will not again become available for issuance under the 2017 Plan: (i) any common shares withheld in respect of taxes upon settlement of an option or stock appreciation right, (ii) any common shares tendered or withheld to pay an exercise price, (iii) any common shares subject to a stock appreciation right that are not issued in connection with its stock settlement on exercise thereof, and (iv) any common shares reacquired by us on the open market or otherwise using cash proceeds.

Unless terminated earlier by the Board, the 2017 Plan will be in effect until all shares subject to it have been purchased or acquired. In no event will any award under the 2017 Plan be granted on or after the tenth anniversary of its effective date.

Limits on Awards: The following limits apply to awards under the 2017 Plan to each participant in a calendar year (subject to limited permitted adjustment under the 2017 Plan):

•	Aggregate awards of options and Stock Appreciation Rights up to 4,000,000 common shares;

•	Aggregate of awards of performance-based awards that are “qualified performance-based compensation” under Section 162(m) of the Code, other than performance units, up to 2,500,000 common shares;

•	Aggregate dollar value of performance units up to $30,000,000, measured as of the date of grant;

•	Aggregate number of common shares issued upon exercise of incentive stock options shall not exceed 4,941,117; and

•	With respect to non-employee directors, the aggregate dollar value of awards granted to any non-employee director shall not exceed $750,000, measured as of the date of grant.

Minimum Vesting Requirement: The Compensation Committee shall not award more than 5% of the aggregate number of common shares that become available for grant under the 2017 Plan pursuant to awards that are solely subject to a vesting or performance condition that provides for full vesting or completion of the performance period in less than one year following the grant date of the applicable award subject, in each case, to the Compensation Committee’s authority under the 2017 Plan to vest awards earlier, as the Committee deems appropriate, upon the occurrence of a Change in Control, in the event of a Participant’s termination of employment or service or otherwise as permitted by the 2017 Plan.

Eligibility: Our officers and employees (and those of our subsidiaries) (approximately 1,200 people) and our non-employee directors (approximately 11 people) may be selected by the Board to receive benefits under the 2017 Plan. We refer to those individuals selected as “participants.”

Options: An option entitles the participant to purchase a common share at the exercise price. The Compensation Committee may grant incentive stock options, non-qualified stock options, or a combination of both, but incentive stock options cannot be granted to non-employees. Dividends or dividend equivalents are not payable on options. Each option will be evidenced by an award agreement that specifies the number of common shares covered by the option, the exercise price and term of the option, any conditions to the exercise and any other terms and conditions that the Compensation Committee specifies and are consistent with the 2017 Plan. The exercise price for an option will not be less than 100% of the common shares’ fair market value on the date of grant (or, in the case of a 10% shareholder, 110% of the shares’ fair market value on the date of grant). The exercise price is payable in cash, check, common shares, consideration received under a broker-assisted cashless exercise program, by net exercise or any other combination or method of payment to the extent permitted by law and approved by the Compensation Committee. No option will be exercisable more than 10 years from the date of grant.

Stock Appreciation Rights (SARs): A SAR is the right to the equivalent of the increase in value of a specified number of our common shares over a specified period of time. The Compensation Committee may grant SARs alone (which we refer to as a free standing right) or in tandem with an option granted under the 2017 Plan (which we refer to as a related right). Dividends or dividend equivalents are not payable on SARs. Each SAR will be evidenced by an award agreement that describes the SAR, the exercise price and term of the SAR, any conditions to the exercise, any related option and any other terms and conditions that the Compensation Committee specifies and are consistent with the 2017 Plan. The exercise price for a SAR will not be less than 100% of the common shares’ fair market value on the date of grant (or, in the case of a related right, the same exercise price as the related option). The exercise price is payable in cash, check, common shares, consideration received under a broker-assisted cashless exercise program, by net exercise or any other combination or method of payment to the extent permitted by law and approved by the Compensation Committee. The amount payable by us upon exercise of the SAR shall be paid in cash, common shares or a combination of both, and the award agreement may so specify or grant to the participant or retain to the Compensation Committee the right to elect among those alternative. No SAR will be exercisable more than 10 years from the date of grant.

Restricted Shares: Restricted shares are common shares that are subject to forfeiture and may not be transferred by a participant until the restrictions established by the Compensation Committee have lapsed. Those restrictions may take the form of a period of continued employment, board service or achievement of certain performance criteria, for example. The award agreement for each grant of restricted shares will specify the restrictions, the number of restricted shares and any other terms and conditions the Compensation Committee specifies and are consistent with the 2017 Plan. The grant will constitute a transfer of ownership and, unless otherwise determined by the Compensation Committee, will entitle the participant to voting, dividend and other ownership rights during the restriction period. For purposes of qualifying a grant of restricted shares as “performance-based compensation” under Section 162(m) of the Code, the Compensation Committee may set restrictions based on the achievement of management goals.

Restricted Stock Units (RSUs): An RSU is an award that is valued by reference to one common share. Payment of the value of the RSU will not be made until the restrictions established by the Compensation Committee have lapsed. Those restrictions may take the form of a period of continued employment, board service or achievement of certain performance criteria, for example. The award agreement for each RSU grant will specify the restrictions, the number of RSUs and any other terms and conditions the Compensation Committee specifies and are consistent with the 2017 Plan. At the discretion of the Compensation Committee, RSUs may be credited with dividend equivalents, provided that, with respect to RSUs that are subject to performance conditions, the dividend equivalents will be deferred and paid contingent on the level of performance achieved at the end of the performance period. The amount payable may be paid in cash, common shares or a combination of both, and the award agreement may so specify or grant to the participant or retain to the Compensation Committee the right to elect among those alternatives. For purposes of qualifying a grant of RSUs as “performance-based compensation” under Section 162(m) of the Code, the Compensation Committee may set restrictions based on the achievement of management goals.

Performance Shares and Performance Units: Performance shares are shares that become payable upon the achievement of specified performance goals, which may include management goals. Performance units are valued by reference to $1.25 per unit and payable upon achievement of specified performance goals, which may include management goals. The grant may specify a minimum level of achievement of the performance or management goals and will include a formula for determining the number of shares or units earned at the end of the performance period. The Compensation Committee will certify achievement levels of performance prior to the payment of any shares or units. At the discretion of the Compensation Committee, performance shares or performance units may be credited with dividend equivalents, and in all cases the dividend equivalents will be deferred and paid contingent on the level of performance achieved at the end of the performance period. Each performance share or performance unit award will be evidenced by an award agreement that specifies the number of performance shares or performance units, the performance objectives (which may include management goals), the performance period applicable to the award, and any other terms and conditions that the Compensation Committee specifies and are consistent with the 2017 Plan. The amount payable may be paid in cash, common shares or a combination of both, and the award agreement may so specify or grant to the participant or retain to the Compensation Committee the right to elect among those alternative. For purposes of qualifying a grant of performance shares or performance units as “performance-based compensation” under Section 162(m) of the Code, the Compensation Committee may set restrictions based on the achievement of management goals.

Other Share-Based Awards: The Compensation Committee may, from time to time, grant other share-based awards not otherwise described above but in all cases consistent with the terms and conditions of the 2017 Plan. Each such award will be expressed in terms of common shares or units based on common shares and will be evidenced by an award agreement that specifies the number of common shares or units granted, any conditions related to the award, and any other terms and conditions that the Compensation Committee specifies and are consistent with the 2017 Plan. The amount payable may be paid in cash, common shares or a combination of both, as determined by the Compensation Committee. For purposes of qualifying a share-based grant as “performance-based compensation” under Section 162(m) of the Code, the Compensation Committee may set restrictions based on the achievement of management goals.

Section 162(m) Qualified Awards: The Internal Revenue Code limits to $1 million per taxable year the deduction allowed for federal income tax purposes for compensation paid to the Chief Executive Officer and the next three most highly compensated executive officers (other than the Chief Financial Officer) of public companies (we refer to this as the Deduction Limit). The Deduction Limit applies to compensation that does not qualify for any of a limited number of exceptions. The Deduction Limit does not apply to compensation paid under a shareholder-approved plan that meets certain requirements for “qualified performance-based compensation.”

The 2017 Plan, if approved by shareholders, will provide the opportunity for the Compensation Committee to designate at the time of grant those awards (other than options and SARs) that are intended to qualify as “qualified performance-based compensation” under Section 162(m) and therefore maintain our ability to deduct that compensation expense. The 2017 Plan includes the necessary steps that the Compensation Committee must take with respect to awards so designated, including, with respect to management objectives and goals discussed below, the timing of the performance period, the certification of the achievement levels and other required procedures.

Management Objectives and Goals: The 2017 Plan requires that the Compensation Committee use “Management Objectives” for purposes of establishing “Management Goals” for a performance period for any performance-based award, including those that the Compensation Committee intends to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. Management objectives that will be used to establish management goals will be based on the attainment of specific levels of performance of the Company, a subsidiary, division, business unit, operational unit, department, region or function with the Company or subsidiary in which the participant is employed. The management objectives may also be used to establish management goals on an absolute or comparative basis with other companies or a published index, as the Compensation Committee deems appropriate. Management objectives applicable to any award intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code shall be based on one or more of the following:

(A)	Sales, including (i) net sales, (ii) unit sales volume, and (iii) aggregate product price;

(B)	Share price, including (i) market price per share, and (ii) share price appreciation;

(C)

Earnings, including (i) earnings per share, reflecting dilution of shares, (ii) gross or pre-tax profits, (iii) post-tax profits, (iv) operating profit, (v) earnings net of or including dividends, (vi) earnings net of or including the after-tax cost of capital, (vii) earnings before (or after) interest and taxes (“EBIT”), (viii) earnings per share from continuing operations, diluted or basic, (ix) earnings before (or after) interest, taxes, depreciation and amortization (“EBITDA”), (x) pre-tax operating earnings after interest and before incentives, service fees and extraordinary or special items, (xi) operating earnings, (xii) growth in earnings or growth in earnings per share, and (xiii) total earnings;

(D)

Return on equity, including (i) return on equity, (ii) return on invested capital, (iii) return or net return on assets, (iv) return on net assets, (v) return on gross sales, (vi) return on investment, (vii) return on capital, (viii) return on invested capital, (ix) return on committed capital, (x) financial return ratios, (xi) value of assets, and (xii) change in assets;

(E)	Cash flow(s), including (i) operating cash flow, (ii) net cash flow, (iii) free cash flow, and (iv) cash flow on investment;

(F)	Revenue, including (i) gross or net revenue, and (ii) changes in annual revenues;

(G)	Margins, including (i) adjusted pre-tax margin, and (ii) operating margins;

(H)	Income, including (i) net income, and (ii) consolidated net income;

(I)	Economic value added;

(J)

Costs, including (i) operating or administrative expenses, (ii) operating expenses as a percentage of revenue, (iii) expense or cost levels, (iv) reduction of losses, loss ratios or expense ratios, (v) reduction in fixed costs, (vi) expense reduction levels, (vii) operating cost management, and (viii) cost of capital;

(K)

Financial ratings, including (i) credit rating, (ii) capital expenditures, (iii) debt, (iv) debt reduction, (v) working capital, (vi) average invested capital, and (vii) attainment of balance sheet or income statement objectives;

(L)

Market or category share, including (i) market share, (ii) volume, (iii) unit sales volume, and (iv) market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas;

(M)

Shareholder return, including (i) total shareholder return, (ii) shareholder return based on growth measures or the attainment of a specified share price for a specified period of time, and (iii) dividends; and

(N)

Objective nonfinancial performance criteria measuring either (i) regulatory compliance, (ii) productivity and productivity improvements, (iii) inventory turnover, average inventory turnover or inventory controls, (iv) net asset turnover, (v) customer satisfaction based on specified objective goals or company-sponsored customer surveys, (vi) employee satisfaction based on specified objective goals or company-sponsored employee surveys, (vii) objective employee diversity goals, (viii) employee turnover, (ix) specified objective environmental goals, (x) specified objective social goals, (xi) specified objective goals in corporate ethics and integrity, (xii) specified objective safety goals, (xiii) specified objective business expansion goals or goals relating to acquisitions or divestitures, (xiv) day sales outstanding, and (xv) succession plan development and implementation.

The Compensation Committee will use the management objectives to set “management goals” for a set performance period. The Compensation Committee may provide that an evaluation of the management goals, shall include or exclude any of the following items: (1) asset write-downs; (2) litigation or claim judgments or settlements; (3) the effect of changes in tax laws, accounting principles, regulations, or other laws or regulations affecting reported results; (4) any reorganization and restructuring programs; (5) acquisitions or divestitures; (6) unusual nonrecurring or extraordinary items identified in our audited financial statements, including footnotes or in management’s discussion and analysis in our annual report; (7) foreign exchange gains and losses; (8) changes in our fiscal year; and (9) any other specific unusual or nonrecurring events, or objectively determinable category thereof. In the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, any such item will be prescribed in a form and at a time that meets the requirements of Section 162(m) of the Code.

If the Compensation Committee determines that a change in our business, operations, corporate structure or capital structure, or the manner in which we conduct our business, or other events or circumstances render the management goals unsuitable, the Compensation Committee may in its discretion modify such management goals or the minimum acceptable level of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable, except in the case of an award intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code where such action would result in the loss of the otherwise available exemption under Section 162(m). In such case, the Compensation Committee may not make any modification of the management goals or minimum acceptable level of achievement.

Administration: The Board delegates authority to administer the 2017 Plan to the Compensation Committee or any other committee so designated by the Board. Unless otherwise determined by the Board, the Compensation Committee will consist of two or more non-employee directors who are also “outside directors” within the meaning of Section 162(m) of the Code. The Compensation Committee may further delegate its authority to make awards under the 2017 Plan, complying in the Board’s discretion with the requirements of Section 16b-3 and/or Section 162(m) of the Code.

The Compensation Committee is authorized to interpret the 2017 Plan and related agreements and other documents. The Compensation Committee may provide for special terms for awards to participants who are foreign nationals or who are employed by us or any of our subsidiaries outside of the United States of America as the Compensation Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom, in all cases consistent with the terms of the 2017 Plan.

Transferability: Except as otherwise determined by the Compensation Committee, no option, SAR or other derivative security is transferable by a participant except, upon death, by will or the laws of descent and distribution. If, however, a participant is not a director or officer of ours, transfer may be made to a fully revocable trust of which the participant is treated as the owner for federal income tax purposes. Except as otherwise determined by the Compensation Committee, options and SARs are exercisable during the participant’s lifetime only by him or her or by his or her guardian or legal representative. The Compensation Committee may provide for transferability of options and SARs under the 2017 Plan if such provision would not disqualify the exemption for other awards under Rule 16b-3 of the Exchange Act and so long as such transfer is not to any third-party entity, including financial institutions.

The Compensation Committee may specify at the date of grant that part or all of the common shares that are (i) to be issued or transferred by us upon exercise of options or SARs or upon payment under any grant of performance shares, performance units, RSUs or other share-based awards or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer for restricted shares, shall be subject to further restrictions on transfer.

Adjustments: The maximum number of shares that may be issued and delivered under the 2017 Plan, the number of shares covered by outstanding options and SARs, and the prices per share applicable thereto, are subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, spin-offs, reorganizations, liquidations, issuances of rights or warrants, and similar events. In the event of any such transaction or event, the Compensation Committee, in its discretion, may provide in substitution for any or all outstanding awards under the 2017 Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require the surrender of all awards so replaced. The Compensation Committee may also make or provide for such adjustments in the numbers of shares authorized for issuance under the 2017 Plan as the Compensation Committee may determine appropriate to reflect any transaction or event described above.

Change in Control: Under the 2017 Plan, a “Change in Control” generally means the occurrence of any of the following events: (1) when any person, entity or group acquires beneficial ownership of 30% or more of our outstanding common shares or voting power of our stock entitled to vote to elect directors, subject to limited exceptions described in the 2017 Plan; (2) a turnover of a majority of the incumbent Board members as of the date of the 2017 Plan, subject to limited exceptions described in the 2017 Plan; (3) consummation of certain corporate transactions or a sale or other disposition of all or substantially all of our assets, subject to limited exceptions described in the 2017 Plan; or (4) when our shareholders approve a complete liquidation or dissolution of the Company.

Tax Withholding: To the extent that we are required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under this 2017 Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to us for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the

Compensation Committee) may include relinquishment of a portion of such benefit. Participants must also make such arrangements as we may require for the payment of any withholding tax obligations that may arise in connection with the disposition of shares acquired upon the exercise of option rights. In no event, however, may we accept common shares for the payment of taxes in excess of required tax withholding rates. However, in the discretion of the Compensation Committee, a participant or such other person may surrender common shares owned for more than six months to satisfy any tax obligations resulting from any such transaction.

Detrimental Activity: Any award agreement may provide that if a participant, either during employment by us or any of our subsidiaries or within a specified period after termination of such employment, engages in any “Detrimental Activity” (as defined in the 2017 Plan), and the Compensation Committee so finds, upon notice of such finding, the participant must unless otherwise provided in the award agreement:

(A)

Return to us, in exchange for payment by us of any amount actually paid therefor by the participant, all shares of common shares that the participant has not disposed of that were offered pursuant to the plan within a specified period prior to the date of the commencement of such detrimental activity, and

(B)	With respect to any common shares so acquired that the participant has disposed of, pay to us in cash the difference between:

(i)	Any amount actually paid therefor by the participant pursuant to the 2017 Plan, and

(ii)	The market value per share of the common shares on the date of such acquisition.

To the extent that such amounts are not paid to us, we may set off the amounts so payable to us against any amounts (but only to the extent that such amount would not be considered “non-qualified deferred compensation” under Section 409A of the Code) that may be owing from time to time by us or one of our subsidiaries to the participant, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason.

Clawback: Any award under the 2017 Plan that is subject to recovery under any law, government regulation or stock exchange listing requirement (or any policy adopted by us pursuant to those requirements or pursuant to direction of the Board, including our current clawback policy) will be subject to clawback and deduction as required or permitted by the law, regulation, listing requirement or policy.

No Repricing Without Shareholder Approval: Subject to certain tax-related exceptions described in the 2017 Plan, in the case of termination of employment by reason of death, disability or normal or early retirement, or in the case of hardship or other special circumstances, of a participant who holds awards that are unearned, unvested or unexercisable, the Compensation Committee may, in its sole discretion, accelerate the time at which such awards are earned, vest or become exercisable. However, except in connection with a corporate transaction or event as described above with respect to adjustments, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding options or SARs, or cancel outstanding options or SARs in exchange for cash, other awards or options or SARs with an exercise price that is less than the exercise price of the original option or SAR, without shareholder approval.

Amendment and Termination: We may, by action of the Board, amend or terminate the 2017 Plan. Any amendment which must be approved by our shareholders in order to comply with applicable law or the national securities exchange upon which our commons shares are traded will not be effective until such approval is obtained. Any amendment or termination of the 2017 Plan will not impair in any material way the rights and obligations of the participants under any award that is outstanding without the written consent of the participant.

Governing Law: The 2017 Plan and all awards granted and actions taken thereunder will be governed by the internal substantive laws of Ohio.

New Plan Benefits: It is not possible to determine specific amounts that may be awarded in the future under the 2017 Plan because grants of awards under the 2017 Plan are discretionary.

Tax Consequences to Participants

The following is a brief summary of some of the U.S. federal income tax consequences of certain awards under the 2017 Plan based on U.S. federal income tax laws in effect on January 1, 2017. This summary, which is presented for the information of shareholders considering how to vote on this Proposal 4 and not for 2017 Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes, and Code Section 409A taxes), state, local or foreign tax consequences.

Non-qualified Stock Options: In general, (i) no income will be recognized by a participant at the time a non-qualified option right is granted; (ii) at the time of exercise of a non-qualified option right, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a non-qualified option right, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options: No income generally will be recognized by a participant upon the grant or exercise of an incentive stock option (ISO). The exercise of an ISO, however, may result in alternative minimum tax liability. If common shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by the participant within two years after the date of grant or within one year after the transfer of such shares to the participant, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the participant as a long-term capital gain and any loss sustained will be a long-term capital loss.

If common shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the participant generally will recognize ordinary income in the year of disqualifying disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Stock Appreciation Rights (SARs): No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received on the exercise.

Restricted Shares: The recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the participant for such restricted shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions) over the purchase price, if any, of such restricted shares. If a Code Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

Restricted Stock Units (RSUs): The recipient of an RSU award will not recognize income on the grant date. When any part of an RSU award is paid (in the case of cash) or delivered (in the case of unrestricted common shares), the participant will have taxable ordinary income on such date of receipt in an amount equal to the case and the fair market value of any unrestricted common shares received.

Performance Shares and Performance Units: No income generally will be recognized by a participant upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the participant will have taxable ordinary income on the date of receipt in an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received.

Tax Consequences to the Company or Subsidiary

To the extent that a participant recognizes ordinary income in the circumstances described above, we or our subsidiary for which the participant performs services will be entitled to a corresponding income tax deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code, and is not disallowed by the $1 million limitation on certain executive compensation to our four covered employees (namely, our Chief Executive Officer and our three other highest-paid executive officers other than our Chief Financial Officer) under Section 162(m) of the Code. Compensation paid to our four covered employees is not subject to the $1 million deduction limitation if it is “qualified performance-based compensation” within the meaning of Code Section 162(m); and once approved by our shareholders, the 2017 Plan will permit the grant of “qualified performance-based compensation” awards to our four covered employees.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of additional common shares under the 2017 Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the 2017 Plan by our shareholders.

Equity Compensation Plan Information

The following table reflects information as of December 31, 2016 and pertains to our 1991 Plan, which is the only equity plan we currently have in place:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
Stock options	1,689,172	$31.98	N/A
Restricted stock units	1,154,015	N/A	N/A
Performance shares	1,241,403	N/A	N/A
Non-employee director deferred shares	125,800	N/A	N/A
Deferred compensation	8,311	N/A	N/A
Total	4,218,701	$31.98	4,100,000

Vote Required to Approve the 2017 Plan

A favorable vote of the majority of votes cast on the matter is necessary for approval of the 2017 Plan. Abstentions and broker non-votes will not be counted for determining whether the 2017 Plan is passed.

Recommendation of the Board

The Board recommends a vote FOR the approval of the Diebold Nixdorf, Incorporated 2017 Equity and Performance Incentive Plan.

COMPANY PROPOSALS RELATING TO CORPORATE GOVERNANCE MATTERS

We are asking our shareholders to approve two corporate governance proposals that our Board of Directors believes are in the best interests of our shareholders and our Company. Before voting on either of these proposals, we urge you to carefully read and consider each proposal as described in detail on the following pages 42-45 of this Proxy Statement.

•

Proposal 5 would amend our Amended Articles of Incorporation to implement a majority voting standard in uncontested director elections. This proposed majority voting standard would require that each director candidate receive more votes “for” than “against” to be elected in an uncontested election. Conversely, a director candidate who receives more votes “against” than “for” would not be elected in an uncontested election. We expect to continue the director resignation policy that is prescribed currently in the Board-adopted policy relating to majority voting. Our Board of Directors is proposing this majority voting standard to reinforce the Board of Director’s accountability to our shareholders.

•

Proposal 6 would amend our Amended Articles of Incorporation to eliminate cumulative voting in Director elections. Our Board of Directors is proposing to eliminate cumulative voting because it views cumulative voting as incompatible with the objectives of a majority voting standard, and because it views the elimination of cumulative voting as important to ensuring that a majority voting standard is properly and effectively implemented.

Our Board of Directors has determined that Proposals 5 and 6 together represent a carefully balanced and integrated approach designed to further provide shareholders with a net positive result by empowering and enhancing the voice of our shareholders in director elections. These proposals are designed to work together to promote an orderly director election process that respects and satisfies the will of a majority of our shareholders. Because these amendments are designed to work together, the implementation of each of Proposal 5 (the proposal to adopt an amendment to our Amended Articles of Incorporation to implement a majority voting standard in uncontested director elections) and Proposal 6 (the proposal to adopt an amendment to our Amended Articles of Incorporation to eliminate cumulative voting in director elections) is conditioned on shareholder approval of both proposals. In other words, if either is not approved, then neither proposal will be implemented.

Each of Proposal 5 and 6 require the affirmative vote of shares representing two-thirds of our common shares outstanding and entitled to vote at the Annual Meeting. Consequently, it is important that you vote on these items.

PROPOSAL 5: APPROVAL OF AMENDMENT TO AMENDED ARTICLES OF INCORPORATION TO IMPLEMENT A MAJORITY VOTING STANDARD IN UNCONTESTED DIRECTOR ELECTIONS

Board Recommendation: ☑ FOR Proposal 5

Under this Proposal 5, we are asking our shareholders to adopt an amendment to our Amended Articles of Incorporation to implement a majority voting standard in uncontested director elections. The implementation of this Proposal 5 is contingent upon the approval by our shareholders of Proposal 6 to eliminate cumulative voting. Consistent with our history of implementing policies to reinforce the accountability of our Board of Directors, in 2007 the Board adopted a majority voting policy, which provides that, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” election is expected to tender his or her resignation following certification of the shareholder vote. Our Governance Committee considers the resignation and makes a recommendation to the Board whether to accept or reject the resignation. Our Board is proposing the implementation of a majority voting standard in uncontested director elections to reflect our commitment to strong corporate governance.

Under the proposed majority voting standard, for a nominee to be elected to our Board of Directors in an uncontested election, the number of votes cast “for” the nominee’s election must exceed the number of votes cast “against” his or her election. Abstentions and broker non-votes would not be considered votes “for” or “against” a nominee. An “uncontested election” means an election in which the number of director nominees does not exceed the number of directors to be elected. In all other director elections, which we refer to as contested elections, a plurality voting standard would apply.

Our Board has concluded that the adoption of the proposed majority voting standard in uncontested elections will give shareholders a greater voice in determining the composition of our Board. A majority voting standard will give a more meaningful effect to shareholder votes “against” a Director nominee by requiring a majority of shareholder votes for a nominee to obtain or retain a seat on our Board. The adoption of this standard in uncontested elections is intended to reinforce the accountability of our Board to our shareholders in uncontested director elections. If adopted by our shareholders at this Annual Meeting, the majority voting standard would apply to all future uncontested director elections.

Our Board further believes that a plurality voting standard should still apply in contested director elections. If the plurality voting standard did not apply in contested elections, it is possible that more nominees could be elected than the number of director seats up for election because the proposed majority voting standard simply compares the number of “for” votes with the number of “against” votes for each director nominee without regard to voting for other nominees. Accordingly, the proposed majority voting standard retains plurality voting in contested director elections to avoid such inconsistent results.

If this Proposal 5, along with Proposal 6 (eliminating cumulative voting), are both approved by our shareholders and implemented, we expect to retain our director resignation policy (as reflected in our current majority voting policy), conformed as necessary to reflect the provisions of these proposals. Under Ohio law and our Code of Regulations, as amended, an incumbent director who is not re-elected remains in office until his or her successor is elected, continuing as a “holdover” director. We expect our director resignation policy to continue to require an incumbent director who does not receive more votes “for” than “against” his or her election in an uncontested election to tender his or her resignation to our Board, which will decide whether to accept or reject the resignation based on the recommendation from our Governance Committee. This process is described in greater detail in the section of our Proxy Statement entitled “Majority Voting Policy.”

Under Ohio law, a plurality voting standard applies for director elections unless an Ohio company’s Articles of Incorporation state otherwise. Our Amended Articles of Incorporation do not address the voting standard for director elections, and so our current standard is plurality voting. For the reasons outlined above, the Board determined that it is appropriate to amend the Amended Articles of Incorporation to add a majority voting standard, subject to our shareholders’ approval of Proposal 6. On March 3, 2017, our Governance Committee recommended, and our Board unanimously approved, resolutions approving and recommending to our shareholders the adoption of majority voting as stated in this Proposal 5.

The actual text of the proposed amendment to our Amended Articles of Incorporation is attached to this Proxy Statement as Appendix B. Subject to shareholder approval of Proposal 6, the amendment to the Amended Articles of Incorporation will become effective upon filing a Certificate of Amendment with the Secretary of State of Ohio (which is expected to occur promptly following shareholder approval), subject to approval of Proposal 6.

Shareholder Approval

The affirmative vote of shares representing two-thirds of our common shares outstanding and entitled to vote at the Annual Meeting is required to approve the proposed amendment. Abstentions and broker non-votes will have the same effect as votes cast against this Proposal 5.

As noted above, if this Proposal 5 is approved by our shareholders at the Annual Meeting, it will be implemented only if Proposal 6 is also approved. Accordingly, even if this Proposal 5 is approved by our shareholders at the Annual Meeting, it will not be implemented unless Proposal 6 is also approved by our shareholders at the Annual Meeting.

Recommendation of the Board

The Board recommends a vote FOR the approval of this Proposal 5.

PROPOSAL 6: APPROVAL OF AMENDMENT TO AMENDED ARTICLES OF INCORPORATION TO ELIMINATE CUMULATIVE VOTING IN DIRECTOR ELECTIONS

Board Recommendation: ☑ FOR Proposal 6

Under this Proposal 6, we are asking our shareholders to approve an amendment to our Amended Articles of Incorporation to eliminate cumulative voting in director elections. Under Ohio law, because our Amended Articles of Incorporation currently do not address cumulative voting, our shareholders can cumulate votes in director elections at any meeting held for that purpose, whether or not the election is contested and subject to proper notice. Cumulative voting enables a shareholder to cumulate his or her voting power by giving one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder, or distributing those votes among two or more candidates as the shareholder sees fit. Thus, with cumulative voting, a shareholder can cast all of his, her or its votes “for” one candidate or a small group of candidates, instead of voting either “for” or “withheld” on each candidate.

Consequently, a candidate may be elected even if he or she was not supported by the holders of a majority of our shares. For example, because thirteen directors are to be elected at the Annual Meeting, a shareholder holding approximately 6% of our outstanding common shares, by merely cumulating and casting votes for a single director candidate, could elect one director in a contested election, even if the candidate is not supported by nearly 94% of shareholders, based on 75,347,468 common shares outstanding on February 20, 2017 and assuming approximately 80% of the outstanding common shares are voted at the Annual Meeting.

As discussed above in Proposal 5, we are asking shareholders to implement a majority voting policy in uncontested director elections. Unlike cumulative voting, this majority voting policy seeks to hold Directors accountable to the holders of a majority of the shares voting. Our Board of Directors believes that cumulative voting is inconsistent with the objective of accountability, as it potentially allows a shareholder that holds significantly less than a majority of shares to elect one or more Directors. Our intent is that a majority voting standard, together with proxy access, will give all shareholders, including minority shareholders, the opportunity to express their opinions and actively participate in elections, while limiting the ability of a minority shareholder to have a disproportionate influence on director elections.

In addition, cumulative voting and majority voting are procedurally incompatible, and attempting to combine them in the same election of directors could create confusion and uncertainty in the director election process. If, for example, both majority voting and cumulative voting applied in the same election of directors, it would be very possible that a number of directors could receive more “against” votes than “for” votes, causing the Board to have multiple vacancies.

In February 2017, our Board took the positive step of providing our long-term shareholders with the right to nominate a limited number of director candidates and to have those nominees included in our proxy statement and proxy card for the annual meeting of shareholders, subject to the processes and requirements stated in our newly adopted proxy access provision stated in our Code of Regulations. The proxy access provision is summarized on page 15 of this proxy statement. As our Board considered the adoption of proxy access, the Board also recognized that the existing right of our shareholders to cumulate their votes in the election of directors could create a disproportionate amount of influence for the shareholders that may nominate directors under our new proxy access provision. While we have historically maintained cumulative voting as a mechanism for shareholders with less than a majority of shares to influence Director elections, the Board believes that this right is no longer appropriate in light of our proxy access procedure.

For these reasons, the Board determined that it is appropriate to eliminate cumulative voting in connection with amending the Company’s Amended Articles of Incorporation to adopt a majority voting standard. Accordingly, on March 3, 2017, the Board adopted resolutions approving and recommending to shareholders the adoption of an amendment to the Company’s Amended Articles of Incorporation to eliminate cumulative voting in uncontested director elections, subject to approval of Proposal 5.

The actual text of the proposed amendment to the Company’s Amended Articles of Incorporation is attached to this Proxy Statement as Appendix B. The amendment to the Amended Articles of Incorporation will become effective upon filing a Certificate of Amendment with the Secretary of State of Ohio (which is expected to occur promptly following shareholder approval), subject to approval of Proposal 5.

Shareholder Approval

The affirmative vote of shares representing two-thirds of our common shares outstanding and entitled to vote at the Annual Meeting is required to approve the proposed amendment. Abstentions and broker non-votes will have the same effect as votes cast against this Proposal 6.

As noted above, if this Proposal 6 is approved by our shareholders at the Annual Meeting, it will be implemented only if Proposal 5 is also approved. Accordingly, even if this Proposal 6 is approved by our shareholders at the Annual Meeting, it will not be implemented unless Proposal 5 is also approved by our shareholders at the Annual Meeting.

Recommendation of the Board

The Board recommends a vote FOR the approval of this Proposal 6.

PROPOSAL 7: ADVISORY VOTE ON THE FREQUENCY OF THE SHAREHOLDER ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Board Recommendation: ☑ 1 YEAR Proposal 7

As described in Proposal 3 above, pursuant to Rule 14a-21(b) under the Exchange Act, we are providing our shareholders with the opportunity to cast an advisory vote on our named executive officer compensation. This advisory vote is referred to as a “say-on-pay” vote.

This Proposal 7 affords shareholders the opportunity to cast an advisory (non-binding) vote on how often we should include a say-on-pay vote in our proxy materials for future annual meetings of shareholders. Under this Proposal 7, shareholders may vote to have the say-on-pay vote every year, every two years, every three years or abstain.

We believe that say-on-pay votes should be conducted every year so that our shareholders are provided with the opportunity to frequently express their views on our executive compensation programs and practices. The Compensation Committee values the opinions expressed by shareholders in say-on-pay votes and considers the outcome of these votes in making decisions on named executive officer compensation.

The frequency of the shareholder advisory vote on named executive officer compensation receiving the greatest number of votes (every year, every two years or every three years) will be considered the frequency recommended by shareholders.

Recommendation of the Board

The Board recommends that shareholders vote to hold future shareholder advisory votes on say-on-pay 1 YEAR. Shareholders are not voting to approve or disapprove the Board’s recommendation. Shareholders may choose among the four choices (1 year, 2 years, 3 years or abstain) set forth above.

EXECUTIVE COMPENSATION MATTERS

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the following “Compensation Discussion and Analysis” section of this proxy statement. Based on our review and discussions, we recommend to the Board that the “Compensation Discussion and Analysis” be included in (or incorporated by reference as applicable) our Annual Report on Form 10-K for the year ended December 31, 2016 and this proxy statement.

The foregoing report was submitted by the Compensation Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

The Compensation Committee:

Phillip R. Cox, Chair

Dr. Dieter Düsedau

Rajesh K. Soin

Alan J. Weber

Compensation Discussion and Analysis

Our Compensation Committee, or the Committee, has oversight responsibility for the development and administration of our executive compensation policies and programs. This “Compensation Discussion and Analysis” describes the material components of our executive pay program for our Named Executive Officers, or the NEOs, identified below, and explains how and why the Committee arrived at specific compensation policies and decisions for our NEOs in 2016.

NEOs Eckard Heidloff and Dr. Jürgen Wunram both joined our company following our combination with Wincor Nixdorf in August 2016. Because the acquisition occurred in the middle of the year, and because the domination and profit and loss transfer agreement with Diebold Nixdorf AG (f/k/a Wincor Nixdorf) was not effective until February 2017, the compensation with respect to these NEOs was largely determined by the Supervisory Board of Wincor Nixdorf (which is similar to the board of directors for a U. S. company) prior to the acquisition. In addition, each of these NEOs had service agreements, summarized in this proxy statement on page 75, that contained contractual provisions related to their compensation and continued in effect following the acquisition. Although Mr. Heidloff has resigned effective March 31, 2017, we anticipate that Dr. Wunram’s compensation structure will be similar to the other NEOs for 2017.

Therefore, with the exception of the 2016 Q5 VTI award discussed below, the Committee did not make decisions with respect to Mr. Heidloff’s or Dr. Wunram’s 2016 compensation, and this Compensation Discussion and Analysis should be read in that context.

Name	Title
Andreas (Andy) W. Mattes	Chief Executive Officer
Christopher A. Chapman	Senior Vice President and Chief Financial Officer
Eckard Heidloff*	President
Jonathan B. Leiken	Senior Vice President, Chief Legal Officer and Secretary
Dr. Jürgen Wunram**	Senior Vice President and Chief Operating Officer
Stefan E. Merz	Senior Vice President, Corporate Strategy and Development

*	Mr. Heidloff resigned from his position as President, effective March 31, 2017.

**

Dr. Wunram was promoted to Chief Operating Officer from Senior Vice President and Chief Integration Officer on February 16, 2017, and he will serve as CEO of Diebold Nixdorf AG, effective March 31, 2017.

In addition, effective March 31, 2017, Mr. Chapman will step down from the Supervisory Board of Diebold Nixdorf AG and replace Dr. Wunram as CFO on the Management Board of Diebold Nixdorf AG, and Mr. Merz will step down from the Management Board of Diebold Nixdorf AG and replace Mr. Chapman on the Diebold Nixdorf AG Supervisory Board.

To assist shareholders in finding important information, this “Compensation Discussion and Analysis” is organized as follows:

Executive Summary

2016 Company Highlights

In 2016 we reshaped the company and laid the foundation for our future. We acquired Wincor Nixdorf to improve our business portfolio, broaden our scale, expand our leadership in services and software, and increase our capacity to innovate and collaborate with customers. We also divested our North America Electronic Security business and launched two new strategic alliances in China. These strategic achievements have had a profound impact on us, as we have doubled the size of our company and have significantly enhanced our mix of revenue.

From an integration standpoint, we continue to make progress, and our cost synergy efforts are geared towards the realization of scale effects in the hardware business and streamlining our management and workforce composition. Our sales team is fully aligned around our goals, quotas and account plans. We have made extensive changes to realign our sales organization to be closer to our customers, and we are investing in training so our sales executives can be best in class consultants to our customers on their digital journey.

In the governance and compensation space, we expanded our Board to include two directors from the Wincor Nixdorf board of directors as well as our newly appointed COO more recently. We have engaged in extensive shareholder outreach around executive compensation matters, particularly given the complexity of the compensation arrangements following the Wincor Nixdorf acquisition. Those discussions are detailed below. Finally, our Board took the positive step of adopting “proxy access” in our Code of Regulations in recognition of the growing trend to allow long-term shareholders to nominate a limited number of directors and to have those nominees included in our proxy statement and proxy card for the shareholders’ annual meeting. We are pleased to be in line with this best practice in corporate governance.

2016 Say-on-Pay Vote and Shareholder Engagement

At our 2016 Annual Meeting of Shareholders, the advisory vote to approve the executive compensation program for our NEOs received solid support (70.9% of votes cast), but represented a decline from previous years. Management and the Committee were disappointed by this result. In response, we broadened our shareholder outreach efforts to include corporate governance and executive compensation professionals from our largest shareholders. We sought to obtain their feedback, understand their positions, and consider necessary and appropriate actions for the future on our executive compensation plans and disclosures.

We contacted shareholders, which collectively represented approximately half of the Company’s outstanding shares. Employees from the company’s Human Resources, Investor Relations and Legal departments had extensive and meaningful dialogue with 10 shareholders who collectively representing approximately 30% of our outstanding shares. The remaining shareholders we contacted indicated a meeting was not needed at this time. We also held meetings with two leading proxy advisory firms, Institutional Shareholder Services Inc. and Glass Lewis & Co., to understand their views.

Shareholders and the proxy advisory firms noted varying levels of concern related to pay-for-performance alignment, incentive metrics, the clarity with which we disclose our programs, and the impact of the Wincor Nixdorf acquisition on our future executive compensation structure. All feedback is being considered for our future executive compensation program as we develop the appropriate structure following the major acquisition of Wincor Nixdorf. In the spirit of immediate and continuous governance improvements, for this year’s CD&A the Committee focused on shareholder feedback related to disclosure clarity and transparency because these attributes are consistent with our corporate culture and business strategy. We focused on clear and transparent disclosure with regard to a number of key issues to enhance our shareholders’ understanding of our programs including, but not limited to, pre-acquisition incentives for legacy Wincor Nixdorf executives, performance goal disclosures for completed performance cycles and actual achievement against those goals, and actual compensation earned vs. the Committee’s original approved targets.

In addition to these outreach efforts, management met with fund managers who collectively held about 70% of Diebold Nixdorf’s actively-managed shares during 2016. Our recurring annual investor outreach activities are robust, and include non-deal road shows, analyst meetings, investor conference presentations, phone calls and on-site investor meetings at our headquarters in North Canton, Ohio. We also communicate with shareholders and other stakeholders through our annual reports and SEC filings, proxy statements, press releases, news media and our dieboldnixdorf.com website. We hold conference calls and webcasts for our quarterly earnings releases and other major corporate events which are open to all investors. These calls are available live and materials also are archived on our website.

We view an on-going, constructive dialogue with our shareholders as critically important to ensuring that our disclosure provides the necessary transparency for them to make proper investment decisions. Engagement with our shareholders helps us better understand how they view the company, their expectations for our performance, and identify issues that may affect our strategies, corporate governance, valuation and other aspects of our operations.

Executive Compensation Best Practices

We maintain “best practice” executive compensation governance standards. Some of our following guidelines and policies are described in more detail below under “Other Compensation Policies” or elsewhere in this “Compensation Discussion and Analysis”:

What We Do	What We Don’t Do/Don’t Allow

Set stock ownership guidelines for executives and directors.	No hedging or pledging of our stock by executives or directors.

Review tally sheets for executives.	No dividends paid on unearned performance-based shares.

Disclose performance goals for incentive payments.	No change-in-control severance multiple in excess of two times salary and target cash bonus.

Set maximum payout caps on our annual and long-term incentives.	No excise tax gross-ups upon a change in control.

Pay for performance with 86% of our Chief Executive Officer’s target total pay opportunity being performance-based “at risk” compensation.	No re-pricing or cash buyout of underwater stock options.

Cap performance share payments if three-year shareholder return is negative, regardless of our ranking.	No enhanced retirement formulas.

Limit perquisites and other benefits, and do not include income tax gross-ups (except for relocation expenses).	No market timing with granting of equity awards.

Through the Committee’s independent consultant, engage in an ongoing assessment of our compensation practices against the market, our competition, and other applicable metrics.

Incorporate general cash severance and change-in-control provisions that are consistent with market practice, including double-trigger requirements for certain change-in-control protection.

What We Do	What We Don’t Do/Don’t Allow

Perform an annual compensation risk assessment.

Hire an independent consultant reporting directly to the Committee.

Enforce strict insider trading policies, incentive plan clawback policies, and black-out periods for executives and directors.

Our Compensation Strategy

Our executive pay program is specifically designed to:

•

Focus on performance metrics that align executives with the creation of long-term shareholder value through performance-based compensation, including the direct utilization of total shareholder return, or TSR;

•	Use metrics that are balanced and support our multi-year integration and transformation programs called DN2020;

•

Encourage decision-making in alignment with our business strategies, with goal-setting based on a philosophy of continuous improvement, commitment to becoming a “top tier” performer and supporting our longer-term business transformation strategy;

•	Reflect industry standards, offer globally competitive program design and pay opportunities, and balance our need for talent with our need to maintain reasonable compensation costs; and

•	Attract, motivate, and retain executive talent willing to commit to building long-term shareholder value.

Our 2016 executive compensation structure consists of three primary components: base salary, annual cash bonus, and long-term equity incentives. Within the long-term incentive (LTI) component, we utilize a mix of programs for senior leadership. Our target compensation structure for senior leadership is as follows:

As provided in more detail below, we generally target total compensation opportunity at or near the size-adjusted 50th percentile of our compensation peer group (for more detail on our peer group, see “Role of Peer Companies and Competitive Market Data” below). The NEOs may be above or below the 50th percentile based on their experience, performance, potential, and impact on shareholder value. As explained above, we will implement this compensation structure and opportunity for the executives that joined us from Wincor Nixdorf in 2017. Our compensation structure will continue to evolve in support of our strategic plan, DN2020.

The following table summarizes key elements of our 2016 executive compensation program:

Element	Primary Purpose	Key Characteristics
Base Salary	To compensate the executive fairly and competitively for the responsibility level of the position.	Fixed compensation
Annual Cash Bonus

To motivate and reward organizational and individual achievement of annual strategic financial and individual objectives.

Our plan is intended to appropriately motivate the behaviors and performance results needed to accomplish our strategic transformation.

Variable compensation component. The 2016 primary performance components are:

Corporate Goals (70%)

Corporate non-GAAP Operating Profit

Corporate Free Cash Flow

Individual Business Goals (30%)

Key Initiatives

Performance Gate: A minimum level of corporate non-GAAP Operating Profit performance is required to earn any bonus.

Long-Term Equity Incentives (LTI)	To align executives’ and shareholders’ interests, to reinforce long-term value creation, and to provide a balanced portfolio of long-term incentive opportunity.	Variable compensation component. Reviewed and granted annually.

Performance-Based Shares	To motivate the appropriate behaviors to provide superior TSR and strong operational performance over the long term.	Cumulative three-year TSR relative to S&P 400 Mid-Cap Index companies.

Stock Options	To motivate the appropriate behaviors to increase shareholder value above the exercise price.	Stock price growth above the exercise price. Subject to three-year ratable vesting.

Restricted Stock Units (RSUs)	To motivate the appropriate behaviors to increase shareholder value and promote a base-level of executive retention.	Stock price growth. Subject to three-year ratable vesting.
Health/Welfare Plan and Retirement Benefits	To provide competitive benefits promoting employee health and productivity and support financial security.	Fixed compensation component.
Limited Perquisites and Other Benefits	To provide limited business-related benefits, where appropriate.	Fixed compensation component.
Change-in-Control Protection	To retain executives and provide management continuity in event of actual or threatened change-in-control and to bridge future employment if terminated following a change-in-control of the Company.	Fixed compensation component; only paid in the event the executive’s employment is terminated following a change-in-control of the Company.
Severance Protection	To bridge future employment if terminated other than “for cause.”	Fixed compensation component; only paid in the event the executive’s employment is terminated other than “for cause.”

2016 NEO Compensation Highlights - Target Compensation Structure

Pay Component	Summary
Target Total Compensation Opportunity

Based on a review of individual performance and competitive market data, the Committee approved the following annual total compensation structure for 2016. Each element is discussed in detail in “2016 Compensation Elements.” The mix of pay elements is consistent with similar roles at our peer companies.

•      Mr. Mattes: No change to base salary or target bonus (as a percent of salary). Long-term incentive opportunity was increased from 400% of salary to 450% of salary to enhance long-term orientation and maintain a 50th percentile target total compensation opportunity.

•      Mr. Chapman: Increased base salary from $450,000 to $500,000 and long-term incentive opportunity from 175% of salary to 200% of salary. Target bonus as a percent of salary did not change. These adjustments moved total compensation opportunity closer to the 50th percentile.

•      Mr. Leiken: No change to target bonus or long-term incentive opportunity as a percent of salary. Base salary was increased from $400,000 to $440,000 to move total compensation opportunity closer to the 50th percentile.

•      Mr. Merz: No increase in base salary. Short-term incentive opportunity was increased from 80% of salary to 100% of salary in light of strategic initiatives and to maintain a 50th percentile target total compensation opportunity.

•      Our long-term incentive value mix continues to be 50% performance-based shares, 30% stock options, and 20% RSUs

•      Mr. Heidloff and Dr. Wunram

○      Approved prior to the Wincor Nixdorf transaction: The following target total compensation items for 2016 were determined by the terms of the service agreements that were in place between the executives and Wincor Nixdorf prior to our acquisition. Mr. Heidloff’s base salary was €700,000, and Dr. Wunram’s was €500,000. The long-term incentive portion was provided in the form of Wincor Nixdorf options granted in April 2016. The annual short-term incentive awards were related to Wincor Nixdorf’s fiscal year (October 1, 2015 – September 31, 2016) (the “15/16 VTI awards”) and tied to EBITDA and net income performance metrics.

○       Approved after the Wincor Nixdorf acquisition: The Committee approved a pro-rata cash incentive award for the quarter ended December 31, 2016 (which we refer to below as the “2016 Q5 VTI awards”) in order to incentivize performance during our fiscal year fourth quarter.

In summary, the NEOs had the following total compensation structure for 2016:

Name	Salary	Target Bonus (% of Salary)	Target LTI (% of Salary)
Andreas W. Mattes	$937,500	140%	450%
Christopher A. Chapman	$500,000	100%	200%
Eckard Heidloff	€700,000	100%	100%
Jonathan B. Leiken	$440,000	100%	100%
Dr. Jürgen Wunram	€500,000	100%	100%
Stefan E. Merz	$400,000	100%	100%

Total Target Compensation Mix

CEO	Chapman, Leiken and Merz

“At Risk” Compensation

CEO	Chapman, Leiken and Merz

2016 NEO Compensation Highlights—Actual Earned Compensation

The below table represents the Committee’s view of the compensation actually earned and paid to the NEOs in 2016. As explained earlier, we are not presenting this information with respect to Mr. Heidloff and Dr. Wunram.

Earned vs. Targeted Compensation—2016*
Name	Annual Salary	Bonus	Long Term Incentive	Transformation Grant	Total Earned Compensation	% of Target Compensation Received
Andreas W. Mattes	$937,500	$585,000	$2,316,859	$891,277	$4,730,636	67%
Christopher A. Chapman	$500,000	$331,500	$158,076	$60,489	$1,050,065	67%
Jonathan B. Leiken	$440,000	$324,720	$120,790	$101,410	$986,919	89%
Stefan E. Merz	$400,000	$295,200	$170,754	$93,425	$959,379	72%

*

This chart compares earned compensation in 2016 vs. the intended target at grant date. It includes earned and targeted values for 2016 base salary, 2016 annual bonus, and long-term incentives with scheduled vesting in 2016, including the 2016 tranche of the 2014 Transformation Grant.

The following incentive compensation payouts for 2016 performance were approved, each discussed further in “2016 Compensation Elements” below:

Pay Component	Comments

Based on the Committee’s assessment of the Annual Cash Bonus Plan goals, including both financial and individual performance (against personalized Key Initiatives), and the Committee’s assessment of the 2016 Q5 VTI award goals, the Committee approved the following cash bonus payments:

	Name	Earned Bonus	% of Target
	Andreas W. Mattes	$585,000	45%
	Christopher A. Chapman	$331,500	66%
	Eckard Heidloff	$187,103*	100%
	Jonathan B. Leiken	$324,720	74%
	Dr. Jürgen Wunram	$133,645*	100%
Annual Cash Bonus and 2016 Q5 VTI	Stefan E. Merz	$295,200	74%

*   Paid in Euros and converted to U.S. dollars for this table using the exchange rate on the date that the Committee approved the performance achieved and payout amount.

Financial targets were approved by the Committee in the first quarter of 2016.

At the February 2017 Committee meeting, the Committee approved the following:

•    Financial targets: Above threshold achievement for the non-GAAP operating profit but no payout based on the Committee’s assessment of facts and performance as presented by management; above threshold achievement for the free cash flow target, excluding certain transaction-related expenses (achieved $177 million on $175 million threshold) resulting in 46% payout on that portion of the award.

•    Individual business initiatives: Varies by individual. The Committee’s final performance assessment is discussed in more detail in the Annual Cash Bonus Plan section of “2016 Compensation Elements” below.

•    The 2016 Q5 VTI awards for Mr. Heidloff and Dr. Wunram paid out at target, based on achievement of target levels of EBITDA and net income:

	Name	Earned Q5 Award*	% of Target
	Eckard Heidloff	€175,000	100%
	Dr. Jürgen Wunram	€125,000	100%
	* Actual awards earned converted to U.S. dollars based on the February 7, 2017 exchange rate were $187,103 and $133,645, respectively.

Pay Component	Comments
	The following 15/16 Annual VTI payments were made to Mr. Heidloff and Dr. Wunram based on the Supervisory Board’s adoption of the Wincor Nixdorf financial statements for the 15/16 fiscal year:

	Name	Earned Bonus*	% of Target
	Eckard Heidloff	$1,477,862	200%
	Dr. Jürgen Wunram	$1,055,616	200%
15/16 Annual VTI

*   Paid in Euros and converted to U.S. dollars for this table using the exchange rate on November 23, 2016, the date that the Supervisory Board approved the findings of the auditor’s audit.

The 15/16 Annual VTI award payouts were based on:

•    Above maximum performance for the Wincor Nixdorf 15/16 EBITDA goal (achieved €260.14 million of 15/16 EBITDA versus a €222.69 million maximum goal), resulting in 200% payout on that portion of the award.

•    Above maximum performance for the Wincor Nixdorf 15/16 net income goal (achieved €146.47 million of 15/16 net income versus a €92.43 million maximum goal), resulting in 200% payout on that portion of the award.

LTI Completed Performance Periods Performance-Based Shares

At the February 2017 Committee meeting, the Committee approved the following:

2014-2016 Performance Share Grant

•    No payout

•    Our three-year TSR ranking is below the 35th percentile threshold requirement against both the custom peer group and the S&P 400 Midcap Index companies

2015-2016 Performance-Based Deferred Share Grant for Mr. Mattes

•    Payout at target

•    Our two-year cumulative non-GAAP EBITDA for the period was $477 million, exceeding the target

2016 Tranche of Performance-Based Transformation Grant

•    Payout at 98% of target

•    We achieved $177 million of free cash flow, exceeding threshold of $162 million and slightly below target of $180 million

Compensation Decision Process

Role of the Compensation Committee

The Committee is responsible to our Board for oversight of our executive compensation program. The Committee consists of independent directors and is responsible for the review and approval of all aspects of our program. Among its duties, the Committee is responsible for:

•	Reviewing and assessing competitive market data from the independent compensation consultant, discussed below;

•	Reviewing and approving incentive goals, objectives and compensation recommendations for the NEOs;

•	Evaluating the competitiveness of each executive’s total compensation package; and

•	Approving any changes to the total compensation package for the NEOs including, but not limited to, base salary, annual cash bonus, LTI award opportunities and payouts, and retention programs.

Following review and discussion, the Committee submits recommendations to the Board for ratification. The Committee is supported in its work by the Chief Human Resources Officer and staff and an independent compensation consultant, discussed in “Role of the Independent Compensation Consultant” below. For additional information regarding the Committee’s duties and responsibilities, see “Compensation Committee” above. The Committee did not make compensation decisions for Mr. Heidloff or Dr. Wunram in 2016; please see the introduction to this Compensation Discussion and Analysis for further explanation.

Role of the Independent Compensation Consultant

The Committee retains an independent compensation consultant, Aon Hewitt, in accordance with the Committee’s charter. The consultant reports directly to the Committee. The Committee retains sole authority to hire or terminate Aon Hewitt, approve its compensation, determine the nature and scope of services, and evaluate performance. A representative of Aon Hewitt attends Committee meetings, as requested, and communicates with the Committee Chair between meetings. The Committee makes all final decisions.

Aon Hewitt’s specific compensation consultation roles include, but are not limited to, the following:

•	Advising the Committee on executive compensation trends and regulatory developments;

•	Providing a total compensation study for executives against the companies in our peer group and recommendations for executive pay;

•	Providing advice to the Committee on governance best practices, as well as any other areas of concern or risk;

•	Serving as a resource to the Committee Chair for meeting agendas and supporting materials in advance of each meeting;

•	Reviewing and commenting on proxy disclosure items, including the “Compensation Discussion and Analysis;”

•	Advising the Committee on management’s pay recommendations; and

•	From time to time, reviewing and providing compensation recommendations for non-employee directors to the Board Governance Committee.

In 2016, the professional fees for the executive compensation services were approximately $305,000. In addition to Aon Hewitt’s executive compensation services for the Committee, management retained Aon Hewitt for unrelated services, including brokerage services for insurance products. Professional fees for these unrelated services were approximately $539,000 in 2016. The Board and Committee considered and approved these additional brokerage services, which were awarded following a competitive process. We have separate relationships with each of the service teams, and the executive compensation service team does not perform any other services on behalf of the Company. Following consideration and review, the Committee determined that these unrelated services did not impact the independence of Aon Hewitt. The Committee is aware that a significant level of fees for unrelated services could create a conflict of interest and will assess viable alternatives.

The Committee assessed the independence of Aon Hewitt, as required under NYSE listing rules. The Committee also considered and assessed all relevant factors, including but not limited to those set forth in Section 240.10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to Aon Hewitt. Based on this review, the Committee determined there are no conflicts of interest raised by the work performed by Aon Hewitt.

Role of Management

Our Chief Human Resources Officer serves as management’s primary contact with the Committee and attends all Committee meetings. For executives other than the CEO position, our CEO and Chief Human Resources Officer make pay recommendations to the Committee based on market pay comparisons and an analysis of each executives’ individual performance. No member of our management team, including the CEO, has a role in making pay recommendations to the Committee for his or her own position.

Role of Peer Companies and Competitive Market Data

Annually, the Committee reviews competitive total compensation market data provided by Aon Hewitt. To assess competitive pay levels, the Committee first annually reviews and approves our peer group composition. The following peer group criteria are considered:

•	Company size: Approximately 0.4 to 2.5 times Diebold’s annual revenues, with a secondary reference being market capitalization of approximately 0.2 to 5 times Diebold’s market capitalization;

•	Direct competitors for business and management talent;

•	Companies covered by the investment analysts that track Diebold;

•	Companies that include Diebold in their compensation peer group; and

•	Global companies that design, manufacture, and service products for their customers.

In December 2015, Aon Hewitt conducted a total compensation study to assist with 2016 compensation decisions. The Committee approved the following 25 companies for the compensation peer group:

Actuant Corp.	Global Payments Inc.	Netapp Inc.

Allegion PLC	Harris Corp.	Outerwall Inc.

Benchmark Electronics Inc.	International Game Technology PLC	Pitney-Bowes Inc.

Brady Corp.	Intuit Inc.	Sensata Technologies Holding NV

Convergys Corp.	Lexmark International Inc.	The Brinks Company

DST Systems	Logitech International SA	The Timken Company

Fidelity National Information Services	Mettler Toledo International Inc.	Unisys Corp.

Fiserv Inc.	NCR Corp.	Western Union Company (The)

Woodward Inc.

Note: Compensation market values were stress tested to determine the impact, if any, of companies with larger market capitalization. The impact was immaterial.

Note: In our 2016 pay study used to assist with 2017 pay decisions, we refined the peer group by excluding some companies with high market capitalization.

The average and median annualized revenues for the peer companies were $3.5B and $2.9B, respectively, at the time of the December 2015 study. Diebold’s annual revenues were approximately $3.1B which was used to develop size-adjusted market values through regression analysis for each study position. The size-adjusted 50th percentile for total compensation is a key reference point for the Committee. For executive positions where peer company proxy data is not available, Aon Hewitt utilized published and private compensation survey sources.

Timing of Compensation Decisions

Pay recommendations for our executives, including the NEOs, are typically made by the Committee at its first scheduled meeting of the year, normally held in February. This meeting is normally held around the same time we report our fourth quarter and year-end financial results for the preceding fiscal year and provide our financial guidance for the upcoming year. This timing allows the Committee to have a complete financial performance picture prior to making compensation decisions.

Decisions with respect to prior year performance, performance for other relevant periods and any resulting award payouts, as well as annual equity awards, base salary increases and target performance levels for the current year and beyond, are also typically made at this meeting. Equity awards approved by the Committee at this meeting are generally dated as of the date of the Board meeting held the following day. As such, the Committee does not time the grants of options or any other equity incentives to the release of material non-public information.

The exceptions to this timing are awards to executives who are promoted or hired from outside the Company during the year. These executives may receive salary increases or equity awards effective or dated, as applicable, as of the date of their promotion or hire.

Determination of CEO Compensation

At the February Committee meeting, in executive session without management present, the Committee reviews and evaluates CEO performance and determines achievement level for the prior fiscal year. The Committee also reviews competitive compensation data for the peer companies. The Committee presents pay recommendations for the CEO to the independent members of the Board. During executive session, the Board conducts its own review and evaluation of the CEO’s performance taking into consideration the recommendations of the Committee.

2016 Compensation Elements

Base Salary

Base salary compensates the executive fairly and competitively for the responsibility level of the position. The Committee reviews the salaries of our executive officers annually against competitive market data. Salary adjustments result primarily from a combination of competitive market data, individual and company performance, internal equity considerations, promotions, and the executive’s specific responsibilities.

For 2016, the Committee reviewed competitive market data and individual performance assessments for the NEOs and approved the following values at the February 2016 Committee meeting:

Name	2015 Salary	2016 Salary
Andreas W. Mattes	$937,500	$937,500
Christopher A. Chapman	$450,000*	$500,000
Jonathan B. Leiken	$400,000	$440,000
Stefan E. Merz	$400,000*	$400,000

*	Rate in effect at year-end.

The rationale for approved 2016 compensation actions is summarized in the table “2016 NEO Compensation Highlights – Target Compensation Structure.” Increases reflect adjustments made to NEO salaries to bring salary levels more in line with the market 50th percentile.

Annual base salaries for Mr. Heidloff and Dr. Wunram during 2015 and 2016 under their service agreements with Wincor Nixdorf, which were in place prior to the acquisition, were as follows:

Name	2015 Salary	2016 Salary*
Eckard Heidloff	€700,000	€700,000
Dr. Jürgen Wunram	€500,000	€500,000

*	2016 annual salary converted to U.S. dollars using the average Euro to U.S. dollar foreign currency exchange rate for 2016 were approximately $774,659 and $553,328, respectively.

Annual Cash Bonus Plan – Messrs. Mattes, Chapman, Leiken and Merz

Messrs. Mattes, Chapman, Leiken and Merz were eligible to earn cash incentives for 2016 under our Annual Cash Bonus Plan, which was approved by shareholders in 2015. Performance measures include corporate, business unit and individual performance against pre-determined performance objectives approved by the Committee at the beginning of the fiscal year.

Target opportunities: Individual NEO targets (as a percent of base salary) are approved by the Committee at the beginning of the fiscal year. Actual cash bonuses may range from 0% to 200% of target (generally 40% of target is earned at threshold performance, 100% of target is earned as target performance, and 200% of target is earned at maximum performance).

For 2016, the Committee reviewed competitive market data and individual performance assessments for the following NEOs and approved the following target bonus levels in February 2016:

Name	Target Incentive (% of Salary)	Threshold Incentive ($)	Target Incentive ($)	Maximum Incentive ($)	Target Incentive as a % of Target Total Comp Opportunity
Andreas W. Mattes	140%	$562,500	$1,312,500	$2,625,000	20%
Christopher A. Chapman	100%	$200,000	$500,000	$1,000,000	25%
Jonathan B. Leiken	100%	$176,000	$440,000	$880,000	33%
Stefan E. Merz	100%	$160,000	$400,000	$800,000	33%

Financial performance metrics: For 2016, to support the third year of our multi-year business transformation related to Diebold 2.0, the Committee approved Corporate non-GAAP Operating Profit (OP) and Corporate Free Cash Flow excluding certain transaction-related expenses (FCF) as the financial performance metrics and Key Business Initiatives specific to each NEO as the individual performance metrics. The Committee also approved a minimum performance level requirement for OP of $125M, below which no bonuses would be paid, regardless of the performance level attained for FCF, Corporate OP or individual Key Initiatives. Although non-GAAP OP was achieved above threshold, the Committee determined that no payout was earned following consideration of the facts and performance presented by management. Management viewed the technical achievement of above-threshold non-GAAP OP metric to be anomalous in a transformative year involving combined financials from two legacy corporations, and therefore recommended to the Committee no pay out on the operating profit metric. Management took this position due to disappointing results in key areas that ultimately support the company’s operating profit goal, such as the North America segment.

Annual Cash Bonus Plan for NEOs
Performance Measure	Organizational Level	Weighting	Threshold[1] (40% payout)	Target[1] (100% payout)	Max[1] (200% payout)	Actual Achieved	Payout as % of Target
OP	Corporate	40%	$140	$170	$200	$159	0%
FCF	Corporate	30%	$175	$195	$215	$177	46%
Key Initiatives	Individual	30%	varies	varies	varies	varies	varies

[1]	Payment opportunities are extrapolated between threshold, target, and maximum performance – 0% payout below threshold. Dollars are shown in millions.

Key Business Initiative performance metrics: For 2016, the Committee approved Key Business Initiatives specific to each NEO. The Committee increased the weighting from 20% to 30% in 2016 to enhance focus on critical efforts needed to drive financial performance, such as the transformative portfolio changes. Similar to the Committee’s assessment of financial performance, the Committee’s assessment of Key Business Initiative performance generally excludes non-recurring/extraordinary items.

Name	Key Business Initiative Categories (30% weighting)
Andreas W. Mattes	• Deliver on specific financial commitments • Complete portfolio-shaping actions and execution • Long-term strategy • Talent initiatives
Christopher A. Chapman	• Successful completion of specific strategic projects • Information technology initiatives • Organizational strategy initiatives • Capital allocation strategies
Jonathan B. Leiken	• Ethics and compliance enhancements • Successful completion of specific strategic projects • Successful fulfillment of specific legal requirements • Effective support of our commercial business
Stefan E. Merz	• Completion of China joint venture with Inspur • Successful completion of specific strategic projects • Completion of electronic security business divestiture

The Committee reviewed Key Business Initiative performance assessments prepared by Mr. Mattes for each of the NEOs, and separately, during executive session, the Committee reviewed Mr. Mattes’ performance against his Key Business Initiatives.

The Committee acknowledged the tremendous effort and work that the above NEOs invested in accomplishing the largest transaction in the history of the Company – the acquisition of Wincor Nixdorf. That transaction presented financing, legal, strategic and regulatory hurdles to overcome in order to move the Company into the future, and each of the individuals had the accomplishment of various aspects of this transaction as part of their Key Business Initiatives for 2016. In addition, we executed on strategic projects to divest of the electronic security business and to negotiate and enter into a joint venture with Inspur in China. We also successfully concluded the monitorship that the Company had been under after completing compliance and ethics enhancements. In sum, the Committee felt that each of the above NEOs had met and, in some cases, exceeded their Key Business Initiative performance goals for 2016. The amount earned, including as a percentage of target, is listed below.

Key Business Initiative Performance

Name	Amount Earned	% of Target
Andreas W. Mattes	$393,750	100%
Christopher A. Chapman	$262,500	175%
Jonathan B. Leiken	$264,000	200%
Stefan E. Merz	$240,000	200%

2016 Actual Bonuses Earned: Based on the Committee’s assessment of financial and individual performance according to the tables above, the following summarizes actual bonuses earned:

Name	2016 Actual Bonus	2016 Target Bonus	Actual as % of Target
Andreas W. Mattes	$585,000	$1,312,500	45%
Christopher A. Chapman	$331,500	$500,000	66%
Jonathan B. Leiken	$324,720	$440,000	74%
Stefan E. Merz	$295,200	$400,000	74%

Cash Incentive Compensation—Mr. Heidloff and Dr. Wunram

15/16 VTI Awards (pre-acquisition arrangement): Mr. Heidloff and Dr. Wunram’s annual short-term incentive awards were related to Wincor Nixdorf’s fiscal year (October 1, 2015—September 31, 2016) and tied to EBITDA and net income performance metrics. The targets to be applied as the basis to calculate these awards were set by the Supervisory Board in September 2015, and these awards were paid in December 2016 following adoption by the Supervisory Board of Wincor Nixdorf’s financial statements.

Target 15/16 VTI award opportunities were as follows under their respective service agreement:*

Name	Target Incentive (% of Salary)	Threshold Incentive (€)	Target Incentive (€)	Interim Incentive Above Target (€)	Maximum Incentive (€)
Eckard Heidloff	100%	€175,000	€700,000	€1,225,000	€1,400,000
Jürgen Wunram	100%	€125,000	€500,000	€875,000	€1,000,000

*	See the “2016 Grants of Plan-Based Awards Table” for the amounts of these award opportunities converted to U.S. dollars using the average Euro to U.S. dollar exchange rate for 2016.

Financial performance metrics for the 15/16 Annual VTI awards were as follows:

Performance Measure	Weighting	Threshold[1] (25% payout)	Target[1] (100% payout)	Interim Level Above Target[1] (175% payout)	Max[1] (200% payout)	Actual Achieved	Payout as % of Target
Wincor Nixdorf 15/16 EBITDA	50%	€137.04	€171.30	€205.56	€222.69	€260.14	200%
Wincor Nixdorf 15/16 Net Income	50%	€56.88	€71.10	€85.32	€92.43	€146.47	200%

[1]

Payment opportunities are linearly interpolated between performance levels. If performance is achieved below 80% of either target (threshold performance), the executive is not entitled to a bonus with respect to the other target, and the Supervisory Board will decide on the amount of a possible bonus. Euros are shown in millions.

Based on the Supervisory Board’s assessment of financial performance according to the tables above, the following summarizes actual 15/16 Annual VTI awards earned:

Name	Actual 15/16 Annual VTI Award Earned	Target 15/16 Annual VTI Award	Actual as % of Target
Eckard Heidloff	€1,400,000*	€700,000	200%
Jürgen Wunram	€1,000,000*	€500,000	200%

*	Actual awards earned converted to U.S. dollars based on the November 23, 2016 exchange rate were $1,477,862 and $1,055,616, respectively.

2016 Q5 VTI Awards: Following our acquisition, Mr. Heidloff and Dr. Wunram each received a pro rata cash incentive award based on performance for the quarter ended December 31, 2016. The Committee and Supervisory Board believed these awards were useful to incentivize performance during our fourth quarter immediately following the acquisition. In addition, because Wincor Nixdorf’s year-end was September 30, 2016, this award helped align compensation during this “extra” quarter.

Target 2016 Q5 VTI award opportunities were set by the Committee and Supervisory Board as follows:

Name	Target Incentive (% of Salary)	Threshold Incentive (€)	Target Incentive (€)	Interim Incentive Above Target (€)	Maximum Incentive (€)
Eckard Heidloff	25%	€43,750	€175,000	€306,250	€350,000
Jürgen Wunram	25%	€31,250	€125,000	€218,750	€250,000

*	See the “2016 Grants of Plan-Based Awards Table” for the amounts of these award opportunities converted to U.S. dollars using the average Euro to U.S. dollar exchange rate for 2016.

Financial performance metrics for the 2016 Q5 VTI awards were as follows:

Performance Measure	Weighting	Threshold[1] (25% payout)	Target[1] (100% payout)	Interim Level Above target (175% payout)	Max[1] (200% payout)	Actual Achieved	Payout as % of Target
Diebold Nixdorf EBITDA	50%	50.40	63	75.6	81.9	63	100%
Diebold Nixdorf Net Income	50%	25.6	32	38.4	41.6	32	100%

[1]	Payment opportunities are linearly interpolated between performance levels—0% payout for performance is achieved below threshold.

Based on the Supervisory Board’s assessment of financial performance according to the tables above, the following summarizes actual 2016 Q5 VTI awards earned:

Name	Actual Q5 VTI Award Earned*	Target Q5 VTI Award	Actual as % of Target
Eckard Heidloff	€175,000	€175,000	100%
Jürgen Wunram	€125,000	€125,000	100%

*	Actual awards earned converted to U.S. dollars based on the February 7, 2017 exchange rate were $187,103 and $133,645, respectively.

Long-Term Incentives—2016 Regular Annual Grants (Messrs. Mattes, Chapman, Leiken and Merz)

Our regular annual LTI grants to NEOs include a value mix of performance-based shares (50%), stock options (30%), and RSUs (20%), as discussed above in 2016 NEO Compensation Highlights—Target Compensation Structure. These awards are subject to our other compensation policies generally, such as our Clawback Policy, as discussed in “Other Compensation Policies” below.

To determine annual grant levels for the NEOs, the Committee considers competitive market data, individual performance, potential future contributions to our business, internal equity, and management’s recommendations. The Committee approves long-term incentive grants at the regular February Committee meeting, and actual grants are generally made effective on the day of the February Board Meeting.

The following table summarizes 2016 targeted LTI values for our NEOs in accordance with our customary annual LTI grant cycle:

Name	Salary	Target LTI (% of Salary)	Approximate Target LTI Value[1]	% of Target Total Comp
Andreas W. Mattes	$937,500	450%	$4,218,750	65%
Christopher A. Chapman	$500,000	200%	$1,000,000	50%
Jonathan B. Leiken	$440,000	100%	$440,000	33%
Stefan E. Merz	$400,000	100%	$400,000	33%

[1]

The target award values shown here generally vary from the award values listed in the Grant of Plan-Based Awards Table (GPBAT) for two reasons. First, to mitigate the potential impact of stock price swings on our equity grants, we use the 20-day average closing stock price immediately preceding the grant date to determine the grant size, rather than the stock price on the actual grant date as shown in the GPBAT and used for accounting purposes. Second, for performance-based shares, we use the 20-day average closing stock price immediately preceding the grant date to determine the number of shares to grant. The GPBAT uses the Monte Carlo valuation (the method used to determine accounting expense) which often generates a value higher than target on the grant date, which we believe is inappropriate for purposes of setting compensation opportunity.

For 2016, the Committee approved a balanced LTI portfolio approach, with the highest weight applied to the performance-based shares to focus on relative TSR performance vs. the S&P 400 Midcap Index companies.

Because we acquired Wincor Nixdorf after making our regular 2016 LTI grants to our NEOs, Mr. Heidloff and Dr. Wunram did not receive any of these awards in 2016. Options granted to Mr. Heidloff and Dr. Wunram by Wincor Nixdorf in 2016 prior to the acquisition and other prior year Wincor Nixdorf options that remained outstanding at the acquisition are discussed below in the “Service Agreements with Mr. Heidloff and Dr. Wunram” section, the “Outstanding Equity Awards at 2016 Fiscal Year-End” table and the “2016 Option Exercises and Stock Vested” table.

Performance-based shares (50%): Provide value based on a combination of three-year (2016—2018) total shareholder return ranking vs. the S&P 400 Midcap Index companies and our stock price performance. The Committee approved the following performance / payout schedule for the 2016 grant based on TSR ranking for the 2016—2018 performance period:

•	Threshold: 30th percentile ranking earns 50% of target payout.

•	Target: 50th percentile ranking earns 100% payout.

•	Maximum: 75th percentile ranking earns 200% payout.

For Mr. Mattes, due to annual grant limits in the Plan, we utilized a combination of performance shares and performance-based deferred shares to deliver competitive LTI value. The performance requirements are identical.

Also, the Committee removed three-year cumulative non-GAAP EBITDA as a performance measure for the 2016 grant due to significant business portfolio changes that were being considered and not yet finalized at the time that the Committee set the performance metrics, such as the acquisition of Wincor Nixdorf. The Committee felt that relative TSR performance was the correct measurement during this integration period.

Stock options (30%): Provide value based solely on stock price appreciation. Grants of stock options have a ten-year term and vest ratably over a three-year period. The exercise price is based on the closing price of our common stock on the grant date and is valued using the Black-Scholes stock option valuation method.

RSUs (20%): Provide a base level of retention value in our executive compensation program, and incentive for building shareholder value. RSUs provide additional value if our stock price appreciates. RSUs vest ratably over three years. Dividend equivalents are paid on time-vested RSU grants.

Long-Term Incentives—Additional RSU Grants to Messrs. Leiken and Merz

In February 2016, the Committee approved a special 10,000 share RSU grant, subject to three-year ratable vesting to Mr. Leiken and Mr. Merz. These awards were made in recognition of the multiple strategic initiatives that Messrs. Leiken and Merz were engaged in 2015, including the negotiation of the divestiture of our electronic security business and conclusion of our acquisition of Phoenix Interactive.

Long-Term Incentives—Completed Performance Cycles

The following performance-based grants were completed on December 31, 2016. At the February 2017 Committee meeting, the Committee reviewed and approved the following performance achievements and payout levels:

2014—2016 Performance Share Grant: No payout was earned.

•	Our three-year TSR performance was below the 35th percentile threshold requirement against both the custom peer group and the S&P 400 Midcap Index companies.

2015—2016 Performance-Based Deferred Share Grant for Mr. Mattes: Payout was earned at target.

•

The approved two-year target cumulative non-GAAP EBITDA goal was $450 million, at which 100% of the target award would be earned. If threshold two-year cumulative non-GAAP EBITDA performance of $225 million were achieved, then 50% would be earned. Payouts for performance between points is interpolated on a straight-line basis.

•	Actual two-year cumulative non-GAAP EBITDA achievement was $477 million, resulting in a payout of 100% of target.

2016 Tranche of Performance-Based Transformation Grant: Payout was earned at 98% of target,

•

A target 2016 Free Cash Flow (FCF) target of $180 million was set when the Committee approved this grant at the February 2014 Committee meeting. Threshold and maximum performance levels were set at $162 million and $198 million of the target goal, respectively. Payout opportunity was set at 90% of target for threshold performance and 110% of target for maximum performance. Payout is interpolated on a straight-line basis between performance levels.

•	The Committee approved 2016 FCF achievement of $177 million, earning a payout of 98% of target.

Benefits and Perquisites

We provide our U.S. executives with medical, dental, and life insurance under the same programs used to provide benefits to all U.S.-based associates. Our executives may buy additional life insurance coverage at their own expense. The maximum life insurance coverage that may be purchased by an executive is $1 million. Our executives’ personal benefits are not tied to individual or company performance and changes to these benefits reflect the changes to the benefits of all U.S.-based associates. Mr. Heidloff and Dr. Wunram receive certain fringe benefits pursuant to their service agreements with Wincor Nixdorf, which are not tied to individual or company performance.

Deferred Compensation

Our executives, including the NEOs, may elect to defer receipt of compensation from the Annual Cash Bonus Plan and performance-based shares pursuant to our Deferred Incentive Compensation Plan No. 2 (as discussed below under “Non-Qualified Deferred Compensation Plans”). Current investment choices under the plan for cash deferrals (cash bonuses and dividends on deferred performance shares) mirror those in our 401(k) plan. Our deferred compensation plan does not provide participants with additional pay, but merely provides a tax deferred investment vehicle. Moreover, we do not guarantee any specific rate of return and do not contribute to the return that may be earned.

Retirement

We maintain qualified and non-qualified retirement programs for our U.S. executives. Our U.S. executives, including the NEOs, participate in our qualified defined benefit (pension) and defined contribution (401(k)) plans on the same terms as all U.S.-based associates. In 2013, we amended the pension plan to cease future benefit accruals for all participants after December 31, 2013.

We also have two non-qualified supplemental retirement plans in which certain NEOs participate: (1) the Pension Restoration Supplemental Executive Retirement Plan, or Pension Restoration SERP, and (2) the 401(k) Restoration Supplemental Executive Retirement Plan, or 401(k) Restoration SERP. These plans are described in detail below under “2016 Pension and Retirement Benefits.” Participation in the 401(k) Restoration SERP is based on the annual IRS compensation limits. Participation in the Pension Restoration SERP is limited to executive officers in positions that help develop, implement and modify our long-term strategic plan, as nominated by the CEO and approved by the Committee; however, we closed the Pension Restoration SERP to any new participants effective December 31, 2013 and also amended the Plan to cease future benefit accruals after December 31, 2013.

The participation status of our NEO’s in the SERPs is summarized below:

Named Executive Officer	401(k) Restoration SERP	Pension Restoration SERP
Andreas W. Mattes	X
Christopher A. Chapman		X
Jonathan B. Leiken	X
Stefan E. Merz	X

Mr. Heidloff and Dr. Wunram participate in the Wincor Nixdorf AG Pension Scheme (the “Wincor Pension Plan”) pursuant to their service agreements. The Wincor Pension Plan is a contribution-defined pension system, and is based on a one-time payout or installment payments and is governed by the rules outlined in the Wincor Nixdorf International GMBH Pension Scheme. Their service agreements in effect for 2016 provided for certain annual contribution commitments of €126,082 for Mr. Heidloff and €100,000 for Dr. Wunram. Mr. Heidloff’s Wincor Pension Plan balance as of his resignation is discussed below under “Potential Payments Upon Termination or Change in Control—Potential Termination Payments under Service Agreements—Mr. Heidloff and Dr. Wunram.”

Perquisites and Fringe Benefits

We provide our executives with limited perquisites. The Committee believes that these benefits are set at a reasonable level, are highly valued by recipients, have limited cost to the Company, are part of a competitive reward system, and help in attracting and retaining top management talent. The Committee periodically reviews our practices in this area and makes any necessary adjustments based on market trends and the cost to provide these benefits.

Perquisites received by U.S. executives include the following, the values of which differ based on an executive’s reporting level:

•	Reimbursement for financial planning services up to $12,000 for Mr. Mattes, up to $10,000 for Mr. Chapman and up to $7,500 for Messrs. Leiken and Merz;

•	A complete annual physical exam, which helps protect in small measure the investment we make in these key individuals;

•	Payment of annual premiums for supplemental executive disability insurance; and

•	Executive long term disability policies.

Contractual fringe benefits to Mr. Heidloff and Dr. Wunram under their service agreements include accident and liability insurance, health insurance, and life insurance premiums paid by Wincor Nixdorf and lease payments on a company car.

Change-in-Control Protection

We maintain change-in-control agreements for our executive officers, including the NEOs (except for Mr. Mattes, whose change-in-control protections are included in his employment agreement, discussed in more detail under “Employment Agreements” below and Mr. Heidloff and Dr. Wunram who do not currently have change-in-control agreements), that provide our executives with the potential for continued employment (or benefits) for three years following a change-in-control.

The benefits available under the agreements are subject to a “double trigger,” so that benefits are paid only following both (i) a change-in-control (as defined in the agreement) and (ii) a termination of the executive’s employment without cause by us or with good reason by the executive (as such terms are defined in the agreement) in the three-year period following a change-in-control.

The agreements include the following items:

•

A change-in-control definition that is the same as the change-in-control definition in our shareholder-approved Plan, its equity award agreements, and the Amended and Restated Executive Employment Agreement with our CEO, discussed below;

•	A lump sum payment equal to two times base salary and target cash bonus;

•	Two years of continued participation in our health and welfare benefit plans;

•

A lump sum payment in an amount equal to the additional benefits the executive would have accrued under each qualified or nonqualified pension, profit sharing, deferred compensation or supplemental plan for one additional year of service, provide the executive was fully vested prior to termination;

•	A one-year post-termination noncompete and nonsolicit period;

•	An initial term of two years with automatic one-year extensions each January unless either party provides three months’ notice that the agreement should not extend;

•	An automatic three-year extension following a change-in-control; and

•	Forfeiture of severance (in whole or in part) to eliminate excise tax but only if it results in a better net-of-tax result for the executive.

The Committee periodically reviews our policy with respect to these change-in-control agreements, and engages its independent compensation consultant to provide a competitive analysis of our practices. The Committee has determined that this type of agreement is still a valued component of overall compensation for purposes of attracting and retaining quality executive officers and, as such, the Committee approved the continued award of these agreements to new executives.

Severance Protection

Our Senior Leadership Severance Plan provides coverage to executives who are involuntarily terminated without cause or who terminate their employment for good reason, in each case separate from a change-in-control and subject to a general release of claims and acknowledgement of the executive’s confidentiality, non-competition and other applicable obligations. This policy does not apply to Messrs. Mattes and Heidloff and Dr. Wunram because they have employment agreements. Our policy provides for the following:

•

A lump sum payment equal to two times (for Mr. Chapman) and one and one-half times (for Messrs. Leiken and Merz) base salary in effect on the date of termination and target bonus opportunity under our Annual Cash Bonus Plan in the year of termination;

•	A lump sum pro-rata payment of the bonus under our Annual Cash Bonus Plan, based upon the time employed in the year of termination and actual full-year performance results;

•

Continued participation in all of our employee health and welfare benefit plans for the shorter of (i) two years (for Mr. Chapman) or one and one-half years (for Messrs. Leiken and Merz), and (ii) the date such NEO receives equivalent coverage from a subsequent employer;

•	All outstanding unvested options immediately vest and generally remain exercisable for a period of twelve months (or the earlier scheduled expiration) following the date of termination;

•	All outstanding RSUs vest pro-rata based upon the time employed in the year of termination relative to the vesting period of the RSUs;

•

Pro-rata performance-based share amounts (except amounts granted under the Transformation Grant), based upon the time employed in the year of termination relative to the performance period, to the extent such awards are earned, payable when such awards are generally paid to others; and

•	Professional outplacement services for up to two years.

Employment Agreements

Historically, in order to attract high-quality candidates, we have entered into formal employment agreements with our CEO, and when those positions have been held by separate individuals, with both our President and our CEO. Accordingly, in June 2013, we entered into an employment agreement with Mr. Mattes, which we amended on July 24, 2015. For a summary of this agreement, including benefits paid following a change-in-control, see the discussion following the “2016 Grants of Plan-Based Awards” table below. Messrs. Chapman, Leiken and Merz do not have employment agreements.

Mr. Heidloff and Dr. Wunram had service agreements in place with Wincor Nixdorf prior to the acquisition with provisions that largely governed their 2016 compensation. Dr. Wunram received an offer letter in connection with his promotion to be our Chief Operating Officer in February 2017, and his service agreement will continue in effect until February 28, 2019 as amended by and subject to the terms of the offer letter. On February 16, 2017, Mr. Heidloff and Diebold Nixdorf AG mutually agreed to terminate the service agreement that was in place with Mr. Heidloff, and entered into a separation agreement providing for certain severance benefits in connection with his resignation from his position as our President and the termination of his employment. These agreements are discussed in more detail under “Service Agreements with Mr. Heidloff and Dr. Wunram” and in the “Potential Payments Upon Termination or Change in Control—Potential Termination Payments under Service Agreements—Mr. Heidloff and Dr. Wunram” section.

Other Compensation Policies

Clawback Policy

In addition to any other rights or remedies legally available to us, all of our equity plans include provisions that allow us to cancel awards or “claw back” any shares received pursuant to awards or the exercise of stock options for certain specified conduct that is deemed detrimental to the Company. To the extent that an executive has already received value for such awards, these provisions also allow us to seek reimbursement of such value directly from the executive or through the garnishment of salary or cash bonus. Examples of such detrimental conduct include:

•

Engaging, directly or indirectly, in any activity in competition with us, in any product, service or business activity for which the executive had any direct responsibility or direct involvement during the two previous years.

•	Soliciting one of our employees to terminate his or her employment with us.

•	Unauthorized disclosure of confidential, proprietary or trade secret information obtained during employment with us.

•

Failure to promptly disclose and assign any interest in any invention or idea conceived during the executive’s employment and related to any of our actual or anticipated business, research or development work.

•	Any activity that results in a termination for cause, including gross neglect and any act of dishonesty constituting a felony.

In addition, the Committee has a separate and independent Clawback Policy which provides an additional avenue to recover excessive performance-based incentive compensation (whether equity or cash) paid during a three-year look-back period in the event of willful act of misconduct resulting in an obligation on the Company to prepare a financial accounting restatement due to a material noncompliance with any reporting requirement under the U.S. federal securities laws. This policy will be updated as necessary when the claw back requirements under Dodd Frank are fully effective.

Insider Trading Policy

Under our Insider Trading Policy, each employee, officer and director of the Company is prohibited from buying or selling our securities when he or she is aware of material, non-public information about the Company, or information about other public companies which he or she learns as our employee or director. These individuals are also prohibited from providing such information to others. In addition, this policy prohibits employees, officers and directors from pledging Diebold Nixdorf stock, engaging in short sales of Diebold Nixdorf stock, and from buying or selling any derivative securities related to Diebold Nixdorf stock.

Company-Imposed Black-Out Periods

As noted above, if an executive is in possession of material non-public information, he or she is prohibited from trading in our stock. Apart from these trading restrictions, we also impose routine black-out periods that prohibit executives, including the NEOs, from trading during the period that begins two weeks prior to the end of each quarter and extends through the first business day following our next scheduled quarterly earnings release. These self-imposed black-out periods are an example of good corporate governance and help to protect both us and the individual from allegations of insider trading violations.

However, our black-out policy was not intended to penalize employees for this type of positive corporate behavior, and in the past the Committee has approved a cash distribution to employees, including NEOs, who were barred from exercising stock options prior to their expiration due to extended company-imposed black-out periods. No such exceptions were made during 2016.

Stock Ownership Guidelines

The Committee believes that stock ownership guidelines reinforce executive and shareholder alignment. Our executive stock ownership guidelines are:

•	CEO: 5x salary

•	Other NEOs: 3x salary

The Committee monitors progress towards achievement for the stated guidelines annually. In determining an executive’s stock holdings, we count the shares beneficially owned, including the after-tax value of unvested RSUs, shares deferred pursuant to our deferred compensation program, and shares owned through our 401(k) savings plan. Outstanding stock options and unearned performance shares do not count towards the executives’ stock ownership guidelines. Our executives are not allowed to sell shares until they meet the guidelines.

Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits the deductibility of executive compensation paid by publicly-held corporations to $1 million per year for the CEO and the next three most highly compensated executive officers, excluding the CFO. The $1 million limitation does not apply to compensation that qualifies as performance-based. We consider the tax and accounting impact of all compensation, and our annual and long-term incentive plans have been designed so that awards granted under such plans may be able to qualify as performance-based compensation. To the extent possible and consistent with the goals and philosophy of compensation stated throughout, the Committee endeavors to limit the impact of Section 162(m) of the Code. The Committee also believes that the tax deduction is only one of several relevant considerations in setting compensation and that the tax deduction limitation should not be permitted to compromise the Company’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

Executive Compensation Tables

The table below summarizes the total compensation earned by each of our NEOs for the fiscal years ended December 31, 2016, 2015 and 2014, as applicable. The amounts shown include compensation for services in all capacities that were provided to us.

2016 Summary Compensation Table

Name and Principal Position	Year	Salary[1] ($)	Bonus ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compensation[4] ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings[5] ($)	All Other Compensation[6] ($)	Total ($)
Andreas W. Mattes Chief Executive Officer	2016	937,500	—	3,179,794	1,074,000	585,000	—	190,458	5,966,752
	2015	928,418	—	6,271,703	1,408,680	459,375	—	322,998	9,391,174
	2014	836,106	—	2,900,655	1,044,825	1,779,509	—	206,842	6,767,937
Christopher A. Chapman Senior Vice President, Chief Financial Officer	2016	500,000	—	700,757	300,000	331,500	47,575	39,797	1,919,629
	2015	402,658	—	499,284	263,740	180,000	—	34,432	1,380,114
	2014	301,019	—	410,137	68,631	574,035	135,094	25,343	1,514,259
Eckard Heidloff President	2016	322,775	—	—	—	1,295,500	—	142,385	1,758,794
	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—
Jonathan B. Leiken Senior Vice President, Chief Legal Officer and Secretary	2016	440,000	—	538,448	132,000	324,720	—	37,210	1,472,378
	2015	400,000	—	285,304	150,708	160,000	—	26,392	1,022,404
	—	—	—	—	—	—	—	—	—

Dr. Jürgen Wunram Chief Operating Officer	2016	230,553	—	—	—	925,357	—	116,133	1,270,711
	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—
Stefan E. Merz Senior Vice President, Corporate Strategy and Development	2016	400,000	—	510,392	119,998	295,200	—	61,774	1,387,364
	2015	374,726	—	267,473	141,291	128,000	—	50,420	961,910
	2014	325,000	—	616,051	99,577	424,003	—	36,935	1,501,566

[1]

Salary amounts reported for Mr. Heidloff and Dr. Wunram reflect salary earned during calendar year 2016 and paid after the consummation of our acquisition of Wincor Nixdorf, which closed on August 15, 2016. These amounts are included in the table in U.S. dollars, but Mr. Heidloff and Dr. Wunram receive their salaries in Euros. To convert their Euro salary amounts to U.S. dollars for the table, we used the average Euro to U.S. dollar foreign currency exchange rate for 2016 of 1.106656. The annual salary rates for Mr. Heidloff and Dr. Wunram during calendar year 2016 under their service agreements were € 700,000 and € 500,000, respectively. See “Service Agreements with Mr. Heidloff and Dr. Wunram” below for additional information.

[2]

2016 amounts in this column represent the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718 (ASC 718), for RSUs and performance-based LTI shares awarded to the NEOs in 2016. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date values in the table and this footnote do not necessarily correspond to the actual value that will be realized by the NEOs.

The grant date fair values for the RSUs are determined using the closing price of our common shares on the grant date. The grant date fair values included in the table for the performance-based LTI shares are calculated based on the probable outcome of the relevant performance conditions as of the grant date, which we calculate using a Monte Carlo simulation model. See the “2016 Grants of Plan-Based Awards Table” below for the threshold, target and maximum numbers of shares that each NEO may earn under these performance-based LTI awards and Footnote 5 to that table for additional information on assumptions used in calculating the grant date valuations. The ASC 718 grant date fair values for each NEO’s 2016 performance-based LTI awards assuming the achievement of the maximum level of performance would be: for Mr. Mattes, $4,205,473; for Mr. Chapman, $985,404;for Mr. Leiken, $433,621; and for Mr. Merz, $394,161.

The specific terms of each of these awards are discussed in more detail in “Compensation Discussion and Analysis” above.

Mr. Heidloff and Dr. Wunram did not receive any stock awards in 2016.

[3]

This column represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, for options awarded to the NEOs in 2016. For more information regarding 2016 grants, see the “2016 Grants of Plan-Based Awards Table” below. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the fair value of these stock options can be found under Note 6 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2016. The specific terms of the stock options are discussed in more detail above under “Compensation Discussion and Analysis.” These amounts reflect the grant date fair value for these awards, and do not necessarily correspond to the actual value that will be realized by the NEOs.

Mr. Heidloff and Dr. Wunram did not receive any option awards in 2016 subsequent to our acquisition of Wincor Nixdorf in August 2016. The options granted to Mr. Heidloff and Dr. Wunram in 2016 prior to the acquisition are omitted from this table. Please see the “Outstanding Equity Awards at 2016 Fiscal Year-End Table” for additional information regarding those options.

[4]	This column reflects amounts earned by Messrs. Mattes, Chapman, Leiken and Merz under our Annual Cash Bonus Plan for the 2016 fiscal year, but that were not actually paid out until March 2017.

For Mr. Heidloff and Dr. Wunram, this column reflects amounts earned under their 2016 Q5 VTI awards (for the performance period from October 1, 2016—December 31, 2016) plus three-fourths of the amounts earned under their 15/16 Annual VTI awards. These amounts are included in the table in U.S. dollars, but were paid to Mr. Heidloff and Dr. Wunram in Euros. To convert the Euro amounts for the 2016 Q5 VTI awards to U.S. dollars for the table, we used the exchange rate on February 7, 2017 of 1.0691610732, the date that the Compensation Committee approved the performance achieved and payouts for those awards. To convert the Euro amounts for the included portion of the 15/16 Annual VTI awards to U.S. dollars for the table, we used the Euro to U.S. dollar foreign currency exchange rate on November 23, 2016 of 1.055616, the date that the Wincor Nixdorf Supervisory Board approved the findings of its auditor’s audit for its fiscal year ended September 30, 2016. The performance period for the 15/16 Annual VTI awards was Wincor Nixdorf’s 15/16 year (October 1, 2015—September 30, 2016), and the full amounts that Mr. Heidloff and Dr. Wunram earned under the 15/16 Annual VTI awards were €1,400,000 and €1,000,000, respectively (or $1,477,862 and $1,055,616, respectively, when converted to U.S. dollars based on the November 23, 2016 exchange rate). See the “2016 Grants of Plan-Based Awards Table” and “Service Agreements with Mr. Heidloff and Dr. Wunram” below for additional information.

[5]

The amount shown for Mr. Chapman is the difference (to the extent positive) between the actuarial present value of pension benefits as of December 31, 2016 and the actuarial present value of pension benefits as of December 31, 2015 under the pension plans in which he participates. The actuarial present value as of December 31, 2016 is calculated based on a 4.24% discount rate and the RP-2014 mortality tables, including the MP-2016 generational projection scales. The actuarial present value of pension benefits as of December 31, 2015 is based on a 4.62% discount rate and the RP-2014 Mortality Table for non-annuitants without collar adjustment with MP-2014 fully generational mortality improvement projection. The values were determined assuming the probability is nil that the NEO will terminate, retire, die or become disabled before their normal retirement date (unless already known). The increases in pension values are attributable to the decrease in the discount rate and the decrease in the discounting period by one year due to the aging of the affected NEOs.

There was no above-market or preferential interest earned by any NEO in 2016 on non-qualified deferred compensation.

[6]

The amounts reported as “All Other Compensation” for 2016 for Messrs. Mattes, Chapman, Leiken, and Merz are outlined in the table below, with respect to: (a) for Mr. Mattes, housing allowances and expenses in connection with his relocation to Ohio, (b) amounts contributed for the executive by us under our 401(k) plan and any non-qualified defined contribution plan, including taxes attributable to such non-qualified defined contribution plan, for which the executive is a participant, (c) financial planning services/tax assistance, (d) dividend equivalents paid on unvested RSUs, and (e) other. The amount in column (e) reflects, as applicable: expenses related to the Company’s sales awards recognition program (Mr. Mattes $6,946; Mr. Chapman $7,201; and Mr. Merz $7,321); the value of life insurance and AD&D premiums paid for the NEOs (Mr. Mattes $1,620; Mr. Chapman $1,185; Mr. Leiken $972; and Mr. Merz, $911); the value of supplemental executive disability insurance premiums paid for the NEOs (Mr. Mattes $5,508; Mr. Chapman, $2,783; and Mr. Merz $4,676); and the approximate value of an annual physical exam provided to the NEOs (Mr. Mattes $1,914; Mr. Leiken $1,865; and Mr. Merz $1,865).

The amounts reported as “All Other Compensation” for 2016 for Mr. Heidloff and Dr. Wunram represent pension contributions and fringe benefits paid or allocated to them after the consummation of our acquisition of Wincor Nixdorf. As outlined in the table below, such amounts include the annual pension benefit contributions for the executives by Wincor Nixdorf under the Wincor Pension Plan and the executive’s service agreement (column (b)), which are reflected in the tables in U.S. dollars and were converted from their Euro amounts to U.S. dollars using the exchange rate of 1.052255 at December 31, 2016. These amounts also include the following (column (e) below): the value of life insurance premiums; the value of accident liability insurance premiums paid for the NEOs; the value of health insurance premiums paid for the NEOs; and the amounts provided to the NEOs related to use of a company car. Amounts included in column (e) in the table below are in U.S. dollars, but were received in Euros, and we used the average Euro to U.S. dollar foreign currency exchange rate for 2016 of 1.106656 for these amounts.

	All Other Compensation
Named Executive Officer	(a)	(b)	(c)	(d)	(e)
Andreas W. Mattes	20,294	52,195	12,000	89,981	15,988
Christopher A. Chapman	—	9,305	2,844	16,479	11,169
Eckard Heidloff	—	132,670	—	—	9,715
Jonathan B. Leiken	—	11,607	7,500	15,266	2,837
Dr. Jürgen Wunram	—	105,226	—	—	10,907
Stefan E. Merz	—	19,707	6,310	20,984	14,773

2016 Grants of Plan-Based Awards Table

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	All Other Option Awards: Number of Securities Underlying Options[4] (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards[5] ($)
Name	Grant Date	Threshold ($)	Target ($)	Max. ($)	Threshold (#)	Target (#)	Max. (#)
Andreas W. Mattes	2/3/16	-	-	-	-	-	-	-	200,000	27.39	1,074,000
	2/3/16	-	-	-	-	-	-	39,323	-	-	1,077,057
	2/3/16	-	-	-	27,382	54,764	109,528	-	-	-	1,478,080
	2/3/16	-	-	-	11,572	23,144	46,228	-	-	-	624,657
	-	562,500	1,312,500	2,625,000	-	-	-	-	-	-	-
Christopher A. Chapman	2/3/16	-	-	-	-	-	-	-	55,866	27.39	300,000
	2/3/16	-	-	-	-	-	-	7,596	-	-	208,054
	2/3/16	-	-	-	9,128	18,255	36,510	-	-	-	492,702
	-	200,000	500,000	1,000,000	-	-	-	-	-	-	-
Eckard Heidloff	-	193,665	774,659	1,549,318	-	-	-	-	-	-	-
	-	48,416	193,665	387,330	-	-	-	-	-	-	-
Jonathan B. Leiken	2/3/16	-	-	-	-	-	-	-	24,581	27.39	132,000
	2/3/16	-	-	-	-	-	-	3,342	-	-	91,537
	2/3/16	-	-	-	4,017	8,033	16,066	-	-	-	216,811
	2/11/16	-	-	-	-	-	-	10,000	-	-	230,100
	-	176,000	440,000	880,000	-	-	-	-	-	-	-
Dr. Jürgen Wunram	-	138,332	553,328	1,106,656	-	-	-	-	-	-	-
	-	34,583	138,332	276,664	-	-	-	-	-	-	-
Stefan E. Merz	2/3/16	-	-	-	-	-	-	-	22,346	27.39	119,998
	2/3/16	-	-	-	-	-	-	3,038	-	-	83,211
	2/3/16	-	-	-	3,651	7,302	14,604	-	-	-	197,081
	2/11/16	-	-	-	-	-	-	10,000	-	-	230,100
	-	160,000	400,000	800,000	-	-	-	-	-	-	-

[1]

For Messrs. Mattes, Chapman, Leiken and Merz, these columns present information about the potential payouts under our Annual Cash Bonus Plan for fiscal year 2016. The actual amount paid in March 2017 for each NEO is reflected above in the “2016 Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column. For Mr. Heidloff and Dr. Wunram these columns present potential payouts under their 15/16 Annual VTI awards and their 2016 Q5 VTI awards. The potential payouts for these awards were converted to U.S. dollars using the average Euro to U.S. dollar foreign currency exchange rate for 2016 of 1.106656. For a more detailed description of the related performance measures for all of these cash incentive awards see above under “Compensation Discussion and Analysis.”

[2]

These columns present information about performance-based LTI shares awarded during 2016 pursuant to the Plan for Messrs. Mattes, Chapman, Leiken and Merz. The payout of the performance-based LTI shares will be determined based on the achievement of specific relative TSR goals calculated over the three-year period beginning on January 1, 2016 and ending on December 31, 2018. The maximum award amount for the performance-based LTI awards is 200% of the target amount, which will be earned only if we achieve maximum performance pursuant to the grant’s specific performance measures, and no amount is payable unless the threshold performance is met. For Mr. Mattes, this column also presents information about his performance-based deferred shares awarded during 2016 pursuant to the Plan. The performance requirements for Mr. Mattes’s performance-based deferred shares are identical to those of his performance-based LTI shares. For a more detailed description of these awards and the related performance measures, see the related descriptions in the “Compensation Discussion and Analysis.”

[3]	This column presents information about RSUs awarded during 2016 pursuant to the Plan. For a more detailed description of the RSUs, see above under “Compensation Discussion and Analysis.”

[4]

All stock option grants in this table were new and not granted in connection with an option re-pricing transaction, and the terms of the stock options were not materially modified in 2016. For a more detailed description of the stock options, see above under “Compensation Discussion and Analysis.”

The options granted to Mr. Heidloff and Dr. Wunram in 2016 prior to the acquisition are omitted from this table. Please see “Service Agreements with Mr. Heidloff and Dr. Wunram” and the “Outstanding Equity Awards at 2016 Fiscal Year-End Table” for additional information regarding those options.

[5]

For the performance-based LTI shares, the grant date fair value of $26.99 per share as of the grant date was calculated using a Monte Carlo simulation model that considers the likelihood of our TSR ending at various percentile levels and expected stock price at those levels and which reflects the probable outcome of the performance conditions at target as of the grant date, excluding the effect of estimated forfeitures, in accordance with FASB ASC Topic 718. The assumptions used in calculating the fair value of the performance-based LTI shares were as follows: (a) an expected performance period of three years; (b) a risk-free interest rate of 0.89%, which is an estimated interest rate for a zero-coupon U.S. government bond with a term commensurate with the remaining term of the performance period as of the grant date (2.91 years), calculated by linear interpolation of the interest rates on the grant date for zero coupon U.S. government bonds with maturities of 2.50 and 3.0 years; (c) historical volatilities of the Company and peer group, calculated using the adjusted daily stock prices for the 2.91 year period prior to the grant date; and (d) a dividend yield for the company and any of the peer group companies in the period from January 1, 2016 to February 3, 2016.

For RSUs, the fair value is calculated using the closing market price of the shares on the applicable grant date ($27.39 for the February 3, 2016 grants and $23.01 for the February 11, 2016 grants), and such value reflects the total amount that we would expect to expense in our financial statements over the awards’ three-year vesting period. For stock options, the fair value was calculated using the Black-Scholes value on the grant date of $5.37, calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the fair value of these stock options can be found under Note 6 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2016.

Mattes Amended and Restated Employment Agreement

In June 2013, we entered into an employment agreement with Mr. Mattes in connection with his appointment as our President and CEO. We amended that agreement on July 24, 2015 in order to align the “change-in-control” definition and the “cause” definition that applies in the two-year period following a change-in-control as stated in Mr. Mattes’ employment agreement with the definitions used in the change-in-control agreements with our other executives. In addition, the amendments to the agreement also included:

•	A two-year term (through July 24, 2017) with automatic one-year renewals unless either party provides at least six months’ notice that the agreement should not be renewed;

•	“Termination without cause” benefits if we do not renew Mr. Mattes agreement and his employment does not continue;

•	An extension of the exercise period for stock options and stock appreciation rights following termination from three months to twelve months, consistent with the Senior Leadership Severance Plan; and

•	Forfeiture of severance (in whole or in part) to eliminate excise tax but only if it results in a better net-of-tax result, for Mr. Mattes.

Pursuant to the agreement, Mr. Mattes is entitled to receive an annual base salary of not less than $937,500 and is eligible for annual incentive awards as determined by the Company in its sole discretion. Additionally, Mr. Mattes is eligible to participate in the Company’s long-term equity incentive plan as determined by the Company in its sole discretion.

Under the terms of the agreement, if Mr. Mattes is terminated without cause (as defined in the agreement) or he terminates his employment for “good reason” (as defined in the agreement and subject to the Company’s right to cure), in either case other than in the two-year period following a “change-in-control” (as defined in the agreement) or if we decide not to renew Mr. Mattes’ agreement and his employment ends, assuming he otherwise satisfies certain conditions, he will be entitled to receive, among other things, (i) a lump sum amount equal to any unpaid salary and accrued vacation pay and unreimbursed business expenses, (ii) a lump sum amount equal to two times his annual base salary and annual incentive award at target, (iii) a lump sum pro-rata amount, if any, equal to the actual annual incentive that would have been payable to him based on the Company’s actual performance against applicable goals and his personal goals/key initiatives (based on his assumed target level performance), and (iv) continuation of medical, dental, vision and Company-paid basic life insurance coverage for the shorter of (i) 24 months and (ii) the date he receives equivalent coverage from a subsequent employer, and (A) any outstanding and unvested stock options will immediately vest and remain exercisable for twelve months (or the earlier expiration), (B) any restrictions on unvested RSUs will immediately lapse on a pro-rata basis and (C) all unearned performance-based shares and performance units will be paid out on a pro-rata basis, (except for Transformation Grant shares which will be forfeited).

In addition, in connection with a change-in-control, the term of Mr. Mattes’ employment will automatically be extended to the second anniversary of the change-in-control. If, during the two-year period following a change in control, Mr. Mattes is terminated without cause or he terminates his employment for good reason, assuming he otherwise satisfies certain conditions, he will be entitled to receive, among other things, (i) a lump sum amount equal to any unpaid salary and accrued vacation pay and unreimbursed business expenses, (ii) a lump sum amount equal to two times Mr. Mattes’ annual base salary and annual incentive award at target, (iii) a lump sum pro-rata amount, if any, equal to the actual annual incentive that would have been payable to him based on our actual performance against applicable goals and his personal goals/key initiatives (based on his assumed target level performance), and (iv) continuation of medical, dental, vision and Company-paid basic life insurance coverage for the shorter of (i) 24 months and (ii) the date he receives equivalent coverage from a subsequent employer, and (A) any outstanding and unvested stock options will immediately vest and remain exercisable for twelve months (or the earlier expiration), (B) any restrictions on unvested RSUs will immediately lapse, and (C) all unearned performance-based shares and performance units will become non-forfeitable at 100% of target (except with respect to Transformation Grant which will be earned at 100% as long as Mr. Mattes is employed at the end of the performance period or was terminated without cause or with good reason).

The employment agreement also provides that Mr. Mattes will not (i) compete with us for a period of two years after the termination of his employment or (ii) solicit employees of the Company for a period of three years after the termination of his employment. Mr. Mattes’ employment agreement does not provide for any tax gross-ups for any excise tax that may be imposed under Section 280G of the Internal Revenue Code.

Service Agreements with Mr. Heidloff and Dr. Wunram

Compensation for Mr. Heidloff and Dr. Wunram for 2016 was pursuant to their service agreements with Wincor Nixdorf, as amended. The term of these agreements was through February 28, 2019. As discussed immediately below, we have entered into a separation agreement with Mr. Heidloff and have extended an offer letter to Dr. Wunram.

When in effect, these service agreements provide for the following annual compensation: (i) fixed annual base salary compensation (€700,000 for Mr. Heidloff and €500,000 for Dr. Wunram in 2016); (ii) short-term variable cash compensation dependent on the attainment of specific performance targets; (iii) long-term incentive share-based compensation grants in the form of participation in Wincor Nixdorf’s share option program; (iv) certain pension benefits pursuant to the agreement and the Wincor Pension Plan (with yearly pension benefit contribution commitments of €126,082 for Mr. Heidloff and €100,000 for Dr. Wunram); and (v) certain non-performance-based fringe benefits (€37,301 for Mr. Heidloff and €25,619 for Dr. Wunram for Wincor Nixdorf’s fiscal year ended September 30, 2016), which include accident and liability insurance, health insurance, and life insurance premiums paid by the company and lease payments on a company car.

Under the service agreements, the annual short-term variable cash compensation was dependent on the attainment of specific EBITDA and net income targets set by the Supervisory Board at the beginning of the fiscal year. The targets receive the same weighting and are reviewed and settled separately. If performance is achieved at target, Mr. Heidloff and Dr. Wunram receive 100% of their annual base salary as a cash bonus. If performance is achieved below 80% of either target (threshold performance), the executive is not entitled to a bonus with respect to the other target, and the Supervisory Board will decide on the amount of a possible bonus. If a threshold of 80% of the performance targets are achieved, 25% of the target bonus is payable. If performance is between threshold and target, the payment decreases linearly from 100% of salary at target to 25% of salary at threshold. If performance is achieved at 120% of the target level, the award is payable at 175% of base salary, and the amount payable increases linearly from 100% to 175% for performance achieved between 100% and 120% of target. The maximum amount payable is 200% of the annual base salary (for performance at 130% or more of the target goals), and the amount payable increases linearly from 175% to 200% of annual base salary for performance achieved between 120% and 130% of target.

Mr. Heidloff and Dr. Wunram received option grants from Wincor Nixdorf under the service agreements in 2013, 2014, 2015 and 2016, which are reflected below in the “Outstanding Equity at 2016 Fiscal Year-End Table.”

All of these options were granted prior to the closing of the Wincor Nixdorf acquisition and remained outstanding and were not adjusted when we closed the Wincor Nixdorf acquisition. Options granted to Mr. Heidloff and Dr. Wunram in 2012, as modified by the Wincor Nixdorf Annual General Meeting in January 2016, vested and were exercised during 2016, and are reflected in the “2016 Options Exercised and Stock Vested Table” below. Under the terms of the service agreements, the exercise price per share for the options equals the initial value plus 12% less gross dividend payment. Under the service agreement provisions, the number of options granted each year was determined in a manner designed such that the desired value of the options would be achieved if the stock appreciated in value by an average of 6% per year over the entire four year term of the option, calculated in terms of movements in the share price and the dividend yield. A subsequent adjustment is possible if three times the amount of the executive’s planned annual compensation is exceeded when their total compensation is evaluated over a five-year consecutive period. Outstanding options are to be settled in cash pursuant to our Business Combination Agreement with Wincor Nixdorf.

Under the service agreements, Mr. Heidloff and Dr. Wunram are subject to the non-competition obligations provided under German law and may not, without the prior written approval of the chairman of the Supervisory Board, work for a company or a third party which is a competitor. The service agreements provide for certain payments and benefits in the event of qualifying terminations of employment, which are described in detail below under “Potential Payments Upon Termination or Change in Control—Potential Termination Payments under Service Agreements—Mr. Heidloff and Dr. Wunram.” Additional information regarding the Wincor Pension Plan is provided under the “German Pension Benefits” section that follows the “2016 Non-Qualified Deferred Compensation” table below.

Separation Agreement—Mr. Heidloff

In connection with the effectiveness of the domination and profit and loss transfer agreement, Mr. Heidloff resigned from his position as President effective March 31, 2017. Mr. Heidloff and Diebold Nixdorf AG agreed that he would receive the following severance benefits under a separation agreement, dated February 16, 2017 (the “Separation Agreement”). Payable on March 31, 2017, Mr. Heidloff will receive a severance payment in the amount of €4,310,810 and two other severance payments of €350,000 each, which are based on his pro rata short-term and pro rata long-term variable compensation for Diebold Nixdorf AG’s fiscal year 2016/2017. In addition, Mr. Heidloff will continue to be entitled to exercise the stock options allocated to him under his employment agreement, pursuant to the terms of the Wincor Nixdorf stock option plan. He will also receive his monthly fixed compensation and monthly fringe benefits through March 31, 2017. These severance benefits were approved by our Compensation Committee.

Offer Letter—Dr. Wunram

On February 16, 2017, Dr. Wunram was appointed as our Chief Operating Officer and as a director on our Board. Pursuant to the terms of an offer letter effective as of that date (the “Offer Letter”), Dr. Wunram will be entitled to an annual base salary of €535,000 in addition to continued participation in our annual cash bonus plan (with a target equal to 100% of base salary) and our equity incentive plan (with an annual target of 200% of annual base salary). In connection with Dr. Wunram’s appointment to the Board, he has also agreed to dispose of his Diebold Nixdorf AG shares.

Since Dr. Wunram also currently serves as Chief Financial Officer, Chief Operating Officer and Deputy Chief Executive Officer and President of Diebold Nixdorf AG and was appointed Chief Executive Officer of Diebold Nixdorf AG (effective April 1, 2017), his existing employment contract with Diebold Nixdorf AG, as amended (which expires by its terms on February 28, 2019), will continue in effect and is subject to the terms of the Offer Letter. Pursuant to the Offer Letter, Dr. Wunram shall be entitled to severance benefits as and to the extent provided in the Company’s Senior Leader Severance Plan.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table provides information relating to exercisable and unexercisable stock options as of December 31, 2016 for the NEOs. In addition, the following table provides information relating to grants of RSUs, deferred shares and performance-based awards to the NEOs that had not yet vested as of December 31, 2016. No stock appreciation rights were outstanding as of December 31, 2016.

		Option Awards[1]					Stock Awards
		Number of Securities Underlying Unexercised Options							Equity Incentive Plan Awards:
Name	Grant Date of Award	Exercisable (#)	Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price[2] ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[3] (#)	Market Value of Shares or Units of Stock That Have Not Vested[4] ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested[5] (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[6] ($)
Andreas W. Mattes	6/6/2013	98,082	—	—	31.92	6/6/2023	—	—	—	—
	2/11/2014	103,177	51,589	—	34.13	2/11/2024	—	—	—	—
	2/5/2015	66,666	133,334	—	32.33	2/5/2025	—	—	—	—
	2/3/2016	—	200,000	—	27.39	2/3/2026	—	—	—	—
	2/11/2014	—	—	—	—	—	20,166	507,175	—	—
	2/5/2015	—	—	—	—	—	23,721	596,583	—	—
	2/3/2016	—	—	—	—	—	39,323	988,973	—	—
	2/5/2015[6]	—	—	—	—	—	48,466	1,218,920	—	—
	2/5/2015[7]	—	—	—	—	—	30,471	766,345	—	—
	2/11/2014[8]	—	—	—	—	—	—	—	6,546	164,632
	2/5/2015	—	—	—	—	—	—	—	29,519	742,403
	2/3/2016	—	—	—	—	—	—	—	38,954	979,693
Christopher A. Chapman	2/14/2007	1,250	—	—	47.27	2/14/2017	—	—	—	—
	2/11/2009	1,250	—	—	24.79	2/11/2019	—	—	—	—
	2/11/2010	2,500	—	—	27.88	2/11/2020	—	—	—	—
	2/10/2011	7,000	—	—	32.67	2/10/2021	—	—	—	—
	2/8/2012	9,500	—	—	34.89	2/8/2022	—	—	—	—
	2/6/2013	7,540	—	—	29.87	2/6/2023	—	—	—	—
	2/11/2014	6,777	3,389	—	34.13	2/11/2024	—	—	—	—
	2/5/2015	12,481	24,964	—	32.33	2/5/2025	—	—	—	—
	2/3/2016	—	55,866	—	27.39	2/3/2026	—	—	—	—
	2/11/2010	—	—	—	—	—	2,000	50,300	—	—
	2/11/2014	—	—	—	—	—	1,325	33,324	—	—
	2/5/2015	—	—	—	—	—	4,408	110,861	—	—
	2/3/2016	—	—	—	—	—	7,596	191,039	—	—
	1/15/2014[7]	—	—	—	—	—	2,069	52,035
	2/11/2014[8]	—	—	—	—	—	—	—	828	20,824
	2/5/2015	—	—	—	—	—	—	—	5,510	138,576
	2/3/2016	—	—	—	—	—	—	—	9,128	229,569
Eckard Heidloff	3/22/2013	—	127,398	—	€43.20	4/1/2017	—	—	—	—
	3/26/2014	—	87,364	—	€62.94	4/5/2018	—	—	—	—
	3/25/2015	—	111,793	—	€49.20	4/6/2019	—	—	—	—
	4/12/2016	—	92,422	—	€59.49	4/22/2020	—	—	—	—
Jonathan B. Leiken	2/5/2015	7,132	14,265	—	32.33	2/5/2025	—	—	—	—
	2/3/2016	—	24,581	—	27.39	2/3/2026	—	—	—	—
	2/5/2015	—	—	—	—	—	2,519	63,353	—	—
	2/3/2016	—	—	—	—	—	3,342	84,051	—	—
	2/11/2016	—	—	—	—	—	10,000	251,500	—	—
	5/26/2014[7]	—	—	—	—	—	3,468	87,220	—	—
	2/5/2015	—	—	—	—	—	—	—	3,149	79,197
	2/3/2016	—	—	—	—	—	—	—	4,017	101,028

		Option Awards[1]					Stock Awards
		Number of Securities Underlying Unexercised Options							Equity Incentive Plan Awards:
Name	Grant Date of Award	Exercisable (#)	Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price[2] ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[3] (#)	Market Value of Shares or Units of Stock That Have Not Vested[4] ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested[5] (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[6] ($)
Dr. Jürgen Wunram	3/22/2013	—	90,999	—	€43.20	4/1/2017	—	—	—	—
	3/26/2014	—	62,403	—	€62.94	4/5/2018	—	—	—	—
	3/25/2015	—	79,852	—	€49.20	4/6/2019	—	—	—	—
	4/12/2016	—	66,016	—	€59.49	4/22/2020	—	—	—	—
Stefan E. Merz	2/11/2014	9,833	4,917	—	34.13	2/11/2024	—	—	—	—
	2/5/2015	6,686	13,374	—	32.33	2/5/2025	—	—	—	—
	2/3/2016	—	22,346	—	27.39	2/6/2026	—	—	—	—
	2/11/2014	—	—	—	—	—	1,922	48,338	—	—
	2/5/2015	—	—	—	—	—	2,361	59,379	—	—
	2/3/2016	—	—	—	—	—	3,038	76,406	—	—
	2/11/2016	—	—	—	—	—	10,000	251,500	—	—
	1/15/2014[7]	—	—	—	—	—	3,195	80,354	—	—
	2/11/2014[8]	—	—	—	—	—	—	—	1,202	30,230
	2/5/2015	—	—	—	—	—	—	—	2,952	74,243
	2/3/2016	—	—	—	—	—	—	—	3,651	91,823

[1]

For Messrs. Mattes, Chapman, Leiken and Merz, all stock options outstanding at the 2016 fiscal year-end which were issued prior to 2013 vest ratably over a four-year period beginning on the first anniversary of the date of grant. All stock option grants outstanding at the 2016 fiscal year-end which were issued in and after 2013 to these NEOs vest ratably over a three-year period beginning on the first anniversary of the date of grant.

For Mr. Heidloff and Dr. Wunram, all stock options reported in this table represent options granted to them by Wincor Nixdorf prior to our August 2016 acquisition. These stock options have a four year vesting period and must be exercised within 10 days of vesting. Pursuant to our Business Combination Agreement with Wincor Nixdorf, these options will be settled in cash upon exercise and are no longer exercisable for Wincor Nixdorf shares. The cash settlement for these outstanding options is based on the difference between the grant price (2013: €38.57, 2014: €56.20, 2015: €43.93 and 2016: €53.12), and the adjusted exercise price.

[2]

For Mr. Heidloff and Dr. Wunram, the option exercise price reflected is the adjusted Option Exercise Price in Euros. The adjusted exercise price is equivalent to 112% of the average exchange price on the 30 stock exchange trading days that immediately preceded the issue of the stock options and takes into account any dividend payments made during the four year term.

[3]

This column reflects unvested RSUs granted to the NEOs as of December 31, 2016. The RSUs included in this column have a three-year cliff vest, except for the RSUs granted on 2/11/2010 (which vested after fiscal year end on February 11, 2017) and the RSUs granted on 2/3/2016 and 2/11/2016 (which vest ratably over a three-year period, one-third of which vested after fiscal year end in February 2017).

[4]	The market value was calculated using the closing price of our common shares of $25.15 as of December 31, 2016.

[5]

These columns report the performance-based LTI shares granted to the NEOs for the 2015-2017 and 2016-2018 performance periods, as applicable. For both the 2015-2017 and the 2016-2018 performance periods, relative TSR was below the applicable threshold as of December 31, 2016, and we have included the awards at threshold. The 2015-2017 and 2016-2018 performance-based LTI awards are scheduled to vest and be paid in February 2018 and February 2019, respectively.

[6]

The number of shares reflected in this row represents the actual number of shares earned under Mr. Mattes’ 2015-2016 performance-based deferred shares award, as determined by the Compensation Committee following the end of the performance period. Market value is calculated using the closing price of our common shares as of December 31, 2016.

[7]

The numbers of shares reflected in these rows represent the actual number of shares earned under the 2016 portion of the Transformation Grants, as determined by the Compensation Committee following the end of the performance period based on performance achieved for 2016. Market value is calculated using the closing price of our common shares as of December 31, 2016.

[8]

Amounts represent 2014-2016 performance-based LTI awards and are reflected at the threshold level. The threshold performance goals for these awards were not met, and the award opportunities with respect to these 2014-2016 awards were forfeited, as determined by the Compensation Committee following the end of the performance period.

2016 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise[1] (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[2] ($)
Andreas W. Mattes	—	—	40,905	1,005,563
Christopher A. Chapman	—	—	4,522	105,488
Eckard Heidloff	122,111	1,712,188	—	—
Jonathan B. Leiken	—	—	—	—
Dr. Jürgen Wunram	87,222	1,222,989	—	—
Stefan E. Merz	—	—	5,000	137,250

[1]

Mr. Heidloff and Dr. Wunram’s 2012 options previously granted by Wincor Nixdorf were cash settled. They did not receive any shares upon exercise. The value realized on exercise was €1,511,734 for Mr. Heidloff and €1,079,808 for Dr. Wunram. These amounts were converted to U.S. dollars for the table using the Euro to U.S. dollar foreign currency exchange rate on March 30, 2016.

[2]

The value realized is calculated by multiplying the number of shares of stock by the market value of the underlying securities on the vesting date. The number of shares actually received upon vesting may be less than the number shown, due to shares being withheld for the payment of applicable taxes.

2016 Pension and Retirement Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Andreas W. Mattes	-	-	-	-
Christopher A. Chapman	Qualified Retirement Plan	20.3333	252,233[1]	—
	Pension Restoration SERP	20.3333	119,721[1]
Eckard Heidloff	Wincor Nixdorf AG Pension Scheme	34	1,565,755[2]	132,670
Jonathan B. Leiken	-	-	-	-
Dr. Jürgen Wunram	Wincor Nixdorf AG Pension Scheme	9.83	1,336,364[2]	105,226
Stefan E. Merz	-	-	-	-

[1]

For Mr. Chapman, the values are determined based on a 4.24% discount rate and the RP-2014 mortality tables, including the MP-2016 generational projection scales and are calculated assuming that the probability is nil that a NEO terminates, dies, retires or becomes disabled before normal retirement date.

[2]

For Mr. Heidloff and Dr. Wunram, the present value of accumulated benefit is based on projected benefits earned through ages 60 and 63, respectively, assuming a discount rate of 1.5%, and that there is no probability of termination, retirement, death, or disability for Mr. Heidloff or Dr. Wunram before normal retirement age. The present value of accumulated benefit for Mr. Heidloff and Dr. Wunram is €1,488,000 and €1,270,000, respectively. The dollar amounts reflected in the table were calculated using the Euro to U.S. dollar foreign currency exchange rate on December 31, 2016.

Mr. Chapman participates in the Diebold Nixdorf, Incorporated Retirement Plan for Salaried Employees, or Qualified Retirement Plan, which provides funded, tax-qualified benefits under the Internal Revenue Code to all salaried and non-union hourly U.S.-based employees who were hired before July 1, 2003. This plan provides benefits that are limited by Internal Revenue Code requirements applicable to all tax-qualified pension plans. As noted above, we also maintain defined benefit Supplemental Executive Retirement Plans, or SERPs, which provide unfunded, non-qualified benefits to select executives. The purpose of the SERPs is to provide additional benefits above those provided under the Qualified Retirement Plan. Accruals in the Qualified Retirement Plan and the defined benefit SERPs were frozen as of December 31, 2013.

Qualified Retirement Plan

The benefit provided under the Qualified Retirement Plan is payable as a life annuity beginning at normal retirement age (age 65). The benefit is determined based on the following formula:

•	0.8% of final average compensation up to the Covered Compensation level; plus

•	1.25% of final average compensation in excess of the Covered Compensation level;

•	which sum is multiplied by years of service (subject to a maximum of 30 years).

In addition, a benefit equal to $50.40 times the number of years of service (subject to a maximum of 30 years) is added to the amount determined above.

Final average compensation is an average of the five highest consecutive full calendar years of salary and bonus out of the last ten full calendar years, with each year’s compensation held to a maximum of the IRS compensation limit for that year. The participant’s individual “Covered Compensation” is as defined under the Internal Revenue Code. The benefit is payable for the lifetime of the participant, with alternative forms of payment available to the participant with an actuarial reduction.

Participants may retire early if they are at least age 50 and the sum of their age plus service is at least 70, or at any age with 30 years of service. Benefits may begin upon retirement on an actuarially-reduced basis. Participants with at least 15 years of service who become disabled while employed are eligible for an immediate unreduced benefit. Participants terminating with at least five years of service are entitled to a deferred vested benefit at age 65, or may commence the benefit on an actuarially-reduced basis, if they are at least age 50 and the sum of their age plus service is at least 70.

Pension Restoration SERP

Benefits under the Pension Restoration SERP are determined using the same formula as stated above for the Qualified Retirement Plan except the IRS compensation limit is ignored. Net benefits payable from the Pension Restoration SERP at age 65 equal the difference between the benefit determined using total pensionable pay, ignoring qualified plan compensation limits, and the benefit payable from the Qualified Retirement Plan. All other provisions of the Pension Restoration SERP are identical to the Qualified Retirement Plan with the exception of the actuarial reduction factors for retirement before age 65. Mr. Chapman is the only NEO who participates in the Pension Restoration SERP. The Pension Restoration SERP was amended in 2013 to freeze all future benefit accruals after December 31, 2013.

Present Value of Accumulated Benefits

The “Present Value of Accumulated Benefits” is the single-sum value as of December 31, 2016 of the annual pension benefit that was earned through that date payable under a plan beginning at the NEO’s normal retirement age.

The normal retirement age is defined as age 65 for the Qualified Retirement Plan and Pension Restoration SERP. We used certain assumptions to determine the single-sum value of the annual benefit that is payable beginning at normal retirement age. The key assumptions are as follows:

•	An interest rate of 4.24%, the FASB ASC 715 discount rate as of December 31, 2016;

•	The RP-2014 mortality tables with MP-2016 generational projection scales; and

•	No probability of termination, retirement, death, or disability before normal retirement age.

The normal retirement age for Mr. Heidloff and Dr. Wunram under the Wincor Nixdorf AG Pension Scheme is 60 and 63, respectively. The key assumptions are as follows:

•	A discount rate of 1.5%; and

•	No probability of termination, retirement, death or disability before normal retirement age.

2016 Non-Qualified Deferred Compensation

Name	Executive Contributions in 2016[1] ($)	Registrant Contributions in 2016[2] ($)	Aggregate Earnings in 2016[3] ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of December 31, 2016[4] ($)
Andreas W. Mattes	70,076	42,046	43,605	—	554,158
Christopher A. Chapman	—	—	—	—	—
Eckard Heidloff	—	—	—	—	—
Jonathan B. Leiken	3,396	2,038	3,761	—	41,326
Dr. Jürgen Wunram	—	—	—	—	—
Stefan E. Merz	16,703	10,022	13,584	—	201,945

[1]	These amounts are included in the “Salary” column of the “2016 Summary Compensation Table.”

[2]

These amounts are included in the “All Other Compensation” column of the “2016 Summary Compensation Table” and include amounts contributed in 2016 for the 2016 plan year under the 401(k) Restoration SERP.

[3]

These amounts represent aggregate earnings on executive and registrant contributions. These amounts are not reflected in the “2016 Summary Compensation Table,” as they are not considered preferential or above-market earnings on deferred compensation.

[4]

This column reflects the balance of all contributions and the aggregate earnings (or losses) on such contributions. No portion of this amount is reflected in the “All Other Compensation” column or the “Salary” column of the “2016 Summary Compensation Table” except current-year Registrant Contributions and Executive Contributions, respectively.

Non-Qualified Deferred Compensation Plans

Deferred Incentive Compensation Plan No. 2

Pursuant to our 1992 Deferred Incentive Compensation Plan, certain executives, including the NEOs, were able to defer cash bonuses received under our Annual Cash Bonus Plan and performance-based share awards earned under the 1991 Plan; however, none of the NEOs were participants in this Deferred Incentive Compensation Plan in 2015. Effective December 31, 2004, as a result of the passage by Congress of the American Jobs Creation Act of 2004, we elected to freeze the 1992 Deferred Incentive Compensation Plan and closed the plan to future deferrals. Effective January 1, 2005, the Board approved the Deferred Incentive Compensation Plan No. 2, which is substantially similar to the 1992 Deferred Incentive Compensation Plan in all material respects, but was designed to be administered in accordance with Section 409A of the Internal Revenue Code.

Under the Deferred Incentive Compensation Plan No. 2, an executive may defer all or a portion of his or her annual cash bonus or performance-based share amount. Deferral elections for cash bonuses must be made prior to the end of the year preceding the year in which such bonuses would be earned (and payable in the following year). Deferral elections for performance-based shares must be made at least six months prior to the end of the three-year performance period specified in the grant.

Deferrals of performance-based shares are treated as a line-item in the executive’s deferred account with us; however, the earnings on the performance shares (dividends and interest) are invested in the same manner as deferrals of cash compensation. Executives may invest such cash deferrals in any funds available under our 401(k) plan, except the Northern Trust, Invesco Stable Value Fund and Diebold Inc. Stock Fund. The table below shows the funds available under the deferred compensation plans and their annual rate of return for the year ended December 31, 2016, as reported by Merrill Lynch.

Merrill Lynch Funds

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Federated International CL IS	-2.68%	Vanguard Target Retirement 2055	8.88%
Invesco Diversified DIV CL R5	14.66%	Vanguard Target Retirement 2060	8.84%
Janus Triton Fund CL I	10.59%	Loomis Sayles Bond FD Instl	8.63%
John Hancock Disciplined Value Mid Cap Instl	15.25%	Loomis Sayles Small Cap Value Instl	26.47%
Vanguard Target Retirement 2010	5.22%	Vanguard Institutional Index	11.93%
Vanguard Target Retirement 2015	6.16%	Vanguard Total Bond Market Instl	2.61%
Vanguard Target Retirement 2020	6.95%	Vanguard Mid-Cap Index Fund	11.07%
Vanguard Target Retirement 2025	7.48%	Vanguard Primecap FD-ADM CL	10.72%
Vanguard Target Retirement 2030	7.85%	Vanguard Target Income Retirement	5.25%
Vanguard Target Retirement 2035	8.26%	T Rowe Price Blue Chip Growth	0.98%
Vanguard Target Retirement 2040	8.73%	Oppenheimer Developing Markets Fund Y	7.17%
Vanguard Target Retirement 2045	8.87%	American Balanced Fund R5	8.88%
Vanguard Target Retirement 2050	8.85%	BlackRock Liquidity FD T Instl	0.21%

Executives deferring under the Deferred Incentive Compensation Plan No. 2 select their period of deferral and method of payment at the time of making their deferral elections. Executives may elect to defer their payments until a specified date or until the date they cease to be an associate of the Company. Further, the executives may elect to receive their distribution either as a lump sum or in approximately equal quarterly installments, not to exceed 40 installments.

401(k) Restoration SERP

The 401(k) Restoration SERP is designed to replace lost retirement benefits due solely to IRS compensation limits. Benefits under this plan are determined exactly as in our 401(k) Plan except that compensation limits are ignored. NEOs are permitted to elect to defer compensation above the annual IRS limit and we provide a matching contribution at the same rate as under the 401(k) Plan. Both the salary deferrals and our matching contributions may be invested in any funds available under our Deferred Incentive Compensation Plan No. 2 (except the Northern Trust and Invesco Stable Value Fund). All of the NEOs, except for Messrs. Chapman and Heidloff and Dr.  Wunram, participate in the 401(k) Restoration SERP.

German Pension Benefits

Mr. Heidloff and Dr. Wunram participate in the Wincor Pension Plan pursuant to their service agreements. The Wincor Pension Plan is a contribution-defined pension system, and is based on a one-time payout or up to ten annual installment payments. Mr. Heidloff and Dr. Wunram are entitled to the pension payments when reaching the age of sixty. However, if Mr. Heidloff or Dr. Wunram remain on the Wincor Nixdorf management board in an active capacity beyond this period, the receipt of retirement benefits will be deferred until the end of his service agreement. In the event that the executive continues to hold a position on the Wincor Nixdorf management board, the actual pensions and/or one-time payout benefits will be higher than those presented in the table, particularly as a result of future financing contributions. The amounts credited to the pension accounts bear interest at 3.5% per year.

Potential Payments Upon Termination or Change in Control

The amount of compensation payable to each NEO upon voluntary or involuntary termination (with and without cause), retirement, death, disability or in the event of a change-in-control (with and without termination) is described qualitatively in the following narrative and is shown quantitatively in the table below. The amounts shown assume that such termination or change-in-control was effective as of December 31, 2016, include amounts earned through such date, and are estimates of the amounts that would be paid out to the executives upon his termination or change-in-control. The actual amounts to be paid out can only be determined at the time of each NEO’s separation. Messrs. Chapman, Leiken and Merz participate in our Severance Policy. Messrs. Mattes and Heidloff and Dr. Wunram have employment agreements and their rights upon termination are set forth in those agreements. The employment agreements for Mr. Heidloff and Dr. Wunram are structured in a different manner from the other NEOs with respect to termination payments, and so we have summarized their rights to payments separately, immediately following the discussion of the other NEOs that follows. Our stock price as of December 31, 2016 was $25.15.

Payments Made Upon Termination – Messrs. Mattes, Chapman, Leiken, and Merz

Voluntary Without Good Reason or Involuntary With Cause

Whether a NEO’s employment terminates voluntarily without “good reason” or terminates involuntarily with “cause” (as those terms may be defined in various agreements), he is generally only entitled to base salary earned through the date of termination, along with any deferred compensation earnings payable upon separation from service and any benefits that have accrued under our Qualified Retirement Plan, and any SERP or 401(k) plan (except that no employer-paid SERP benefits are payable in the event of involuntary termination with cause). The Qualified Retirement Plan benefit, under both termination scenarios, and the SERP benefit, if termination is voluntary, is determined as described in “2016 Pension and Retirement Benefits” above. For Mr. Chapman, the values shown reflect the present value of the normal retirement benefit at age 65 for the Qualified Retirement Plan and for the Pension Restoration SERP and the nonqualified defined contribution plan values shown reflect the vested balances in the 401(k) Restoration SERP. If termination is involuntary with cause, only the portion of the 401(k) Restoration Plan benefit derived from employee contributions and qualified defined benefit plan vested benefit are payable to the NEO. The 401(k) Restoration SERP balances are not payable until the NEO attains age 55.

Under the terms of Mr. Mattes’ employment agreement, he is be entitled to receive payment for any unused vacation and unreimbursed business expenses, and his vested stock options would remain exercisable for 30 days (or the earlier scheduled expiration of the awards) unless otherwise determined by the Compensation Committee.

Involuntary Without Cause or Voluntary With Good Reason

If a NEO is involuntarily terminated without cause, he is entitled to the following (subject to a general release of claims and acknowledgment of the executive’s confidentiality, non-competition and other applicable obligations):

•

A lump sum payment equal to two times (for Messrs. Mattes and Chapman) and one and one-half times (for Messrs. Merz and Leiken) base salary in effect on the date of termination and target bonus opportunity under our Annual Cash Bonus Plan in the year of termination;

•

A lump sum pro-rata payment of the bonus under our Annual Cash Bonus Plan, based upon the time employed in the year of termination and actual full-year performance results (and, under Mr. Mattes’ employment agreement, assuming individual performance at target levels);

•

Continued participation in all of our employee health and welfare benefit plans for the shorter of (i) two years (for Messrs. Mattes and Chapman) or one and one-half years (for Messrs. Merz and Leiken), and (ii) the date such NEO receives equivalent coverage from a subsequent employer;

•	All outstanding unvested options immediately vest and remain exercisable for a period of twelve months (or the earlier scheduled expiration) following the date of termination;

•	All outstanding RSUs vest pro-rata based upon the time employed in the year of termination relative to the vesting period of the RSUs;

•

Pro-rata performance-based share amounts (except amounts granted under the Transformation Grant), based upon the time employed in the year of termination relative to the performance period, to the extent such awards are earned, payable when such awards are generally paid to others;

•	A Qualified Retirement Plan benefit using the plan provisions as described in “2016 Pension and Retirement Benefits” above;

•	Professional outplacement services for up to two years; and

•	For Mr. Mattes, a lump sum payment of accrued vacation pay and unreimbursed business expenses.

The Pension Restoration SERP and 401(k) Restoration SERP do not provide any additional benefits upon an involuntary termination. The NEO is only entitled to a SERP benefit if he otherwise qualifies for a normal, early or deferred vested SERP benefit at termination.

For Mr. Chapman, the values shown reflect the present value of the normal retirement benefit at age 65 for the Qualified Retirement Plan. The nonqualified defined benefit plan values shown reflect the present value of the normal retirement benefit at age 65 as well. For Messrs. Mattes, Leiken, and Merz, the nonqualified defined contribution plan values shown reflect the vested balances in the 401(k) Restoration SERP.

For all applicable NEOs, we have included the value of their vested nonqualified defined contribution balances, footnoting that these amounts are not payable until the NEO attains age 55.

Pursuant to the Severance Policy, if a NEO terminates his employment due to the occurrence of any of the following events without his consent and following our right to cure, each of which constitute the basis for “good reason,” he will be entitled to receive the payments and benefits discussed immediately above:

•	A material reduction in the amount of the executive’s then current base salary or target annual bonus;

•	A requirement that the executive change his principal location of work to a location which is in excess of 50 miles from his current location of work;

•	Our failure to obtain in writing the obligation to perform or be bound by the terms of the Severance Policy by any successor company or any purchaser of all or substantially all of our assets; or

•	Any material breach by us of the terms and conditions of the Severance Policy.

Pursuant to Mr. Mattes’ employment agreement, if we decide not to renew Mr. Mattes’ employment agreement and his employment terminates or if Mr. Mattes terminates his employment with “good reason”, he will be entitled to receive the payments and benefits discussed above for a termination without cause. “Good reason” is defined as the occurrence of any of the following events, without Mr. Mattes’ written consent and following our opportunity to cure:

•	A change in title or material duties that results in a material diminution of his authority;

•	A material reduction in base salary or target annual incentive opportunity;

•	A requirement that he change his principal job location in excess of 50 miles from North Canton, Ohio;

•	He is removed from the Board of the Board’s own volition;

•	Our failure to obtain in writing the obligation to perform or be bound by the terms of the employment agreement by any successor or purchaser of substantially all of our assets; or

•	Any material breach by us of the terms and conditions of the employment agreement.

Payments Made Upon Retirement

Generally, in the event of the retirement of a NEO at or after the earliest voluntary retirement age, in addition to the benefits identified above under “Voluntary Without Good Reason or Involuntary With Cause,” he is entitled to the following:

•	All outstanding unvested options and RSUs immediately vest if the NEO had attained the age of 65 and completed five or more years of continuous employment;

•

All outstanding RSUs vest pro-rata based upon the time employed in the year of termination relative to the deferral period of the RSUs, if the sum of the NEO’s age and years of continuous employment equals or exceeds 70; and

•

Pro-rata performance-based share amounts (except amounts granted under the Transformation Grant), based upon the time employed in the year of termination relative to the performance period, to the extent such awards are earned, payable when such awards are generally paid to others if the NEO had attained the age of 65 and completed five or more years of continuous employment or if the sum of the NEO’s age and years of continuous employment equal or exceed 70.

In 2016, Mr. Chapman did not satisfy the retirement eligibility conditions for either the Qualified Retirement Plan or the Pension Restoration SERP.

The amounts shown for Messrs. Mattes, Leiken, and Merz also include the value of their vested nonqualified defined contribution balance in the 401(k) Restoration SERP. Retirement eligibility is age 55 under the 401(k) Restoration SERP.

Payments Made Upon Death or Disability

In the event of the death of a NEO (other than Mr. Mattes, whose treatment is summarized below), the NEO or his estate or beneficiaries receives:

•	A lump sum pro-rata payment of the bonus under our Annual Cash Bonus Plan, based upon the time employed in the year of termination and actual full-year performance results;

•	All outstanding unvested options vest and remain exercisable for a period of twelve months (or the earlier scheduled expiration);

•	All outstanding RSUs vest;

•

Pro-rata performance-based share amounts, based upon the time employed in the year of termination relative to the performance period, to the extent such awards are earned, payable when such awards are generally paid to others; and

•	Benefits under our group term life insurance plan or any supplemental life insurance plan, as applicable.

If a NEO (other than Mr. Mattes, whose treatment is summarized below) has a termination from employment for disability that is a “separation from service,” as that term is defined in Section 409A of the Internal Revenue Code, the NEO has the right to receive the same benefits as if he were terminated without cause, as listed above, except that the Transformation Grant will vest on a pro-rated basis together with all other performance-based grants.

Under Mr. Mattes’ employment agreement, Mr. Mattes (or Mr. Mattes’ estate or beneficiaries, as applicable) would be entitled to the following upon his death or disability (subject, in the case of disability, to a general release of claims and acknowledgment of his two-year non-competition, three-year non-solicitation and confidentiality covenants contained in the employment agreement):

•	A lump sum payment of accrued vacation pay and unreimbursed business expenses;

•	A lump sum pro-rata payment of the bonus, at target, under our Annual Cash Bonus Plan based upon the time employed in the year of termination;

•	All outstanding unvested options and stock appreciation rights vest and remain exercisable for a period of twelve months (or the earlier scheduled expirations);

•

Pro-rata performance-based share amounts, based upon the time employed in the year of termination relative to the performance period, to the extent such awards are earned, payable when such awards are generally paid to others; and

•

In the case of disability, continued participation in all of our employee health and welfare benefit plans for the shorter of (i) two years and (ii) the date he receives equivalent coverage from a subsequent employer.

NEOs who die while actively employed are eligible for surviving spouse benefits from the Qualified Retirement Plan payable at the NEO’s normal retirement date (or on an actuarially reduced basis at an early retirement date) if the NEO had at least five years of service. The benefit is equal to 50% of the benefit payable if the NEO terminated employment on the date of his death, survived to the payment date as elected by his spouse, and elected to begin receiving the 50% joint and survivor form of payment. Benefits payable to the surviving spouse upon death of the NEO from the Pension Restoration SERP are payable at the later of the executive’s early retirement date or date of death. For the Pension Restoration SERP, the death benefit is equal to 50% of the benefit, actuarially adjusted for the difference in age between the NEO and spouse, that would have been payable to the executive if he terminated employment on the date of death and survived to his first payment date. NEOs must have five years of service at the time of death for death benefits to be payable under the Pension Restoration SERP. The 401(k) Restoration SERP pays a death benefit equal to the executive’s plan account if the executive had ten years of service and three years of service, respectively.

Disability benefits are payable immediately on an unreduced basis from the Qualified Retirement Plan based on service at the date of disability if the NEO had at least 15 years of service and was determined to be totally and permanently disabled. Disability benefits under the Pension Restoration SERP, are payable immediately on an unreduced basis for disability after the NEO has at least 15 years of service. Disability benefits under the 401(k) Restoration SERP are payable immediately on an unreduced basis.

For the defined benefit plans, we have shown the present value of the death benefits payable to the NEO’s spouse in case of the NEO’s death as of December 31, 2016. For the Qualified Retirement Plan and Pension Restoration SERP, the values shown reflect the present value of the early retirement benefits.

Under the disability scenario for the defined benefit plans, we have reflected the present value of the immediately payable benefit if the NEO is eligible for disability as of the measurement date. In determining the value of the disability benefits, we used the RP-2014 Disabled Retirees mortality table with fully generational projection using MP-2016 and the assumptions noted under “Present Value of Accumulated Benefits” above.

For both the death and disability scenarios, for all NEOs, we have included the value of their vested nonqualified defined contribution balances which are payable immediately.

Payments Upon a Termination Following a Change-in-Control

Pursuant to the change-in-control agreements described previously, as well as Mr. Mattes’ employment agreement, following a change-in-control the term of employment for each NEO will extend until at least the third anniversary of the change-in-control (two years for Mr. Mattes). If, within that time period, an NEO’s employment is terminated without cause or if the NEO terminates his employment for good reason, the NEO is entitled to the following benefits:

•	Unpaid base salary and accrued vacation pay and unreimbursed business expenses;

•	A lump sum payment equal to two times base salary and target cash bonus;

•

A lump sum pro-rata payment of the bonus under our Annual Cash Bonus Plan, based upon the time employed in the year of termination and actual full-year performance results (and, under Mr. Mattes’ employment agreement, assuming individual performance at target levels;

•	Two years of continued participation in our employee health and welfare benefit plans; and

•

A lump sum payment in an amount equal to the additional benefits the NEO would have accrued under each qualified or nonqualified pension, profit sharing, deferred compensation or supplemental plan for one additional year of service, provided the NEO was fully vested prior to termination.

Pursuant to the terms of the applicable equity compensation agreements, if following the change-in-control the NEO is terminated without cause or he terminates employment for good reason, the NEO is entitled to the following benefits:

•	All outstanding unvested options immediately vest;

•	All outstanding RSUs immediately vest and become nonforfeitable; and

•

Unearned and nonforfeited performance-based shares become nonforfeitable at 100% of target as long as the NEO is employed at the end of the performance period or was terminated without cause or with good reason.

In addition to the above, if within two years following the change-in-control Mr. Mattes is terminated without cause or he terminates his employment with good reason, he will also be entitled to receive:

•	All unearned performance-based shares or performance units will become nonforfeitable at 100% of target; and

•	Professional outplacement services for up to two years.

For all of these agreements, a change-in-control is deemed to occur upon any of the following events (subject to limited exceptions described in such agreements):

•	Acquisition by any individual, group or entity of beneficial ownership of thirty percent or more of our outstanding shares;

•

The incumbent board ceases, for any reason other than death or disability, to constitute at least a majority of the Board, with any individual whose nomination and election was approved by at least a majority vote of the incumbent directors considered as though a member of the incumbent board, and excluding for these purposes any individual whose initial assumption of office occurs as a result of an actual or threatened election contest;

•	A reorganization, merger, consolidation or sale of all or substantially all of our assets; or

•	Approval by our shareholders of a complete liquidation or dissolution.

Further, for purposes of the equity compensation agreements and the change-in-control agreements, a voluntary termination by a NEO upon a change-in-control will be deemed for good reason upon the occurrence of any of the following events:

•	Failure to elect, re-elect or otherwise maintain the NEO in the offices or positions held prior to the change-in-control;

•

A material reduction in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position held by the NEO, or a reduction in aggregate compensation or employee benefit plans;

•

We liquidate, dissolve, merge, consolidate or reorganize or transfer all or a significant portion of our business or assets, unless the successor has assumed all duties and obligations of the change-in-control agreements; or

•

We relocate and require the NEO to change his principal location of work to any location which is in excess of 50 miles from his previous location of work, or requires the NEO to travel significantly more than was previously required; or

•	Any material breach of the agreement.

For the “good reason” definition under Mr. Mattes’ agreement, please see the discussion under “Involuntary Without Cause or Voluntary With Good Reason” above.

For purposes of calculating the retirement benefits payable when a change-in-control occurs with termination, each NEO actively employed as of December 31, 2016 may be entitled to the following:

•

If participating in the Qualified Pension Retirement Plan and/or Pension Restoration SERP, the benefits are determined using the plan provisions as described in the “2016 Pension and Retirement Benefits” above;

•	If participating in the 401(k) Restoration Plan, a benefit equal to the one additional year of employer match, the amount of which is contributed to the 401(k) Restoration SERP; and

•	401(k) Restoration which includes immediate vesting under the 401(k) Restoration Plan.

For the Qualified Retirement Plan, the Pension SERP and the Pension Restoration SERP, we have reflected, in the “Post-Termination Payments Table” below the present value of the accrued benefit payable at normal retirement. Under the terms of the defined benefit SERPs, these benefits are payable at the later of the executive’s early retirement date or the date of a change-in-control with termination.

For the 401(k) Restoration SERP, the change-in-control trigger provides for the immediate vesting of all defined contribution balances, as well as an additional year of employer match. These balances are not payable to the

NEO until he has attained at least age 55 under the terms of the nonqualified defined contribution plans. All NEOs are entitled to enhancements due to the change-in-control provisions, except for Mr. Chapman, who does not participate in the 401(k) Restoration SERP.

Effect of Section 409A on Timing of Payments

With respect to any severance amounts payable to our executives, any amounts that are not exempt from Section 409A of the Internal Revenue Code will be subject to the required six-month delay in payment after termination of service, provided that the executive is deemed a “specified employee” for purposes of Section 409A at the time of termination of service.

Potential Termination Payments under Service Agreements—Mr. Heidloff and Dr. Wunram

Mr. Heidloff and Dr. Wunram’s existing service agreements govern payments made upon death, disability, retirement, or termination. Mr. Heidloff and Dr. Wunram are also eligible for certain benefits under the Wincor Nixdorf pension plan should their service terminate.

Upon retirement, Mr. Heidloff and Dr. Wunram will receive certain benefits under Wincor Pension Plan pursuant to their service agreements as discussed above in the “Benefits and Prerequisites” section. Mr. Heidloff and Dr. Wunram are entitled to the pension payments upon reaching the age of 60. However, if Mr. Heidloff or Dr. Wunram remains on the Wincor Nixdorf management board in an active capacity beyond this period, the receipt of retirement benefits will be deferred until the end of his service agreement. Any stock options do not lapse but may be exercised until the end of the vesting period if the other vesting requirements are fulfilled.

In the event of the death of either Mr. Heidloff or Dr. Wunram, his widow and minor children are entitled to continued payment of remuneration for 6 months from the end of the month in which Mr. Heidloff or Dr. Wunram died. They are also entitled to pro-rata bonus payments for performance under the annual VTI award.

Should Mr. Heidloff or Dr. Wunram become unable to work due to illness or another reason for which they are not responsible, he is entitled to receive his fixed remuneration for a period that is the earlier of 18 months or when he leaves the company. Any annual VTI award will be paid for a period of 6 months from the beginning of the illness for any performance achieved during those 6 months. After 18 months, the company may terminate Mr. Heidloff or Dr. Wunram’s service agreement and they will receive pension benefits, even if they have not reached the age of 60. Any stock options do not lapse but may be exercised until the end of the vesting period if the other vesting requirements are fulfilled.

Mr. Heidloff and Dr. Wunram’s service agreements contain a number of provisions relating to their resignation, termination, or mutually agreed separation from the company. Those termination provisions are substantially similar and summarized below. Either the executive or Diebold Nixdorf AG may terminate the service agreement for cause at any time, without prior notice. “Cause” includes a severe breach of the service agreement. Mr. Heidloff and Dr. Wunram receive the following compensation upon termination:

•

If the executive voluntarily resigns: fixed or variable compensation is forfeited, except stock options issued prior to the resignation may be exercised at the end of the vesting period if the vesting requirements are fulfilled.

•

If the executive resigns for good reason: he will receive fixed annual compensation for the remaining term, and stock options issued prior to the resignation may be exercised at the end of the vesting period if the vesting requirements are fulfilled.

•

If the service agreement is terminated by the company for cause, with or without a phasing out period, they forfeit any variable compensation for the current fiscal year and any possible phasing out period.

If Mr. Heidloff or Dr. Wunram are terminated without cause, or in the event of a mutually agreed termination of their service agreement, they receive a severance payment equal to either the sum of (i) two times their annual fixed compensation, including all fringe benefits, (ii) their pension contribution and (iii) two times the target value of their annual VTI award, plus two times the target value of their annual long term incentive award, or the compensation for the remaining term, whichever is lower. Any stock options do not lapse but may be exercised until the end of the vesting period if the other vesting requirements are fulfilled. The severance payment is the sum of (i)—(iii) above if Mr. Heidloff and Dr. Wunram are, for example, demoted from the Executive Committee of Diebold Nixdorf, Incorporated, had diminution of responsibilities or a substantial change in responsibilities, or terminate membership in the Executive Committee.

Post-Termination Payments Tables

Name	Voluntary or w/ Cause ($)	Involuntary w/o Cause or w/ Good Reason ($)	Retirement ($)	Death ($)	Disability ($)	Change in Control w/ Termination ($)
Andreas W. Mattes
Salary/Bonus	-	5,085,000	-	1,312,500	1,312,500	5,085,000
Stock options	-	-	-	-	-	-
Performance shares[1]	-	5,096,857	-	5,096,857	5,096,857	5,096,857
RSUs	-	1,166,691	-	2,092,732	2,092,732	2,092,732
Pension Plans and SERP Benefits[2]	554,158[5]	554,158	554,158	554,158	554,158	608,968
	346,348[6]	-	-	-	-	-
Other Benefits[3]	-	70,125	-	-	55,125	70,125

Total:	554,158[5]

Total:	346,348[6]	11,972,832	554,158	9,043,247	9,111,372	14,754,866[4]

Christopher A. Chapman
Salary/Bonus	-	2,331,500	-	500,000	500,000	2,331,500
Stock options	-	450	-	450	450	450
Performance shares[1]	-	469,291		469,291	469,291	867,750
RSUs	-	209,875	-	385,524	385,524	385,524
Pension Plans and SERP Benefits[2]	371,954[5]	252,233	-	104,701	1,032,736	371,954
	252,233[6]	-	-	-	-	-
Other Benefits[3]	-	67,726	-	-	-	41,363

Total:	371,954[5]

Total:	252,233[6]	3,331,074	-	1,459,966	2,388,001	3,998,541[4]

Jonathan B. Leiken
Salary/Bonus	-	1,644,720	-	440,000	440,000	2,084,720
Stock options	-	-	-	-	-	-
Performance shares[1]	-	253,680	-	253,680	253,680	441,156
RSUs	-	140,111	-	398,904	398,904	398,904
Pension Plans and SERP Benefits[2]	29,118	29,118	29,118	29,118	29,118	53,918
Other Benefits[3]	-	44,971	-	-	-	41,641

Total:	29,118	2,112,599	29,118	1,121,702	1,121,702	3,020,339[4]

Stefan E. Merz
Salary/Bonus	-	1,495,200	-	400,000	400,000	1,495,200
Stock options	-	-	-	-	-	-
Performance shares[1]	-	355,445	-	355,455	355,455	527,370
RSUs	-	181,799	-	435,623	435,623	435,623
Pension Plans and SERP Benefits[2]	201,945[5]	201,945	201,945	201,945	201,945	201,945
	162,257[6]	-	-	-	-	-
Other Benefits[3]	-	44,766	-	-	-	67,917

Total:	201,945[5]

Total:	162,257[6]	2,279,155	201,945	1,393,013	1,393,013	2,754,516[4]

[1]

For all outstanding performance-based awards, we have assumed that the payouts of the awards will be made at target levels. In reality, the payouts may be lower or higher depending upon the actual level of performance achieved in the future.

[2]

The Pension Plans and SERP Benefits amount represents the total value to the NEO under our defined benefit and defined contribution plans, excluding the Qualified 401(k) Plan. The assumptions used to calculate the value of the Qualified Retirement Plan and Pension Restoration SERP benefits are consistent with those used to calculate the values above under “2016 Pension and Retirement Benefits.” Retirement eligibility is age 50 with 70 points under the Qualified Pension and Pension Restoration SERP. For Messrs. Leiken, Mattes, and Merz, the values include the vested balance in the 401(k) Restoration SERP. This balance is payable when the participant turns age 55 or their current age if older than 55.

[3]

“Other Benefits” includes, as applicable, the total value of any other contributions by us on behalf of the NEO for health and welfare benefit plans and outplacement services, which the NEO was eligible to receive as of December 31, 2016.

[4]

These payments would be subject (in whole or in part) to an excise tax imposed by Section 280G of the Code. In accordance with the NEO’s change in control or employment agreement, we will reduce certain of these payments to the extent necessary so that no portion of the total payment is subject to the excise tax, but only if this results in a better net-of-tax result for the NEO. The calculations in this table do not reflect any such reduction or adjustment.

[5]	Payment for voluntary termination.

[6]	Payment for termination with cause.

As discussed above, Mr. Heidloff and Dr. Wunram’s respective service agreements govern their severance payments. These agreements do not provide change in control protection for Mr. Heidloff or Dr. Wunram. Amounts presented in the table below assume a hypothetical termination event as of December 31, 2016 and may vary from the amounts and German law presentation in the Compensation Report included in Wincor Nixdorf’s 15/16 Annual Report. For a discussion of their current severance agreements see “Separating Agreement—Mr. Heidloff” and “Offer Letter—Dr. Wunram.”

Name	Voluntary or w/ cause	Resignation for Good Reason	Mutually Agreed Termination or Special Circumstances	Retirement	Death	Disability
Eckard Heidloff
Severance	-	€1,513,151	€4,498,236	-	€700,000	€1,400,000
Stock options[1]	€2,188,326	€2,188,326	€2,188,326	€2,188,326	-	€2,188,326
Pension Plan Benefits[2]	€1,488,000	€1,488,000	€1,488,000	€1,488,000	€1,488,000	€1,488,000

Total :	€3,676,326	€5,189,477	€8,174,472	€3,676,326	€2,188,000	€5,076,326

Jürgen Wunram
Severance	€1,683,264	€1,080,822	€3,251,236	-	€500,000	€1,000,000
Stock options[1]		€1,683,264	€1,683,264	€1,683,264	-	€1,683,264
Pension Plan Benefits[2]	€1,270,000	€1,270,000	€1,270,000	€1,270,000	€1,270,000	€1,270,000

Total:	€2,953,264	€3,292,622	€6,204,500	€2,953,264	€1,770,000	€3,598,813

[1]

Amounts in this row relate to Wincor Nixdorf AG stock options awarded in 2013, 2014, 2015, and 2016. These options are cash settled and cannot be exercised for shares. The above values are calculated using U.S. spread methodology for consistent presentation. If the event actually had occurred, German law would dictate the actual payout and its valuation.

[2]

The pension plan benefits amount represents the total value to Mr. Heidloff and Dr. Wunram under the Wincor Nixdorf AG Pension Scheme. The assumptions used to calculate the value are consistent with those described above under “2016 Pension and Retirement Benefits.”

REPORT OF AUDIT COMMITTEE

The Audit Committee is currently comprised of Patrick W. Allender, Chair, Dr. Dieter W. Düsedau, Gale S. Fitzgerald, and Robert S. Prather, Jr. Each member of the committee is independent as defined in the NYSE Listed Company Manual and SEC rules. The primary duties and responsibilities of the committee are (1) to monitor the adequacy of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance, (2) to monitor the independence and performance of our outside auditors and internal audit department, and (3) to provide an avenue of communication among the outside auditors, management, the internal audit department and the Board. The Board has adopted an Audit Committee Charter, which is available on our website at http://www.dieboldnixdorf.com.

The Audit Committee has reviewed and discussed with our management and KPMG LLP, our independent registered public accounting firm, the audited financial statements contained in our Annual Report to Shareholders for the year ended December 31, 2016. The Audit Committee has also discussed with our independent registered public accounting firm the matters required to be discussed pursuant to AS No. 1301 “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board (United States) (PCAOB).

The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence. The Audit Committee has also considered whether the provision of non-audit services to us by KPMG LLP is compatible with maintaining its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC.

The foregoing report was submitted by the Audit Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

The Audit Committee:

Patrick W. Allender, Chair

Dieter W. Düsedau

Gale S. Fitzgerald

Robert S. Prather, Jr.

SHAREHOLDERS SHARING THE SAME ADDRESS

Some banks, brokers and other intermediaries engage in the practice of “householding” our proxy statements, annual reports and Notice of Internet Availability of Proxy Materials. This means that, if shareholders within the same household request a physical copy of our proxy statement, annual report or Notice of Internet Availability of Proxy Materials, only one copy may be sent to that household unless the shareholders specifically request to receive multiple copies. We will promptly deliver a separate copy of our Annual Report on Form 10-K for the year ended December 31, 2016, this Proxy Statement or Notice of Internet Availability of Proxy Materials to you if you share an address subject to householding. Please contact our Corporate Secretary at 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077 or (330) 490-4000.

Please contact your bank, broker or other intermediary if you wish to receive individual copies of our proxy materials in the future. Please contact your bank, broker or other intermediary, or our Corporate Secretary as provided above if members of your household are currently receiving individual copies and you would like to receive a single household copy for future meetings.

EXPENSES OF SOLICITATION

The cost of soliciting the proxies will be paid by us. In addition to solicitation by mail, some of our directors, officers and employees, without extra compensation, may conduct additional solicitations by telephone, facsimile and personal interviews. We may also enlist, at our own cost, the assistance of banks, bankers and brokerage houses in additional solicitations of proxies and proxy authorizations, particularly from those of their clients or customers whose shares are not registered in the clients’ or customers’ own names. Brokers, bankers, etc., will be reimbursed for out-of-pocket and reasonable clerical expenses incurred in obtaining instructions from beneficial owners of the common shares. It is estimated that the expense of such special solicitation will be nominal. In addition, Innisfree has been retained to assist in the solicitation of proxies for an estimated fee of $20,000.

SHAREHOLDER PROPOSALS

We must receive by November 13, 2017 any proposal of a shareholder intended to be presented at our 2018 Annual Meeting of Shareholders and to be included in our proxy, notice of meeting and proxy statement related to the 2018 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act. Such proposals should be submitted to our Corporate Secretary at our principal executive office by certified mail, return receipt requested.

Notice of proposals of shareholders submitted outside the processes of Rule 14a-8 under the Exchange Act regarding the nominations of directors, which a shareholder intends to present at our 2018 Annual Meeting must be received by us at our principal executive office on or between October 14, 2017 and November 13, 2017 (or, if the 2018 Annual Meeting is held more than 30 days prior to or after April 26, 2018, not later than the close of business on the later of the 180th day prior to the 2018 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2018 Annual Meeting is first made), or such proposals will be considered untimely under the advance notice provisions of our Code of Regulations. Other non-Rule 14a-8 proposals must be received by us at our principal executive office on or between December 13, 2017 and January 12, 2018 (or, if the 2018 Annual Meeting is held more than 30 days prior to or after April 26, 2018, not later than the close of business on the later of the 90th day prior to the 2018 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2018 Annual Meeting is first made), or such proposals will be considered untimely under the advance notice provisions of our Code of Regulations.

Non-Rule 14a-8 proposals must comply with certain provisions of our Code of Regulations. Our proxy related to the 2018 Annual Meeting will give discretionary authority to the Proxy Committee to vote with respect to all non-Rule 14a-8 proposals properly brought before the 2018 Annual Meeting.

OTHER MATTERS

We are not aware of any matters to be presented at the 2017 Annual Meeting other than the matters set forth herein. Should any other matters be presented for a vote of the shareholders, the proxy in the enclosed form confers discretionary voting authority upon the Proxy Committee. In accordance with the provisions of the Ohio Revised Code, the Board has appointed inspectors of elections to act at the 2017 Annual Meeting.

For information on how to obtain directions to be able to attend the 2017 Annual Meeting and vote in person, please see the directions at the end of this Proxy Statement or contact our Corporate Secretary at 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077 or (330) 490-4000.

By Order of the Board of Directors

Jonathan B. Leiken
Senior Vice President, Chief Legal Officer and Secretary
Canton, Ohio
March 13, 2017

APPENDIX A

DIEBOLD NIXDORF, INCORPORATED

2017 EQUITY AND PERFORMANCE INCENTIVE PLAN

ARTICLE I

ESTABLISHMENT AND PURPOSE

1.1 Purpose. The purpose of this Equity and Performance Incentive Plan (this “Plan”) is to attract and retain directors, officers and employees for Diebold Nixdorf, Incorporated (the “Company”) and its Subsidiaries and to provide to such persons incentives and rewards for performance.

1.2 Participation. Persons eligible to participate in this Plan include Employees and Directors. Subject to the provisions of this Plan, the Committee may from time to time select those Employees and Directors to whom Awards shall be granted and shall determine the nature and amount of those Awards. No Employee or Director shall have the right to be granted an Award.

1.3 Duration of the Plan. This Plan shall become effective on the date that it is approved by the Company’s shareholders (the “Effective Date”) and shall remain in effect, subject to the right of the Board to terminate this Plan at any time pursuant to Section 16.1, until all Shares subject to it have been purchased or acquired. However, in no event shall any Award be granted under this Plan on or after the tenth (10th) anniversary of the Effective Date.

ARTICLE II

DEFINITIONS

As used in this Plan,

2.1 “Annual Meeting” means the annual meeting of shareholders of the Company.

2.2 “Award” means any right granted under this Plan, including an Option, a Stock Appreciation Right, a Restricted Share award, a Restricted Stock Unit award, Performance Share or Performance Unit award, or an Other Share-Based award.

2.3 “Award Agreement” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee which sets forth the terms and conditions of an individual Award granted under this Plan which may, in the discretion of the Company, be transmitted electronically to the Participant. Each Award Agreement shall be subject to the terms and conditions of this Plan.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Change in Control” means the occurrence of any of the following:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either: (A) the then-outstanding shares of common stock of the Company (the “Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (“Voting Stock”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (4) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (c) of this Section 2.5; or

(b) Individuals who, as of the date hereof, constitute the Board (as modified by this subsection (b), the “Incumbent Board”), cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company Common Stock and Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Company Common Stock and Voting Stock of the Company, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board providing for such Business Combination; or

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

A “Change in Control” will be deemed to occur (i) with respect to a Change in Control pursuant to subsection (a) above, on the date that any Person becomes the beneficial owner of thirty percent (30%) or more of either the Company Common Stock or the Voting Stock, (ii) with respect to a Change in Control pursuant to subsection (b) above, on the date the members of the Incumbent Board first cease for any reason (other than death or disability) to constitute at least a majority of the Board, (iii) with respect to a Change in Control pursuant to subsection (c) above, on the date the applicable transaction closes and (iv) with respect to a Change in Control pursuant to subsection (d) above, on the date of the shareholder approval. Notwithstanding the foregoing provisions, a “Change in Control” shall not be deemed to have occurred for purposes of this Plan solely because of a change in control of any Subsidiary by which the Participant may be employed.

2.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.7 “Committee” has the meaning provided in Section 15.1 of this Plan.

2.8 “Common Shares” means shares of common stock, $1.25 par value per share, of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Article XII of this Plan.

2.9 “Covered Employee” means a Participant who is, or is determined by the Board to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

2.10 “Date of Grant” means the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in such resolution, then such later date as is set forth.

2.11 “Designated Subsidiary” means a Subsidiary that is (i) not a corporation or (ii) a corporation in which at the time the Company owns or controls, directly or indirectly, less than eighty percent (80%) of the total combined voting power represented by all classes of stock issued by such corporation.

2.12 “Detrimental Activity” means any of the following:

(a) Engaging in any activity, as an employee, principal, agent or consultant for another entity, and in a capacity, that directly competes with the Company or any Subsidiary in any actual product, service, or business activity (or in any product, service, or business activity which was under active development while the Participant was employed by the Company if such development is being actively pursued by the Company during the one-year period following the termination of Participant’s employment by the Company or a Subsidiary) for which the Participant has had any direct responsibility and direct involvement during the last two years of his or her employment with the Company or a Subsidiary, in any territory in which the Company or a Subsidiary manufactures, sells, markets, services, or installs such product or service or engages in such business activity.

(b) Soliciting any Employee to terminate his or her employment with the Company or a Subsidiary.

(c) The disclosure to anyone outside of the Company or a Subsidiary, or the use in other than the Company or a Subsidiary’s business, without prior written authorization from the Company, of any confidential, proprietary or trade secret information or material relating to the business of the Company and its Subsidiaries, acquired by the Participant during his or her employment with the Company or its Subsidiaries or while acting as a consultant for the Company or its Subsidiaries thereafter; provided, however, that nothing in this Plan limits a Participant’s ability to file a charge or complaint or to communicate, including by providing documents or other information without notice to the Company, with the Securities and Exchange Commission or any other governmental agency or commission (“Government Agency”) or limits a Participant’s right to receive an award for information provided to any Government Agency.

(d) The failure or refusal to disclose promptly and to assign to the Company upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company or any Subsidiary, relating in any manner to the actual or anticipated business, research or development work of the Company or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Company or any Subsidiary to secure a patent where appropriate in the United States and in other countries.

(e) Activity that results in “termination for cause,” as such term is defined in the applicable Award Agreement.

2.13 “Director” means a director of the Company.

2.14 “Disability” means totally and permanently disabled as from time to time defined under the long-term disability plan of the Company or a Subsidiary applicable to the Participant, or, in the case where there is no applicable plan, permanent and total disability as defined in Section 22(e)(3) of the Code (or any successor section); provided, however, that to the extent an amount payable under this Plan which constitutes deferred compensation subject to Section 409A of the Code would become payable upon Disability, “Disability” for purposes of such payment shall not be deemed to have occurred unless the disability also satisfies the requirements of treasury regulation 1.409A-3.

2.15 “Effective Date” has the meaning provided in Section 1.3 of this Plan.

2.16 “Employee” means an employee of the Company or any of its Subsidiaries, including an employee who is an officer or a Director.

2.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

2.18 “Exercise Price” means, with respect to an Option or Stock Appreciation Right, the price at which a Common Share may be purchased upon exercise thereof.

2.19 “Fair Market Value” means, as of any particular date, the closing price of a Common Share as reported for that date on the New York Stock Exchange or, if the Common Shares are not then listed on the New York Stock Exchange, on any other national securities exchange on which the Common Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Shares, then the Fair Market Value shall be the fair market value as determined in good faith by the Board.

2.20 “Free Standing Rights” has the meaning provided in Section 5.1 of this Plan.

2.21 “Incentive Stock Option” means an Option intended to qualify as an incentive stock option under Section 422 of the Code or any successor provision.

2.22 “Incumbent Board” has the meaning provided in Section 2.5 of this Plan.

2.23 “Management Objectives” means the measurable performance objective or objectives selected by the Committee for purposes of establishing the Management Goal(s) for a Performance Period with respect to any Award under this Plan. The Management Objectives that will be used to establish the Management Goals shall be based on the attainment of specific levels of performance of the Company, a Subsidiary, division, business unit, operational unit, department, region or function within the Company or Subsidiary in which the Participant is employed. The Management Objectives applicable to any Award subject to Article X shall be limited to one or more of, or a combination of, the following:

(a) Sales, including (i) net sales, (ii) unit sales volume and (iii) aggregate product price;

(b) Share price, including (i) market price per share, and (ii) share price appreciation;

(c) Earnings, including (i) earnings per share, reflecting dilution of shares, (ii) gross or pre-tax profits, (iii) post-tax profits, (iv) operating profit, (v) earnings net of or including dividends, (vi) earnings net of or including the after-tax cost of capital, (vii) earnings before (or after) interest and taxes (“EBIT”), (viii) earnings per share from continuing operations, diluted or basic, (ix) earnings before (or after) interest, taxes, depreciation and amortization (“EBITDA”), (x) pre-tax operating earnings after interest and before incentives, service fees and extraordinary or special items, (xi) operating earnings, (xii) growth in earnings or growth in earnings per share, (xiii) total earnings;

(d) Return on equity, including (i) return on equity, (ii) return on invested capital, (iii) return or net return on assets, (iv) return on net assets, (v) return on gross sales, (vi) return on investment, (vii) return on capital, (viii) return on invested capital, (ix) return on committed capital, (x) financial return ratios, (xi) value of assets, and (xii) change in assets;

(e) Cash flow(s), including (i) operating cash flow, (ii) net cash flow, (iii) free cash flow, and (iv) cash flow on investment;

(f) Revenue, including (i) gross or net revenue, and (ii) changes in annual revenues;

(g) Margins, including (i) adjusted pre-tax margin, and (ii) operating margins;

(h) Income, including (i) net income, and (ii) consolidated net income;

(i) Economic value added;

(j) Costs, including (i) operating or administrative expenses, (ii) operating expenses as a percentage of revenue, (iii) expense or cost levels, (iv) reduction of losses, loss ratios or expense ratios, (v) reduction in fixed costs, (vi) expense reduction levels, (vii) operating cost management, and (viii) cost of capital;

(k) Financial ratings, including (i) credit rating, (ii) capital expenditures, (iii) debt, (iv) debt reduction, (v) working capital, (vi) average invested capital, and (vii) attainment of balance sheet or income statement objectives;

(l) Market or category share, including (i) market share, (ii) volume, (iii) unit sales volume, and (iv) market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas;

(m) Shareholder return, including (i) total shareholder return, (ii) shareholder return based on growth measures or the attainment of a specified share price for a specified period of time, and (iii) dividends; and

(n) Objective nonfinancial performance criteria measuring either (i) regulatory compliance, (ii) productivity and productivity improvements, (iii) inventory turnover, average inventory turnover or inventory controls, (iv) net asset turnover, (v) customer satisfaction based on specified objective goals or company-sponsored customer surveys, (vi) employee satisfaction based on specified objective goals or company-sponsored employee surveys, (vii) objective employee diversity goals, (viii) employee turnover, (ix) specified objective environmental goals, (x) specified objective social goals, (xi) specified objective goals in corporate ethics and integrity, (xii) specified objective safety goals, (xiii) specified objective business expansion goals or goals relating to acquisitions or divestitures, (xiv) day sales outstanding and (xv) succession plan development and implementation.

Any one or more of the Management Objectives may be used on an absolute, relative or comparative basis to measure the performance, as the Committee may deem appropriate, or as compared to the performance of another company or a group of comparable companies, or published or special index that the Committee, in its sole discretion, deems appropriate, including various stock market indices.

2.24 “Management Goals” means, for a Performance Period, the one or more goals established by the Committee, which, for any Award subject to Article X shall be based only upon the Management Objectives.

The Committee may provide that any evaluation of Management Goals shall include or exclude any of the following items: (1) asset write-downs; (2) litigation or claim judgments or settlements; (3) the effect of changes in tax laws, accounting principles, regulations, or other laws or regulations affecting reported results; (4) any reorganization and restructuring programs; (5) acquisitions or divestitures; (6) unusual, nonrecurring or extraordinary items identified in the Company’s audited financial statements, including footnotes, or in management’s discussion and analysis in the Company’s annual report; (7) foreign exchange gains and losses; (8) change in the Company’s fiscal year; and (9) any other specific unusual or nonrecurring events, or objectively determinable category thereof. In the case of an Award subject to Article X, any such item will be prescribed in a form and at a time that meets the requirements of Section 162(m) of the Code.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Goals unsuitable, the Committee may in its discretion modify such Management Goals or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of any Award subject to Article X if such action would result in the loss of the otherwise available exemption under Section 162(m) of the Code. In such case, the Committee shall not make any modification of the Management Goals or minimum acceptable level of achievement.

2.25 “Negative Discretion” means the discretion authorized by this Plan to be applied by the Committee to eliminate or reduce the size of an Award in accordance with Article X of this Plan.

2.26 “Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.

2.27 “Non-qualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

2.28 “Option” means an Incentive Stock Option or a Non-qualified Stock Option granted pursuant to Article IV of this Plan.

2.29 “Other Share-Based Award” means an Award granted pursuant to Article IX, which is payable in, valued in whole or in part by reference to, or otherwise based on or related to Common Shares, excluding any Option, Stock Appreciation Right, Restricted Share, Restricted Stock Unit, Performance Share or Performance Unit.

2.30 “Outside Director” means a Director who is an “outside director” within the meaning of Section 162(m) of the Code and Treasury Regulations Section 1.162-27(e)(3) or any successor to such statute and regulation.

2.31 “Participant” means an Employee or Director who has been granted an Award under this Plan.

2.32 “Performance Period” means the one or more periods of time (which shall not be less than one fiscal quarter in duration) as the Committee may select, over which the attainment of one or more Management Goals will be measured for purposes of determining a Participant’s right to and the payment of an Award subject to such Performance Period.

2.33 “Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Article VIII of this Plan.

2.34 “Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.25 awarded pursuant to Article VIII of this Plan.

2.35 “Related Rights” has the meaning provided in Section 5.1 of this Plan.

2.36 “Restricted Period” has the meaning provided in Section 6.1 of this Plan.

2.37 “Restricted Shares” means Common Shares granted or sold pursuant to Article VI of this Plan.

2.38 “Restricted Stock Unit” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Article VII of this Plan.

2.39 “Rule l6b-3” means Rule 16b-3 promulgated under the Exchange Act (or any successor rule to Rule 16b-3) as is in effect and may be amended from time to time.

2.40 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

2.41 “Stock Appreciation Right” means a right granted pursuant to Article V of this Plan.

2.42 “Subsidiary” means corporation, company or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than fifty percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company except that for purposes of determining whether any person may be a Participant for purposes of a grant of Incentive, Stock Options, “Subsidiary” means any corporation which is a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

2.43 “Ten Percent Shareholder” means an employee of the Company, or of a parent or subsidiary corporation within the meaning of Section 424 of the Code, who owns (or is deemed to own pursuant to Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of voting stock of the Company, the Company’s parent (if any) or any Subsidiary.

2.44 “Voting Shares” means at any time, the then-outstanding securities entitled to vote generally in the election of Directors.

ARTICLE III

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares. Subject to adjustment as provided in Article XII of this Plan, the number of Common Shares that may be issued or transferred under this Plan shall not exceed in the aggregate 4,941,117 shares. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(a) Common Shares covered by an Award granted under this Plan will not be counted as used unless and until they are actually issued or transferred.

(b) If any Award is forfeited, expires, terminates, otherwise lapses or is settled for cash, in whole or in part, without the delivery of Common Shares, then the Common Shares covered by such forfeited, expired, terminated, lapsed or cash-settled Award shall again be available for grant under this Plan. In the event that withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Right are satisfied by the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, the Common Shares so tendered or withheld shall be added to the Common Shares available for Awards under this Plan. For the avoidance of doubt, the following will not again become available for issuance under this Plan: (i) any Common Shares withheld in respect of taxes upon settlement of an Option or Stock Appreciation Right, (ii) any Common Shares tendered or withheld to pay an Exercise Price, (iii) any Common Shares subject to a Stock Appreciation Right that are not issued in connection with its stock settlement on exercise thereof, and (iv) any Common Shares reacquired by the Company on the open market or otherwise using cash proceeds.

3.2 Share Limits. Notwithstanding anything in this Article III or elsewhere in this Plan to the contrary, and subject to adjustments as provided in Article XII of this Plan, the limits specified below shall apply to any grants of the following types of Awards:

(a) Options and Stock Appreciation Rights. No Participant shall be granted, in the aggregate during any calendar year, Awards of Options and Stock Appreciations Rights covering more than a total of four million (4,000,000) Common Shares.

(b) Performance-Based Awards Subject to Article X. No Participant shall be granted, in the aggregate during any calendar year, performance-based Awards that are designated by the Committee as subject to Article X covering more than a total of two million five hundred thousand (2,500,000) Common Shares.

(c) Performance Units. The aggregate dollar value of Performance Units granted to any Participant in any calendar year shall not exceed $30,000,000. The value of the Performance Units shall be determined based on the Fair Market Value of each Award on the Date of Grant.

(d) Incentive Stock Options. Notwithstanding any designation of an Option as an Incentive Stock Option in an Award Agreement, to the extent the aggregate Fair Market Value of the Common Shares with respect to which the Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans) exceeds one hundred thousand dollars ($100,000), the portion of the Options falling within such limit shall be Incentive Stock Options and the excess Options shall be treated as Nonqualified Stock Options. For these purposes, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Common Shares shall be determined as of the time the Option was granted. Incentive Stock Options covering no more than 4,941,117 Common Shares may be granted under this Plan.

(e) Non-Employee Director Limit. The aggregate dollar value of Awards granted to any non-Employee Director in any calendar year shall not exceed $750,000. The value of the Awards shall be determined based on the Fair Market Value of each Award on the Date of Grant.

3.3 Minimum Vesting Requirements. Notwithstanding any provision of this Plan to the contrary, on and after the Effective Date, the Committee shall not award more than 5% of the aggregate number of Common Shares that become available for grant under this Plan as of the Effective Date pursuant to Awards that are solely subject to vesting conditions or performance periods that are less than one year following the Date of Grant of the applicable Award, subject, in each case, to the Committee’s authority under this Plan to vest Awards earlier, as the Committee deems appropriate, upon the occurrence of a Change in Control, in the event of a Participant’s termination of employment or service or otherwise as permitted by this Plan.

ARTICLE IV

OPTIONS

4.1 Grant of Options. Subject to the limits of Sections 3.2 and 3.3 and the other terms and conditions of this Plan, the Committee may, from time to time and upon such terms and conditions as it may determine, grant Options to purchase Common Shares to Participants. Options granted under this Plan may be (i) Incentive Stock Options, (ii) Non-qualified Stock Options, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code. Options granted under this Plan may not provide for any dividends or dividend equivalents thereon. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions.

4.2 Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the number of Common Shares covered by the Option, the Exercise Price of the Option, the term of the Option, whether the Option is intended to be an Incentive Stock Option, any conditions to exercise of the Option, and such other terms and conditions as the Committee, in its discretion, determines and as are consistent with this Plan.

4.3 Exercise Price. Each grant shall specify an Exercise Price per share, which shall not be less than one hundred percent (100%) of the Fair Market Value on the Date of Grant; provided, however, that a Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the Exercise Price per share is at least one hundred ten percent (110%) of the Fair Market Value on the Date of Grant and the Incentive Stock Option is not exercisable after expiration of 5 years from the Date of Grant.

4.4 Exercise and Form of Consideration. To the extent exercisable, Options granted under this Plan shall be exercised by delivery of a written notice to the Company setting forth the number of Common Shares with respect to which the Option is being exercised, accompanied by full payment of the applicable Exercise Price. The Committee shall determine the acceptable form of consideration for the Exercise Price, including the method of payment, and for an Incentive Stock Option that determination shall be made at the time of grant. Consideration may consist of: (a) cash; (b) checks; (c) Common Shares, provided that such Common Shares have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price and provided that accepting the Common Shares does not result in any adverse accounting consequences to the Company; (d) consideration received by the Company under a broker-assisted (or other) cashless exercise program implemented by the Company in connection with this Plan; (e) by net exercise; (g) other consideration and method of payment to the extent permitted by applicable law and approved by the Committee; or (f) any combination of the foregoing methods.

4.5 Related Rights. The exercise of an Option shall result in the cancellation on a share-for-share basis of any Related Rights authorized under Article V of this Plan.

4.6 Minimum Vesting Requirements. Subject to the exceptions stated in Section 3.3, no Award under this Section shall vest sooner than 12 months from the Date of Grant.

4.7 Maximum Term. No Option shall be exercisable more than 10 years from the Date of Grant.

ARTICLE V

STOCK APPRECIATION RIGHTS

5.1 Grant of Stock Appreciation Rights. Subject to the limits of Sections 3.2 and 3.3 and the other terms and conditions of this Plan, the Committee may, from time to time and upon such terms and conditions as it may determine, grant Stock Appreciation Rights alone (“Free Standing Rights”) or in tandem with an Option granted under this Plan (“Related Rights”). Any Related Right that relates to a Non-qualified Stock Option may be granted at the same time the Option is granted or at any time thereafter but before the exercise or expiration of the Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted. Stock Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions.

5.2 Award Agreement. Each Stock Appreciation Right shall be evidenced by an Award Agreement that shall describe such Stock Appreciation Right, the Exercise Price of the Stock Appreciation Right, the term of the Stock Appreciation Right, any conditions to the exercise of such Stock Appreciation Right, identify any related Option, and such other terms and conditions as the Committee, in its discretion, determines and as are consistent with this Plan.

5.3 Exercise Price. Each grant shall specify an Exercise Price for a Free Standing Right, which shall not be less than one hundred percent (100%) of the Fair Market Value on the Date of Grant. A Related Right shall have the same Exercise Price as the related Option, and shall be exercisable only to the same extent as the related Option.

5.4 Exercise and Form of Consideration. To the extent exercisable, Stock Appreciate Rights granted under this Plan shall be exercised by delivery of a written notice to the Company setting forth the number of Common Shares with respect to which the Stock Appreciation Right is being exercised, accompanied by full payment of the applicable Exercise Price. The Committee shall determine the acceptable form of consideration for the Exercise Price, including the method of payment. Consideration may consist of: (a) cash; (b) checks; (c) Common Shares, provided that such Common Shares have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price and provided that accepting the Common Shares does not result in any adverse accounting consequences to the Company; (d) consideration received by the Company under a broker-assisted (or other) cashless exercise program implemented by the Company in connection with this Plan; (e) by net exercise; (g) other consideration and method of payment to the extent permitted by applicable law and approved by the Committee; or (f) any combination of the foregoing methods.

5.5 Payment. Upon exercise of a Stock Appreciation Right, the Participant shall be entitled to receive from the Company an amount equal to the number of Common Shares subject to the Stock Appreciation Right that is being exercised multiplied by the excess of the (i) Fair Market Value of a Common Share on the date the Award is exercised, over (ii) the Exercise Price specified in the Stock Appreciation Right or related Option. The grant shall specify whether the amount payable by the Company on exercise of the Stock Appreciation Right shall be paid in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Committee the right to elect among those alternatives. Any grant may specify that the amount payable on exercise of a Stock Appreciation Right may not exceed a maximum specified by the Committee at the Date of Grant.

5.6 Minimum Vesting Requirements. Subject to the exceptions stated in Section 3.3, no Award under this Section shall vest sooner than 12 months from the Date of Grant.

5.7 Maximum Term. No Stock Appreciation Right shall be exercisable more than 10 years from the Date of Grant.

ARTICLE VI

RESTRICTED SHARES

6.1 Grant of Restricted Shares. Subject to the limits of Sections 3.2 and 3.3 and the other terms and conditions of this Plan, the Committee may, from time to time and upon such terms and conditions as it may determine, grant Restricted Shares to Participants. Each such grant shall provide that during the period for which substantial risk of forfeiture is to continue (the “Restricted Period”), the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to continuing substantial risk of forfeiture in the hands of any transferee). Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions.

6.2 Award Agreement. Each grant of Restricted Shares shall be evidenced by an Award Agreement that shall specify the number of Restricted Shares subject to the Award, the Restricted Period, any other conditions or restrictions on the Award, and such other terms and conditions as the Committee, in its discretion, determines and as are consistent with this Plan.

6.3 Rights. Each such grant shall constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, and unless otherwise determined by the Committee, entitling such Participant to voting, dividend and other ownership rights, subject to the substantial risk of forfeiture and the Restricted Period.

6.4 Certificates. Unless otherwise directed by the Committee, all certificates representing Restricted Shares shall be held in custody by the Company until all restrictions thereon shall have lapsed, together with a stock power executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Restricted Shares.

6.5 Minimum Vesting Requirements. Subject to the exceptions stated in Section 3.3, no Award under this Section shall vest sooner than 12 months from the Date of Grant.

6.6 Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Shares as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of Management Goals. In granting Restricted Shares that are intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m), including those stated in Article X.

ARTICLE VII

RESTRICTED STOCK UNITS

7.1 Grant of Restricted Stock Units. Subject to the limits of Sections 3.2 and 3.3 and the other terms and conditions of this Plan, the Committee may, from time to time and upon such terms and conditions as it may determine, grant Restricted Stock Units to Participants. Each Restricted Stock Unit represents one Common Share. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions.

7.2 Award Agreement. Each grant of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the number of Restricted Stock Units subject to the Award, the Restricted Period, any other conditions or restrictions on the Award, and such other terms and conditions as the Committee, in its discretion, determines and as are consistent with this Plan.

7.3 Rights. No Common Shares shall be issued at the time a Restricted Stock Unit is granted, and a Participant shall have no voting rights with respect thereto. Restricted Stock Units shall be subject to forfeiture until the expiration of the Restricted Period and satisfaction of any applicable conditions, including vesting time periods or performance requirements, to the extent provided in the applicable Award Agreement.

7.4 Dividend Equivalents. At the discretion of the Committee, each Restricted Stock Unit may be credited with dividend equivalents or other equivalent distributions. Dividend equivalents or other equivalent distributions shall be paid on a current basis unless the Award Agreement requires otherwise; provided, that dividend equivalents or other equivalent distributions on Restricted Stock Units that are subject to performance requirements, including Management Goals, shall be deferred until and paid contingent upon the level of achievement of the applicable performance or Management Goals at the end of the related Performance Period.

7.5 Payment. Each grant shall specify the time and manner of payment of Restricted Stock Units. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Committee the right to elect among those alternatives.

7.6 Minimum Vesting Requirements. Subject to the exceptions stated in Section 3.3, no Award under this Section shall vest sooner than 12 months from the Date of Grant.

7.7 Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of Management Goals. In granting Restricted Stock Units that are intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m), including those stated in Article X.

ARTICLE VIII

PERFORMANCE UNITS AND PERFORMANCE SHARES

8.1 Grant of Performance Shares and Performance Units. Subject to the limits of Sections 3.2 and 3.3 and the other terms and conditions of this Plan, the Committee may, from time to time and upon such terms and conditions as it may determine, grant Performance Shares and Performance Units to Participants that will become payable upon achievement of specified performance goals, which may include Management Goals. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions.

8.2 Award Agreement. Each grant of Performance Shares or Performance Units shall be evidenced by an Award Agreement that shall specify the number of Performance Shares or Performance Units subject to the Award, the performance objectives (which may include Management Goals), the Performance Period applicable to the Award, any other conditions or restrictions on the Award, and such other terms and conditions as the Committee, in its discretion, determines and as are consistent with this Plan.

8.3 Performance Objectives. Any grant of Performance Shares or Performance Units shall specify the performance objectives, which may include Management Goals, which, if achieved, will result in payment or early payment of the Award. Each grant may specify a minimum acceptable level of achievement of the performance objectives and shall set forth a formula for determining the number of Performance Shares or Performance Units that will be earned if performance is at or above the minimum level, but falls short of full achievement of the specified performance objectives. Before the Performance Shares or Performance Units shall be earned and paid, the Committee must certify the level of achievement of the performance objectives.

8.4 Dividends and Dividend Equivalents. The Committee may, at the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividends or dividend equivalents to the Participant thereof either in cash or in additional Common Shares, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Shares or Performance Units with respect to which such dividend equivalents are paid.

8.5 Payment. Each grant shall specify the time and manner of payment of Performance Shares or Performance Units which have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Committee the right to elect among those alternatives.

8.6 Minimum Vesting Requirements. Subject to the exceptions stated in Section 3.3, no Award under this Section shall have a Performance Period of less than 12 months from the Date of Grant.

8.7 Section 162(m) Performance Restrictions. For purposes of qualifying the grants of Performance Shares or Performance Units as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of Management Goals. In granting Performance Shares or Performance Units that are intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m), including those stated in Article X.

ARTICLE IX

OTHER SHARE-BASED AWARDS

9.1 Grant of Other Share-Based Awards. Subject to the limits of Sections 3.2 and 3.3 and the other terms and conditions of this Plan, the Committee may, from time to time and upon such terms and conditions as it may determine, grant Other Share-Based Awards not otherwise described by the terms of this Plan to Participants. Such Awards may involve the transfer of actual Common Shares to Participants and may include Awards designed to comply with or take advantage of applicable local laws of jurisdictions other than the United States. Each Other Share-Based Award will be expressed in terms of Common Shares or units based on Common Shares. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions.

9.2 Award Agreement. Each grant of an Other Share-Based Award shall be evidenced by an Award Agreement that will specify the number of Common Shares or units covered by the Award, any conditions related to the Award, and such other terms and conditions as the Committee, in its discretion, determines and as are consistent with this Plan.

9.3 Payment. Payment, if any, with respect to an Other Share-Based Award, will be made in accordance with the terms of the Award, in cash, in Common Shares or a combination of both as determined by the Committee.

9.4 Minimum Vesting Requirements. Subject to the exceptions stated in Section 3.3, no Award under this Section shall vest sooner than 12 months from the Date of Grant.

9.5 Section 162(m) Performance Restrictions. For purposes of qualifying the grants of Other Share-Based Awards as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of Management Goals. In granting Other Share-Based Awards that are intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m), including those stated in Article X.

ARTICLE X

PERFORMANCE-BASED COMPENSATION UNDER 162(M)

10.1 Qualified Performance-Based Awards. The Committee may, at its discretion and subject to the limits of Sections 3.2 and 3.3 of this Plan, designate at the time of grant that an Award (other than Options and Stock Appreciation Rights) is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, and if so designated, the provisions of this Article X shall control over any contrary provision of this Plan.

10.2 Designation of Terms. The Committee shall, in its sole discretion, designate and record in writing within the first 90 days of a Performance Period (or within such maximum time allowed under Section 162(m) of the Code): (a) which Participants will be eligible to receive 162(m) qualified Awards for that Performance Period; (b) the length of the Performance Period; (c) the type of Award to be issued; (d) the Management Objectives to be used to establish the Management Goals and at what levels; (e) the Management Goals applicable to the Performance Period; and (f) the relationship between the Management Goals and the amount of such Award to be earned by each Participant for the Performance Period.

10.3 Measurement and Certification of Performance related to Management Goals. Following completion of a Performance Period, the Committee shall review and certify in writing whether and to what extent the Management Goals for the Performance Period were achieved and, if so, calculate and certify in writing the Awards earned. The Committee may exercise Negative Discretion in determining the actual size of a Participant’s Award, if and when it deems appropriate. A Participant shall be eligible to receive payment in respect of the 162(m) qualified Award only to the extent that the Management Goals for such Performance Period are achieved.

10.4 Payment. A 162(m) qualified Award shall be paid to Participants as soon as administratively practicable following the Committee’s completion of the certifications required by Section 162(m) of the Code, but in no event later than 2 1⁄2 months following the end of the applicable Performance Period.

ARTICLE XI

TRANSFERABILITY

11.1 Transfer Limits. Except as otherwise determined by the Committee, no Options, Stock Appreciation Right or other derivative security granted under this Plan shall be transferable by a Participant other than by will or the laws of descent and distribution, except (in the case of a Participant who is not a Director or officer of the Company) to a fully revocable trust of which the holder is treated as the owner for federal income tax purposes, and in no event will any such Award granted under this Plan be transferred for value. Except as otherwise determined by the Committee, Options and Stock Appreciation Rights shall be exercisable during the Participant’s lifetime only by him or her or by his or her guardian or legal representative. Notwithstanding the foregoing, the Committee in its sole discretion may provide for transferability of Options and Stock Appreciation Rights under this Plan so long as such provisions will not disqualify the exemption for other awards under Rule 16b-3 and so long as such transfer is not to a third-party entity, including financial institutions.

11.2 Further Restrictions. The Committee may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Options or Stock Appreciation Rights or upon payment under any grant of Performance Shares, Performance Units, Restricted Stock Units or Other Share-Based Award or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Article VI of this Plan, shall be subject to further restrictions on transfer.

ARTICLE XII

ADJUSTMENTS

The Committee shall make or provide for such adjustments in the numbers of Common Shares covered by outstanding Awards granted hereunder, in the prices per share applicable to such Options and Stock Appreciation

Rights and in the kind of shares covered thereby, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced. In addition, for each Option or Stock Appreciation Right with an Exercise Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its sole discretion elect to cancel such Option or Stock Appreciation Right without any payment to the person holding such Option or Stock Appreciation Right. The Committee may also make or provide for such adjustments in the numbers of shares specified in Section 3.2 of this Plan as the Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Article XII.

ARTICLE XIII

TAX WITHHOLDING

To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. Participants shall also make such arrangements as the Company may require for the payment of any withholding tax obligations that may arise in connection with the disposition of shares acquired upon the exercise of Options. In no event, however, shall the Company accept Common Shares for payment of taxes in excess of required tax withholding rates (or, after the Company’s adoption of ASU 2016-09, Compensation-Stock Compensation (Topic 718) dated March, 2016, in excess of maximum applicable tax rates), except that, in the discretion of the Committee, a Participant or such other person may surrender Common Shares owned for more than 6 months to satisfy any tax obligations resulting from any such transaction.

ARTICLE XIV

SUBSIDIARIES AND NON-US JURISDICTIONS

14.1 Participation by Employees of Designated Subsidiaries. As a condition to the effectiveness of any grant or Award to be made hereunder to a Participant who is an employee of a Designated Subsidiary, whether or not such Participant is also employed by the Company or another Subsidiary, the Committee may require such Designated Subsidiary to agree to transfer to such employee (when, as and if provided for under this Plan and any applicable agreement entered into with any such employee pursuant to this Plan) the Common Shares that would otherwise be delivered by the Company, upon receipt by such Designated Subsidiary of any consideration then otherwise payable by such Participant to the Company. Any such award shall be evidenced by an agreement between the Participant and the Designated Subsidiary, in lieu of the Company, on terms consistent with this Plan and approved by the Committee and such Designated Subsidiary. All such Common Shares so delivered by or to a Designated Subsidiary shall be treated as if they had been delivered by or to the Company for purposes of Article III of this Plan, and all references to the Company in this Plan shall be deemed to refer to such Designated Subsidiary, except for purposes of the definition of “Board” and “Committee” and except in other cases where the context otherwise requires.

14.2 Employees Outside the US. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

ARTICLE XV

ADMINISTRATION

15.1 Delegation to Committee. The Board hereby delegates authority to administer this Plan to the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board hereafter designated by the Board to administer this Plan, and the term “Committee” shall apply to any persons to whom such power is delegated. The Committee described in this Section 15.1 may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof (to the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee). A majority of the Committee (or subcommittee thereof) shall constitute a quorum, and the action of the members of the Committee (or subcommittee thereof) present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the Committee (or subcommittee thereof).

15.2 Committee Requirements. Except as otherwise determined by the Board, the Committee shall consist solely of two or more Non-Employee Directors who are also Outside Directors. The Board shall have discretion to determine whether it intends to comply with the exemption requirements of Section 16b-3 and/or Section 162(m) of the Code. However, if the Board intends to satisfy such exemption requirements, with respect to Awards to any Covered Employee and with respect to any insider subject to Section 16 of the Exchange Act, the Committee shall be a compensation committee of the Board that at all times consists solely of two or more Non-Employee Directors who are also Outside Directors. Within the scope of that authority, the Board or the Committee may (i) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Awards to eligible persons who are either (X) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award or (Y) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code or (ii) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Award is not validly granted under this Plan in the event Awards are granted under this Plan by a Committee that does not at all times consist solely of two or more Non-Employee Directors who are also Outside Directors.

15.3 Interpretation. The interpretation and construction by the Committee of any provision of this Plan or of any Award Agreement and any determination by the Committee pursuant to any provision of this Plan or of any such Award Agreement, notification or document shall be final and conclusive. No member of the Board or the Committee shall be liable for any such action or determination made in good faith.

15.4 Company’s Rights Upon Occurrence of Detrimental Activity. Any Award Agreement may provide (whether or not such would result in additional tax to a Participant under Section 409A of the Code) that if a Participant, either during employment by the Company or a Subsidiary or within a specified period after termination of such employment, shall engage in any Detrimental Activity, and the Board shall so find, forthwith upon notice of such finding, the Participant shall, unless otherwise provided in the Award Agreement:

(a) Return to the Company, in exchange for payment by the Company of any amount actually paid therefor by the Participant, all Common Shares that the Participant has not disposed of that were offered pursuant to this Plan within a specified period prior to the date of the commencement of such Detrimental Activity, and

(b) With respect to any Common Shares so acquired that the Participant has disposed of, pay to the Company in cash the difference between:

(i) Any amount actually paid therefor by the Participant pursuant to this Plan, and

(ii) The Fair Market Value of the Common Shares on the date of such acquisition.

To the extent that such amounts are not paid to the Company, the Company may set off the amounts so payable to it against any amounts (but only to the extent that such amount would not be considered “nonqualified deferred compensation” within the meaning of Section 409A of the Code) that may be owing from time to time by the Company or a Subsidiary to the Participant, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason.

15.5 Clawback. Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any of the foregoing) will be subject to such deductions and clawback as may be required or permitted to be made pursuant to such law, government regulation, stock exchange listing requirement or policy (or pursuant to any other policy adopted by the Company at the direction of the Board, including the Company’s current clawback policy).

15.6 Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent.

15.7 Fractional Shares. The Company shall not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

ARTICLE XVI

AMENDMENT AND TERMINATION

16.1 Amendment or Termination Authority. The Company, by action of the Board (or its designee), may at any time and from time to time amend or terminate this Plan in whole or in part. Any amendment which must be approved by the shareholders of the Company in order to comply with applicable law or the rules of any national securities exchange upon which the Common Shares are traded or quoted shall not be effective unless and until such approval has been obtained. Presentation of this Plan or any amendment thereof for shareholder approval shall not be construed to limit the Company’s authority to offer similar or dissimilar benefits in plans that do not require shareholder approval. Any amendment or termination of this Plan shall not impair in any material way the rights or obligations of any Participant under any Award that is outstanding as of the effective date of the amendment or termination without the written consent of the Participant. The Committee shall maintain its right to exercise its authority under this Plan with respect to any outstanding Awards at the effective date of termination.

16.2 Deferrals. Except with respect to Options and Stock Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Shares or the settlement of awards in cash under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

16.3 Conditions. The Committee may condition the grant of any Award or combination of Awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

16.4 Special Circumstances. If permitted by Section 409A of the Code and except in the case of an Award subject to Article X (other than in connection with the Participant’s death or Disability, or a Change in Control)

where such action would result in the loss of an otherwise available exemption under Section 162(m) of the Code, in case of termination of employment by reason of death, Disability or normal or early retirement, or in the case of hardship or other special circumstances, of a Participant who holds Options or Stock Appreciation Rights not immediately exercisable in full, or any Restricted Shares or Restricted Stock Units as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Performance Shares or Performance Units which have not been fully earned, or other Share-Based Awards subject to restrictions or conditions, the Committee may, in its sole discretion, accelerate the time at which such Options or Stock Appreciation Rights may be exercised, or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse for Restricted Shares or Restricted Units, or the time at which such Performance Shares or Performance Units will be deemed to have been fully earned, or the time when such restrictions or conditions will terminate with respect to Other Share-Based Awards, or may waive any other limitation or requirement under any such award.

16.5 Change in Exercise Price Prohibited. Except in connection with a corporate transaction or event described in Article XII of this Plan, the terms of outstanding Awards may not be amended to reduce the Exercise Price of outstanding Options or Stock Appreciation Rights, or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other awards or Options or Stock Appreciation Rights with an Exercise Price that is less than the Exercise Price of the original Option Stock Appreciation Right, as applicable, without shareholder approval.

16.6 No Right to Continued Employment. This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time. Prior to exercise of any Option, and prior to exercise, payment or delivery pursuant to any other Award, the Participant may be required, at the Company’s request, to certify in a manner reasonably acceptable to the Company that the Participant has not engaged in, and has no present intention to engage in the future in, any Detrimental Activity.

16.7 Incentive Stock Options. To the extent that any provision of this Plan would prevent any Option that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision shall be null and void with respect to such Option. Such provision, however, shall remain in effect for other Options and there shall be no further effect on any provision of this Plan.

ARTICLE XVII

GOVERNING LAW

This Plan and all Awards granted and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Ohio, without regard to conflicts of law principles thereof.

APPENDIX B

DIEBOLD NIXDORF, INCORPORATED

AMENDMENTS TO AMENDED ARTICLES OF INCORPORATION

SEVENTH. No holder of shares of the Corporation of any class shall have any right to cumulate the voting power of such shares in the election of Directors. The right to cumulate the voting power of the holder as provided in Section 1701.55 of the Ohio Revised Code (or any successor provision) is hereby specifically denied to all holders of shares of any class of stock of the Corporation.

EIGHTH. At each meeting of shareholders at which directors are to be elected, a nominee for director shall be elected only if the votes “for” the nominee exceed the votes “against” the nominee. Abstentions and broker non-votes shall not be counted as votes “for” or “against” a nominee. Notwithstanding the foregoing, if the Board of Directors determines that the number of nominees exceeds the number of directors to be elected, then in that election the nominees receiving the greatest number of votes shall be elected.

~~SEVENTH~~ NINTH. These Amended ~~and Restated~~ Articles of Incorporation supersede and take the place of the existing Amended Articles of Incorporation, as heretofore amended.

Preliminary Copy

Directions to Courtyard Marriott 4375 Metro Circle NW, North Canton, Ohio 44720
From Akron-Canton Regional Airport

Take Interstate 77 South to the Everhard Road Exit. Turn right onto Everhard Road NW. Take the first right onto Dressler Road NW. Take the first right onto Metro Circle NW. The hotel is located on the left.

From Youngstown (East)

Take Interstate 76 West to Interstate 77 South. Proceed on Interstate 77 South to the Everhard Road Exit. Turn right onto Everhard Road NW. Take the first right onto Dressler Road NW. Take the first right onto Metro Circle NW. The hotel is located on the left.

From Cleveland Hopkins International Airport

Take Route 71 South to the Ohio Turnpike (80 East). Proceed on the Ohio Turnpike to Exit 180 (Route 8 South). Continue on Route 8 South to Interstate 77 South. Proceed on Interstate 77 South to the Everhard Road Exit. Turn right onto Everhard Road NW. Take the first right onto Dressler Road NW. Take the first right onto Metro Circle NW. The hotel is located on the left.

From Columbus (West)

Take Interstate 71 North to Interstate 76/224 East. Continue for approximately 20 miles to Interstate 77 South. Proceed on Interstate 77 South to the Everhard Road Exit. Turn right onto Everhard Road NW. Take the first right onto Dressler Road NW. Take the first right onto Metro Circle NW. The hotel is located on the left.

Preliminary Copy

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

DIEBOLD NIXDORF, INCORPORATED 5995 MAYFAIR ROAD PO. BOX 3077 NORTH CANTON, OH 44720-8077

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

			For Withhold For All All All Except		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR each of the following nominees:

☐ ☐ ☐

1.	Election of Directors:

Nominees

01	Patrick W. Allender	02 Phillip R. Cox	03 Richard L. Crandall	04 Alexander Dibelius	05 Dieter W. Düsedau

06	Gale S. Fitzgerald	07 Gary G. Greenfield	08 Andreas W. Mattes	09 Robert S. Prather, Jr.	10 Rajesh K. Soin

11	Henry D.G. Wallace	12 Alan J. Weber	13 Jürgen Wunram

The Board of Directors recommends you vote FOR proposals 2-6:					For	Against		Abstain

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017				☐	☐		☐

3.	To approve, on an advisory basis, named executive officer compensation				☐	☐		☐

4.	To approve the Diebold Nixdorf, Incorporated 2017 Equity and Performance Incentive Plan				☐	☐		☐

5.	To approve an amendment to our Amended Articles of Incorporation to implement a majority voting standard in uncontested director elections				☐	☐		☐

6.	To approve an amendment to our Amended Articles of Incorporation to eliminate cumulative voting in director elections				☐	☐		☐

The Board of Directors recommends you vote 1 year on the following proposal:					1 year	2 years	3 years	Abstain

7.	To cast an advisory vote on the frequency of the shareholder advisory vote on named executive officer compensation				☐	☐	☐	☐

NOTE: The Common Shares represented by this proxy will be voted by the Proxy Committee, as recommended by the Board of Directors, unless otherwise specified.

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

Signature (PLEASE SIGN WITHIN BOX)						Date		Date

PLEASE VOTE TODAY

PLEASE VOTE TODAY

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE!

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

DIEBOLD NIXDORF, INCORPORATED

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Andreas W. Mattes and Christopher A. Chapman, and each of them, as the Proxy Committee, with full power of substitution, to represent and to vote all the Common Shares of Diebold Nixdorf, Incorporated held of record by the undersigned on February 27, 2017, at the Annual Meeting of shareholders, which will be held at the Courtyard Marriott, 4375 Metro Circle NW, North Canton, Ohio 44720 (directions available in the Proxy Statement) on April 26, 2017 at 11:30 a.m. EDT, or at any adjournment or postponement thereof, as indicated on the reverse side. This card also constitutes your voting instructions for any and all shares held of record by Wells Fargo Bank, N.A. for the account in the Dividend Reinvestment Plan.

This proxy covers all shares for which the undersigned has the right to give voting instructions to Bank of America Merrill Lynch, Trustee of the DIEBOLD NIXDORF, INCORPORATED 401(K) SAVINGS PLAN #610146 and the DIEBOLD NIXDORF, INCORPORATED 401(K) SAVINGS PLAN FOR PUERTO RICO ASSOCIATES #610147. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 5:30 p.m. EDT on April 24, 2017 the Trustee will vote your shares held in the Plans.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote the shares unless you sign and return this proxy card. In its discretion, the Proxy Committee is authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side